Exhibit 2.1

Execution Version

MEMBERSHIP INTEREST PURCHASE AND SALE AGREEMENT

dated

December 12, 2017

by and between

BLACK DIAMOND GATHERING LLC,

a Delaware limited liability company,

and

SADDLE BUTTE PIPELINE II, LLC,

a Delaware limited liability company

i

Section 11.20	Non-Recourse	80
Section 11.21	Seller Release	81
Section 11.22	Invalid Provisions	81

EXHIBITS
Exhibit A	Calculation of Adjustment Amount
Exhibit B	Escrow Agreement
Exhibit C	Form of Assignment Agreement
Exhibit D	Form of Transition Services Agreement
Exhibit E	Personal Property

SCHEDULES
Schedule 1.1(a)	Company Service Providers
Schedule 1.1(b)	Knowledge
Schedule 2.3(f)	Wire Instructions
Schedule 3.2(a)	Company Interests
Schedule 3.2(b)	Capitalization Matters
Schedule 3.2(c)	Subsidiaries
Schedule 3.3	Indebtedness
Schedule 3.4(a)	Company Required Governmental Authorizations
Schedule 3.4(b)	No Conflict – Acquired Companies
Schedule 3.5	Legal Proceedings – Acquired Companies
Schedule 3.6(a)	Financial Statements
Schedule 3.6(b)	GAAP Compliance
Schedule 3.7	Undisclosed Material Liabilities
Schedule 3.8	Absence of Certain Changes
Schedule 3.9(a)	Owned Real Property
Schedule 3.9(b)	Leased Real Property
Schedule 3.9(c)	Easements
Schedule 3.9(f)	Real Property Matters
Schedule 3.9(g) Schedule 3.9(j)	Continuous Rights-of-Way Real Property – Approvals and Permits
Schedule 3.11	Sufficiency of Company Assets
Schedule 3.12	Governmental Authorizations; Compliance with Law
Schedule 3.13	Taxes
Schedule 3.14	Environmental Matters
Schedule 3.15(a)	Material Contracts
Schedule 3.16(c)	Employee Benefits
Schedule 3.17	Related Party Transactions
Schedule 3.18	Brokers’ Fees – Acquired Companies and Seller
Schedule 3.20	Insurance Policies
Schedule 3.21 Schedule 3.21(b)	Intellectual Property Intellectual Property Licensing Agreements
Schedule 3.22	Bank Accounts and Powers of Attorney
Schedule 3.24	Open AFEs
Schedule 3.25	Imbalances
Schedule 4.3(a)	Seller Required Governmental Authorizations
Schedule 4.3(b) Schedule 4.6(b)	No Conflict – Seller Legal Proceedings – Seller
Schedule 5.3(a)	Buyer Required Governmental Authorizations

v

Schedule 5.3(b)	No Conflict – Buyer
Schedule 5.4(b)	Legal Proceedings – Buyer
Schedule 6.1	Conduct of the Acquired Companies
Schedule 6.9(b)	Subject Employees
Schedule 6.17	Company Guarantees
Schedule 6.21	Termination of Affiliate Agreements
Schedule 6.22	Indebtedness – Payoff Letters
Schedule 8.2(d)	Resignations
Schedule 8.2(g)	Required Consents

MEMBERSHIP INTEREST PURCHASE AND SALE AGREEMENT

This Membership Interest Purchase and Sale Agreement (this “Agreement”), dated December 12, 2017 (the “Execution Date”), is entered into by and between, Black Diamond Gathering LLC, a Delaware limited liability company (the “Buyer”), and Saddle Butte Pipeline II, LLC, a Delaware limited liability company (the “Seller”). The Buyer and the Seller are collectively referred to as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, the Seller owns all of the issued and outstanding Securities in Saddle Butte Rockies Midstream, LLC, a Delaware limited liability company (“SBRM”), and all of the issued and outstanding Securities in Optimized Energy Solutions, LLC, a Delaware limited liability company (“OES”);

WHEREAS, SBRM owns all of the issued and outstanding Securities in Saddle Butte Rockies Storage and Terminals, LLC, a Delaware limited liability company (“SBRST” and together with SBRM and OES, each an “Acquired Company” and collectively, the “Acquired Companies”); and

WHEREAS, subject to the terms and conditions of this Agreement (as defined below) and the other Transaction Documents (as defined below), the Parties desire that, at the closing of the transactions contemplated by this Agreement and the other Transaction Documents, the Seller will sell to the Buyer, and the Buyer will purchase from the Seller, all of the Securities in SBRM and all of the Securities in OES (such Securities in SBRM and OES, collectively, the “Membership Interests”) upon the terms set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS AND CONSTRUCTION

Section 1.1 Definitions. As used herein, the following terms will have the following meanings:

“Accountant” has the meaning provided such term in Section 2.3(d).

“Acquired Company” and “Acquired Companies” have the meanings provided such terms in the Recitals.

“Acquisition Proposal” has the meaning provided such term in Section 6.12.

“Adjusted Purchase Price” has the meaning provided such term in Section 2.2(b).

“Adjustment Amount” has the meaning provided such term in Exhibit A.

“Adjustment Notice” has the meaning provided such term in Section 2.3(b).

“AFEs” has the meaning provided such term in Section 3.24.

“Affiliate” means, with respect to a specified Person, any other Person, whether now in existence or hereafter created, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person; provided, however, the Seller and the Acquired Companies shall be deemed to be Affiliates for all periods prior to the Closing and, after the Closing, the Acquired Companies shall be deemed to be Affiliates of the Buyer; provided, further, that none of (a) CONE Gathering LLC, CONE Midstream GP LLC, CONE Midstream Partners LP, or any of its wholly owned Subsidiaries shall be deemed to be an Affiliate of the Buyer for purposes of this Agreement, and (b) EnCap Investments, L.P., Flatrock Energy Advisors, LLC, any funds organized by the foregoing, or any portfolio companies of such funds other than Greenfield Midstream, LLC shall be deemed to be an Affiliate of Buyer for purposes of this Agreement. For purposes of this definition and the definition of Subsidiary, “control” (including, with correlative meanings, “controlling,” “controlled by” and “under common control with”) means, with respect to a Person, (i) the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of Securities, including voting Securities, by contract or agency or otherwise or (ii) the direct or indirect ownership of more than fifty percent (50%) of the Securities of or in any Person.

“Agreement” means this Membership Interest Purchase and Sale Agreement, as amended from time to time in accordance with the terms hereof.

“Allocation” has the meaning provided such term in Section 2.4(b).

“Anti-Money Laundering Laws” has the meaning provided such term in Section 3.27.

“Asserted Liability” has the meaning provided such term in Section 10.5(a).

“Assignment Agreement” means the Assignment Agreement by and between the Seller and the Buyer, effecting the sale and assignment by the Seller to the Buyer of the Membership Interests, in substantially the form attached hereto as Exhibit C.

“Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of Texas and that is not otherwise a federal holiday in the United States.

“Buyer” has the meaning provided such term in the Preamble.

“Buyer Indemnified Parties” has the meaning provided such term in Section 10.2.

“Buyer Material Adverse Effect” means any circumstance, development, occurrence, fact, change, event, effect or condition that materially adversely affects, or would reasonably be expected to materially adversely affect, the ability of the Buyer to consummate the transactions contemplated hereby.

“Buyer Required Governmental Authorizations” has the meaning provided such term in Section 5.3(a).

“Buyer’s Auditor” has the meaning provided such term in Section 6.23(b).

“CapEx Adjustment Amount” has the meaning provided such term in Exhibit A.

“Capital Expenditures” has the meaning provided such term in Exhibit A.

“Casualty Loss” has the meaning provided such term in Section 6.11(a).

“Casualty Notice” has the meaning provided such term in Section 6.11(a).

“Claim” means any demand, claim, action, investigation or Legal Proceeding.

“Claim Notice” has the meaning provided such term in Section 10.5(a).

“Closing” has the meaning provided such term in Section 8.1.

“Closing Amount” has the meaning provided such term in Section 2.2(b).

“Closing Date” has the meaning provided such term in Section 8.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Assets” means the Personal Property and the Real Property.

“Company Business” means the business, ownership and operation of the Acquired Companies as conducted over the twelve (12) months prior to the Execution Date, including the ownership and operation of the Company Assets.

“Company Guarantees” means those guarantees, letters of credit, bonds, sureties and other forms of credit support or assurances provided by the Seller or any of its Affiliates (other than any Acquired Company) in support of obligations of an Acquired Company, in each case to the extent described on Schedule 6.17.

“Company Interests” has the meaning provided such term in Section 3.2(a).

“Company Required Governmental Authorizations” has the meaning provided such term in Section 3.4(a).

“Company Service Providers” means the employees of the Seller or its Affiliates set forth on Schedule 1.1(a).

“Company Transaction Expense Amount” has the meaning provided such term in Exhibit A.

“Condemnation” has the meaning provided such term in Section 6.11(a).

“Confidentiality Agreement” means, as applicable (a) that certain Confidentiality Agreement dated September 13, 2017, between the Seller and Noble Midstream Partners LP and (b) that certain Confidentiality Agreement dated September 6, 2017, with Greenfield Midstream, LLC.

“Consolidated Group” means any affiliated, combined, consolidated, unitary or similar group with respect to any Taxes, including any affiliated group within the meaning of Section 1504 of the Code electing to file consolidated federal income Tax Returns and any similar group under foreign, state or local law.

“Contract” means any agreement, lease, license, evidence of Indebtedness, mortgage, indenture, purchase order, binding bid, letter of credit, security agreement or other contract or legally binding agreement (whether written or oral).

“Contracting Parties” has the meaning provided such term in Section 11.20.

“Controlled Group Liability” means any and all liabilities of the Seller or any of its ERISA Affiliates (a) under Title IV of ERISA, (b) under Sections 206(g), 302 or 303 of ERISA, (c) under Sections 412, 430, 431, 436 or 4971 of the Code, (d) as a result of the failure to comply with the continuation of coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (e) under corresponding or similar provisions of any foreign Laws.

“Current Assets” has the meaning provided such term in Exhibit A.

“Current Liabilities” has the meaning provided such term in Exhibit A.

“D&O Policy” has the meaning provided such term in Section 6.16(a).

“De Minimis Loss” has the meaning provided such term in Section 10.4(a).

“Deductible” has the meaning provided such term in Section 10.4(a).

“Deposit” has the meaning provided such term in Section 2.2(a).

“Deposit Escrow Account” means a separate account established in accordance with the terms of the Escrow Agreement, which shall hold the Deposit and all interest and other amounts earned thereon.

“Determination Date” has the meaning provided such term in Section 2.3(d).

“Direct Claim” has the meaning provided such term in Section 10.5(d).

“Distribution Amount” has the meaning provided such term in Exhibit A.

“Distributions” has the meaning provided such term in Exhibit A.

“Dollars” and “$” mean the lawful currency of the United States.

“Easements” has the meaning provided such term in Section 3.9(c).

“Effective Time” has the meaning provided such term in Exhibit A.

“Effective Time Net Working Capital” has the meaning provided such term in Exhibit A.

“Effective Time NWC Adjustment Amount” has the meaning provided such term in Exhibit A.

“Employment Offers” has the meaning provided such term in Section 6.13.

“Environmental Law” means any and all Laws pertaining to or regulating pollution, environmental protection (including, without limitation, the protection of state or federally-listed threatened or endangered species), natural resource damages, waste management, the use, storage, generation, treatment, Release, remediation, removal, disposal or transport of a Hazardous Substance, including: the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. Section 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601 et seq.; the Clean Air Act, as amended, 42 U.S.C. Section 7401 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq.; the Safe Drinking Water Act of 1974, as amended, 42 U.S.C. Section 300f et seq.; and any analogous state or local Laws, and the regulations promulgated pursuant thereto.

“Environmental Permits” means any federal, state, local, or other permit, license, approval, registration, exemption, emission credit, consent or authorization issued, required or subject to approval by any Governmental Authority under or in connection with any Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that is considered a single employer with the Seller under ERISA Section 4001(b) or part of the same “controlled group” as the Seller or any of the Acquired Companies for purposes of Sections 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means Wells Fargo Bank, National Association.

“Escrow Agreement” means that certain Escrow Agreement, dated as of the Execution Date, by and among the Buyer, the Seller and the Escrow Agent attached hereto as Exhibit B.

“Estimated Adjustment Amount” has the meaning provided such term in Section 2.3(a).

“Excluded Assets” has the meaning provided such term in Section 6.27.

“Execution Date” has the meaning provided such term in the Preamble.

“Final Adjustment Amount” has the meaning provided such term in Section 2.3(b).

“Financial Statements” has the meaning provided such term in Section 3.6(a).

“Financing Sources” means the Persons that have committed to provide or arrange or otherwise entered into agreements in connection with all or any financing (whether debt, equity or otherwise) in connection with the Buyer’s obligations with respect to the transactions contemplated hereby, including the parties to any joinder agreements, underwriting agreements, commitment letters, indentures, credit agreements or other agreements entered into in connection therewith, together with their respective Affiliates and each of the foregoing Person’s officers, directors, employees, controlling persons, attorneys, accountants, agents and representatives and their respective successors and assigns.

“First Escrow Release Date” has the meaning provided such term in Section 2.5(b).

“Fraud” means an intentional misrepresentation of a material existing fact made with actual knowledge of its falsity and for the purpose of inducing the other Person to act, and upon which the other Person relies with resulting injury or damage.

“Fundamental Representations” means the representations and warranties contained in Section 3.1 (“Due Organization; Qualification”), Section 3.2 (“Capitalization; Subsidiaries”), Section 3.18 (“Brokers’ Fees”), Section 4.1 (“Due Organization”), Section 4.2 (“Authorization; Enforceability”), Section 4.4 (“Title to Membership Interests”), Section 5.1 (“Due Organization; Authority”), Section 5.2 (“Authorization; Enforceability”) and Section 5.5 (“Brokers’ Fees”).

“GAAP” means generally accepted accounting principles of the United States, consistently applied.

“Governmental Authority” means any arbitration authority, court, governmental department, commission, council, board, agency, bureau or other instrumentality of the United States, any tribe, any foreign jurisdiction, or any state, provincial, county, municipality or local governmental unit of any of the foregoing, including any Taxing Authority.

“Governmental Authorization” means any franchise, permit, license, authorization, Order, certificate, registration, plan, exemption, variance, decree, agreement, right or other consent or approval granted by, or subject to approval by, any Governmental Authority.

“Hazardous Substance” means any substance that is listed, defined, or regulated as a “hazardous material,” “hazardous waste,” “hazardous substance,” or “toxic substance,” or otherwise classified by a Governmental Authority as hazardous or toxic (including asbestos, polychlorinated biphenyls, any natural gas, natural gas liquids, condensate, petroleum hydrocarbons including crude petroleum and its fractions or derivatives thereof when Released into the environment).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any regulations promulgated thereunder.

“Income Taxes” means any U.S. federal, state or local or foreign income Tax or Tax based on profits (including franchise Taxes and any capital gains, alternative minimum, and net worth taxes), net profits, margin, revenues or similar measure.

“Indebtedness” means, with respect to any Acquired Company as of a specified date, all (a) indebtedness for money borrowed required to be reflected as indebtedness on a consolidated balance sheet of such Acquired Company as of such date prepared in accordance with GAAP (but, for the avoidance of doubt, such indebtedness should not reflect the netting of deferred financing fees), (b) indebtedness of the type described in the other clauses of this definition that is guaranteed, directly or indirectly, in any manner by such Acquired Company or for which such Acquired Company may be liable, but excluding endorsements of checks and other similar instruments in the Ordinary Course of Business, (c) interest expense accrued but unpaid on or relating to any of such indebtedness described in the other clauses of this definition, (d) indebtedness evidenced by any note, bond, debenture or other debt security, (e) any earnout or other deferred purchase price liabilities with respect to third party acquisitions or acreage dedications, but excluding trade payables and other similar obligations in the Ordinary Course of Business, (f) capital leases as determined under GAAP, and any accrued interest, prepayment premiums or penalties related thereto, (g) all net cash payment obligations under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated as of such date), (h) unfunded obligations for deferred compensation (including arising from a Plan) for any officer, director or employee of such Acquired Company that are required to be accrued for as a pension liability in accordance with GAAP and (i) due and unpaid prepayment penalties, premiums, late charges, penalties and collection fees relating to any of such indebtedness described in the foregoing clauses.

“Indemnity Cap” has the meaning provided such term in Section 10.4(b).

“Indemnity Escrow Account” means a separate account established in accordance with the terms of the Escrow Agreement, which shall hold the Indemnity Escrow Amount and all interest and other amounts earned thereon.

“Indemnity Escrow Amount” means seven and one half percent (7.5%) of the Unadjusted Purchase Price.

“Indemnity Escrow Fund” means, at any given time, the funds contained in the Indemnity Escrow Account at such time.

“Intellectual Property” means the following intellectual property rights, both statutory and under common law, if applicable: (a) copyrights, registrations and applications for registration thereof, (b) trademarks, service marks, trade names, slogans, domain names, logos, trade dress, and registrations and applications for registrations thereof, (c) patents, as well as any reissued and reexamined patents and extensions corresponding to the patents, and any patent applications, as well as any related continuation, continuation in part and divisional applications and patents issuing therefrom and (d) trade secrets and confidential information, including ideas, designs, concepts, compilations of information, methods, techniques, procedures, processes and other know-how, whether or not patentable.

“Interim Financial Statements” has the meaning provided such term in Section 3.6(a)(ii).

“Knowledge” means: (a) with respect to the Seller, the actual knowledge of the natural Persons identified on Schedule 1.1(b) as “Seller’s Persons with Knowledge”, after such inquiry as such Persons would normally conduct in the ordinary course of their duties, and (b) with respect to the Buyer, the actual knowledge, of the natural Persons identified on Schedule 1.1(b) as “Buyer’s Persons with Knowledge, after such inquiry as such Persons would normally conduct in the ordinary course of their duties.

“Law” means all applicable laws, statutes, rules, regulations, codes, ordinances, Governmental Authorizations, variances, Orders and licenses of a Governmental Authority having jurisdiction over any Party or the assets or the properties of any Party and the operations thereof.

“Leased Real Property” has the meaning provided such term in Section 3.9(b).

“Legal Proceeding” means any judicial, administrative or arbitral action, suit, hearing, inquiry, investigation, mediation or other proceeding (public or private) by or before any Governmental Authority, mediator, arbitrator or arbitration authority.

“Lien” means any charge, pledge, option, mortgage, deed of trust, hypothecation, encumbrance or security interest or any defect, burden, claim, or deficiency of title related thereto.

“Loss” means any and all Claims, judgments, losses, liabilities, amounts paid in settlement, damages, fines, penalties, deficiencies and expenses (including reasonable fees of attorneys). For all purposes in this Agreement, the term “Losses” will not include any Non-Reimbursable Damages.

“Material Adverse Effect” means a change, effect, matter, claim, event or occurrence that, individually or in the aggregate with all other such changes, effects, matters, claims, events and occurrences, would be reasonably likely to be materially adverse to (i) ownership or operation of the Membership Interests, the Company Business, the Company Assets, and/or the properties, financial condition or results of operations of any of the Acquired Companies, taken as a whole or (ii) the ability of Seller and the Acquired Companies to consummate any transaction contemplated by this Agreement or any other Transaction Documents; provided, however, that in no event will any change, effect, matter, claim, event or occurrence that arises out of or relates to any of the following be deemed to constitute, or be taken into account in determining whether there has been, a Material Adverse Effect: (a) the announcement or pendency of this Agreement or the transactions contemplated hereby (including any delay in connection with actions taken pursuant to Section 6.2 and any loss of, or adverse change in, the relationship of an Acquired Company with its respective customers, partners, employees, financing sources or suppliers caused by the pendency or announcement of the transactions contemplated by this Agreement), (b) changes or conditions affecting the oil and gas industry (including changes in commodity prices, general market prices and regulatory changes affecting such industry generally and drilling, producing, gathering, processing, transportation, storing and marketing activity, costs or margins) generally or regionally, (c) changes in general economic, capital markets, regulatory or political conditions in the United States or elsewhere (including interest rate fluctuations), (d) changes in Law, GAAP or regulatory accounting requirements or interpretations thereof, (e) fluctuations in currency exchange rates, (f) acts of war, insurrection, sabotage or terrorism (including cyberterrorism), the outbreak, engagement or escalation of hostilities involving the United States or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, the declaration by the United States of a national emergency or war, the occurrence of any natural disasters, or national or international political or social actions or conditions, including any crisis affecting public health, safety or welfare, (g) any act or omission to act by the Seller or an Acquired Company required by or otherwise in compliance with this Agreement, or taken (or omitted to be taken) at the request of, or with the consent or waiver of, the Buyer or its Affiliates, or (h) any act or omission to act by the Buyer or any of its Affiliates, in each case, except to the extent any of the changes, effects, matters, claims, events or occurrences referred to in clauses (b) through (f) disproportionately impact the ownership or operation of the Membership Interests, the Company Business, the Company Assets, and/or the properties, financial condition or results of operations of any of the Acquired Companies, taken as a whole, as compared to other participants in the oil and gas midstream industry, generally.

“Material Contracts” has the meaning provided such term in Section 3.15(a).

“Member Indemnified Persons” has the meaning provided such term in Section 6.16(b).

“Membership Interests” has the meaning provided such term in the Recitals.

“Non-Income Taxes” means any Taxes imposed on an Acquired Company other than (i) Income Taxes and (ii) Transfer Taxes.

“Nonparty Affiliate” has the meaning provided such term in Section 11.20.

“Non-Reimbursable Damages” has the meaning provided such term in Section 10.6(c).

“OES” has the meaning provided such term in the Recitals.

“Order” means any order, judgment, injunction, award, decree, writ or other legally enforceable requirement handed down, adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Authority.

“Ordinary Course of Business” means, when used in reference to any Person, the ordinary course of business consistent with past customs and practices of such Person during the twelve (12) month period immediately preceding the Execution Date in all material respects and without giving effect to the transactions contemplated by this Agreement and the other Transaction Documents.

“Organizational Documents” means any charters, articles of incorporation, certificates of incorporation, certificates of formation, articles of association, bylaws, operating agreements, certificates of limited partnership, partnership agreements, limited liability company agreements, regulations, and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of any Person, including any amendments thereto.

“Outside Date” means the date that is sixty (60) days after the Execution Date; provided, however, that if the applicable waiting periods (and any extensions thereof) under the HSR Act have not expired or otherwise been terminated on or prior to such date because a Governmental

Authority has made a request for additional information or documentary material relevant to the transactions contemplated by this Agreement or the other Transaction Documents after the initial filings as may be required by the HSR Act, then the Outside Date will automatically be extended by additional sixty (60) day periods until the applicable waiting periods (and any extensions thereof) under the HSR Act have expired or otherwise been terminated (or such later date as may be extended by mutual agreement of the Parties).

“Owned Real Property” has the meaning provided such term in Section 3.9(a).

“Party” or “Parties” has the meaning provided such term in the Preamble.

“Pending Claims” has the meaning provided such term in Section 2.5(c).

“Permitted Liens” means (a) statutory Liens for Taxes (i) not yet due and payable or (ii) the amount or validity of which is being contested in good faith by appropriate Legal Proceedings by or on behalf of the applicable Acquired Company as described on Schedule 3.5 for which adequate reserves under GAAP have been established in the Financial Statements, (b) mechanics’, carriers’, workers’, repairers’, employees’ and similar statutory Liens arising or incurred in the Ordinary Course of Business by operation of Law (i) with respect to a liability that is not yet due or delinquent or (ii) which is being contested in good faith by appropriate Legal Proceedings by or on behalf of the applicable Acquired Company as described on Schedule 3.5 for which adequate reserves under GAAP have been established in the Financial Statements, (c) pledges and deposits made in the Ordinary Course of Business in compliance with workers’ compensation, unemployment insurance and other social security Laws, (d) Liens and other rights reserved by or in favor of any landlord under a Real Property Lease, (e) Liens contained in the Organizational Documents of an Acquired Company, (f) Liens imposed by Law (i) with respect to a liability that is not yet due or delinquent or (ii) which is being contested in good faith by appropriate Legal Proceedings by or on behalf of the applicable Acquired Company as described on Schedule 3.5 for which adequate reserves under GAAP have been established in the Financial Statements, (g) with respect to the Real Property, (i) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over the Real Property and not violated by the current use and operation of the Real Property, (ii) covenants, conditions, restrictions, easements and other similar matters that would be disclosed by an inspection or accurate survey of any parcel of Real Property; provided that such covenants, conditions, restrictions, easements and other similar matters, individually and in the aggregate, do not impair in any material respect the actual occupancy, use or operation of any Acquired Company, Personal Property or any Real Property for purposes of the current Company Business as contemplated hereunder, and (iii) any easement, encroachment, restriction, right-of-way and any other non-monetary title defect, in each case, only to the extent of record; provided that, any such easements, encroachments, restrictions, rights-of-way and other non-monetary title defects, individually and in the aggregate, do not impair in any material respect the actual occupancy, use or operation of any Acquired Company, Personal Property or any Real Property for purposes of the current Company Business, and (h) Liens that shall be released, waived or otherwise terminated at or prior to the Closing.

“Person” means any natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, estate, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, custodian, trustee-executor, administrator, nominee or entity in a representative capacity and any Governmental Authority or political subdivision thereof.

“Personal Property” means the pipelines, gathering systems, pumps, facilities, crude storage tanks and related equipment, compressors, truck loading and unloading stations and other personal property interests owned by the Acquired Companies described in Exhibit E, and any and all other similar, related and/or appurtenant fixtures, equipment and personal property of the Acquired Companies, but specifically excluding the Real Property itself.

“Plan” means each employee benefit plan, Securities purchase, Securities option, Securities-based award or agreement, severance, retention, employment, change-in-control, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, cafeteria, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan and each other material employee benefit plan, agreement, program, policy or other arrangement, in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA.

“Post-Effective Time Capital Contributions” has the meaning provided such term in Exhibit A.

“Post-Effective Time Indebtedness Payment” has the meaning provided such term in Exhibit A.

“Post-Closing Statement” has the meaning provided such term in Section 2.3(b).

“Pre-Closing Period” means, solely with respect to Income Taxes, any Tax period ending on or before the Closing Date.

“Pre-Effective Time Period” means, solely with respect to Non-Income Taxes, any Tax period ending before the Effective Time.

“Preliminary Settlement Statement” has the meaning provided such term in Section 2.3(a).

“Privileged Communications” has the meaning provided such term in Section 11.19(c).

“Property Taxes” means ad valorem, property or similar Non-Income Taxes based upon the operation or ownership of the assets of the Acquired Companies.

“Proposed Treasury Regulations” has the meaning provided such term in Section 2.4(d).

“Real Property” means the Owned Real Property, the Leased Real Property and the Easements, collectively.

“Real Property Leases” has the meaning provided such term in Section 3.9(b).

“Records” has the meaning provided such term in Section 6.14.

“Reference Balance Sheet Date” has the meaning provided such term in Section 3.6(a)(ii).

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of Hazardous Substances into ambient air, surface water, groundwater or land, including land surface or sub-surface, other than in compliance with Environmental Law or Environmental Permit.

“Representatives” means a Person’s directors, managers, general partner, officers, trustees, fiduciaries, employees, attorneys and accountants.

“Required Consents” has the meaning provided such term in Section 8.2(g).

“Resolution Period” has the meaning provided such term in Section 2.3(b).

“Responsible Officer” means, with respect to any Person, any vice-president or more senior officer of such Person.

“Restoration Cost” means (a) in the case of a Casualty Loss, the cost of repairing the affected Company Asset (or replacing the affected Company Asset with an asset of similar utility) to substantially the same state and condition prior to such Casualty Loss, and (b) in the case of a Condemnation, the amount of reduction in the fair market value of the Acquired Companies and the Company Assets as a result of such Condemnation or the costs of replacement of any Company Assets subject to such Condemnation.

“Restoration Cost Threshold” has the meaning provided such term in Section 6.11(b).

“Restricted Area” means the following counties in the State of Colorado: Adams, Arapahoe, Boulder, Broomfield, Denver, Jefferson, Larimer, Morgan and Weld.

“Restricted Opportunity” means (a) with respect to each of Tim Christensen and Nick Manuel, any direct or indirect (i) gathering, transportation or marketing (or any combination of the foregoing) of any crude oil or derivatives therefrom from any lands covering or burdening any lands located within the Restricted Area, (ii) acquisition, purchase or opportunity with respect to any rights-of-way, easements, pipelines, gathering systems or related equipment with respect to or used for the gathering, transportation or marketing (or any combination of the foregoing) of any crude oil or derivatives therefrom from any lands covering or burdening any lands located within the Restricted Area or (iii) agreement or opportunity (including the financing of) to provide to any Person any gathering, transportation or marketing (or any combination of the foregoing) of any crude oil or derivatives therefrom from any lands covering or burdening any lands located within the Restricted Area; provided, however, that for purposes of clarification, Restricted Opportunities shall not include natural gas with respect to either Tim Christensen or Nick Manuel; and (b) with respect to each of Greg Ward, David Ratliff, David Wait and Colin Miller, any direct or indirect (i) gathering, processing, compression, fractionation, transportation or marketing (or any combination of the foregoing) of any hydrocarbons or derivatives therefrom from any lands covering or burdening any lands located within the Restricted Area, (ii) acquisition, purchase or opportunity with respect to any rights-of-way, easements, pipelines, gathering systems, fractionation facilities, compression assets and/or processing facilities or related equipment with respect to or used for the gathering, processing, compression, fractionation, transportation or marketing (or any combination of the foregoing) of any hydrocarbons or derivatives therefrom from any lands covering or burdening any lands located within the Restricted Area or (iii) any agreement or opportunity (including the financing of) to provide to any Person any gathering, processing, compression, fractionation, transportation or marketing (or any combination of the foregoing) of any hydrocarbons or derivatives therefrom from any lands covering or burdening any lands located within the Restricted Area.

“Restricted Period” means (a) with respect to each of Colin Miller, Tim Christensen and Nick Manuel, for a period of one year commencing on the Closing Date, and (b) with respect to each of Greg Ward, David Ratliff and David Wait, for a period of two years commencing on the Closing Date.

“Restricted Persons” means each of Greg Ward, David Ratliff, David Wait, Colin Miller, Tim Christensen and Nick Manuel.

“SBRM” has the meaning provided such term in the Recitals.

“SBRST” has the meaning provided such term in the Recitals.

“Schedule Supplement” has the meaning provided such term in Section 6.10.

“Schedules” means the schedules attached to this Agreement.

“Second Escrow Release Date” has the meaning provided such term in Section 2.5(c).

“Securities” means any equity interests or other security of any class, any option, warrant, convertible or exchangeable security (including any membership interest, equity unit, partnership interest, trust interest) or other right, however denominated, to subscribe for, purchase or otherwise acquire any equity interest or other security of any class, with or without payment of additional consideration in cash or property, either immediately or upon the occurrence of a specified date or a specified event or the satisfaction or happening of any other condition or contingency.

“Securities Act” means the Securities Act of 1933, as amended or otherwise modified.

“Seller” has the meaning provided such term in the Preamble.

“Seller Claims Made Insurance Policies” has the meaning provided such term in Section 6.15(a).

“Seller Consolidated Group” means any Consolidated Group of which each of (i) an Acquired Company and (ii) Seller or an Affiliate of Seller (other than an Acquired Company) is or was a member on or prior to the Closing Date.

“Seller Consolidated Return” means any Tax Return of a Seller Consolidated Group.

“Seller Contracts” has the meaning provided such term in Section 6.25(b).

“Seller Easements” has the meaning provided such term in Section 6.25(a).

“Seller Group” has the meaning provided such term in Section 11.19(a).

“Seller Group Law Firm” has the meaning provided such term in Section 11.19(a).

“Seller Required Governmental Authorizations” has the meaning provided such term in Section 4.3(a).

“Seller Taxes” means any and all (a) Income Taxes imposed by any applicable Laws on the Seller or any of its direct or indirect owners or Affiliates (other than the Acquired Companies); (b) Income Taxes imposed by any applicable Laws on an Acquired Company or for which an Acquired Company may otherwise be liable for any Pre-Closing Period and for the portion of any Straddle Period ending on the Closing Date (determined in accordance with Section 6.6(d)); (c) Non-Income Taxes imposed by any applicable Laws on an Acquired Company or for which an Acquired Company may otherwise be liable for any Pre-Effective Time Period and for the portion of any Straddle Period ending on the day immediately prior to the Effective Time (determined in accordance with Section 6.6(d)); (d) Income Taxes of any Consolidated Group (or any member thereof, other than an Acquired Company) of which an Acquired Company (or any predecessor thereof) is or was a member on or prior to the Closing Date by reason of Treasury Regulation § 1.1502-6(a) or any analogous or similar foreign, state or local law; (e) Taxes of any other Person for which an Acquired Company is or has been liable as a transferee or successor, by contract or otherwise, resulting from events, transactions or relationships occurring or existing prior to the Closing; and (f) Taxes imposed on any transfer made pursuant to Section 6.25, Section 6.26 or Section 6.27; provided that Seller Taxes will not include any Tax to the extent such Tax was included as a Current Liability in the final determination of Effective Time Net Working Capital.

“Seller’s Marks” has the meaning provided such term in Section 6.18(a).

“Specified Representations” means the representations and warranties contained in Section 3.3 (“Indebtedness”), Section 3.4(b) (excluding clause (ii) thereof) (“No Conflict”), Section 3.17 (“Related Party Transactions”), Section 4.3(b) (excluding clause (ii) thereof) (“No Conflict”) and Section 5.3(b) (excluding clause (ii) thereof) (“No Conflict”).

“Start Date” has the meaning provided such term in Section 6.13.

“Straddle Period” means (i) with respect to any Income Tax, any Tax period that begins on or before and ends after the Closing Date and (ii) with respect to any Non-Income Tax, any Tax period that begins before and ends after the Effective Time.

“Subject Employee” has the meaning provided such term in Schedule 6.9(b).

“Subsidiary” of a Person means (a) any corporation or other legal entity of which such Person (either alone or through or together with any other Subsidiary or Subsidiaries) is the general partner or managing entity or of the holder of Securities or other rights which are generally entitled to vote for the election of the board of directors or managers or others performing similar functions of such Person and/or (b) any Person that is directly or indirectly owned or controlled by such Person (either alone or through or together with any other Affiliate, Subsidiary or Subsidiaries).

“Target NWC” has the meaning provided such term in Exhibit A.

“Tax Proceeding” has the meaning provided such term in Section 6.7.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means (a) any taxes and similar assessments, unclaimed property and escheat obligations imposed by any Taxing Authority, including income, profits, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, value added, sales, use, real property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, transfer, registration, withholding, social security (or similar), unemployment, disability, payroll, employment, occupational, premium, severance, actual or estimated, or other similar charge in the nature of a tax, including any interest, penalty or addition thereto, (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of a Consolidated Group for any period; and (c) any liability of for the payment of any amounts of the type described in clause (a) or (b) as a result of the operation of law or any express or implied obligation to indemnify any other Person.

“Taxing Authority” means, with respect to any Tax, the Governmental Authority or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any governmental or quasi-governmental entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.

“Termination Fee” means $10,000,000.

“Transaction Documents” means this Agreement, the Escrow Agreement, the Assignment Agreement, the Transition Services Agreement, the Confidentiality Agreement and any other agreement or document executed in connection herewith or that may be required to be executed to consummate the transactions contemplated hereby or thereby.

“Transaction Expenses” has the meaning provided such term in Exhibit A.

“Transferred Employee” has the meaning provided such term in Section 6.13.

“Transfer Taxes” has the meaning provided such term in Section 6.5.

“Transition Services Agreement” means that the form of Transition Services Agreement, to be dated as of the Closing Date, to be by and among Buyer and Seller, substantially in the form attached hereto as Exhibit D.

“Treasury Regulation” has the meaning provided such term in Section 2.4(b).

“Unadjusted Purchase Price” has the meaning provided such term in Section 2.2(b).

“WARN Act” shall mean the United States Worker Adjustment and Retraining Notification Act, as amended, and similar state Laws.

Section 1.2 Rules of Construction.

(a) All article, section, subsection, schedule and exhibit references used in this Agreement are to articles, sections, subsections, schedules and exhibits to this Agreement unless otherwise specified. The exhibits and schedules attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

(b) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The words “includes” or “including” shall mean “including without limitation,” the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear and any reference to a Law shall include any rules and regulations promulgated thereunder, and any reference to any Law in this Agreement shall only be a reference to such Law as of the Execution Date. Currency amounts referenced herein are in U.S. Dollars. Terms defined in the singular have the corresponding meanings in the plural, and vice versa. The word “or” shall not be deemed to be exclusive.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e) Each Party acknowledges that it and its attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement.

(f) The phrase “made available” means that any of the Buyer, its Affiliates or its Representatives has had the opportunity prior to the Execution Date to review such documents or materials electronically by virtue of the electronic data room established by the Acquired Companies or their respective Representatives in connection with the transactions contemplated hereby or other physical or electronic means provided by the Acquired Companies.

ARTICLE 2

PURCHASE AND SALE

Section 2.1 Purchase and Sale of the Membership Interests. Upon the terms and subject to the conditions contained in this Agreement, at the Closing, the Seller will sell, assign, transfer, convey and deliver to the Buyer, and the Buyer will purchase and accept from the Seller, all of the Membership Interests in exchange for the consideration provided in Section 2.2 below.

Section 2.2 Purchase Price; Deposit.

(a) Each party or its Affiliates has delivered or shall promptly deliver to the Escrow Agent all information requested by the Escrow Agent to open the Deposit Escrow Account. By the later of (i) three (3) Business Days following the Execution Date and (ii) the date that the Deposit Escrow Account is open, but in no event later than ten (10) days following the Execution Date, the Buyer shall deliver to the Escrow Agent, by wire transfer of immediately available funds to the Deposit Escrow Account, the sum of $37,500,000 (the “Deposit”), which Deposit shall be held and disbursed by the Escrow Agent in accordance with the terms and conditions of the Escrow Agreement and this Agreement. If Closing occurs, the Deposit shall be applied towards the Closing Amount at Closing and the Parties shall execute and deliver joint written instructions to the Escrow Agent directing the disbursement of the Deposit (and all interest and other amounts earned thereon) from the Deposit Escrow Account to the Seller. If the Closing does not occur, the Deposit (and all interest and other amounts earned thereon) shall be distributed in accordance with the terms of Section 9.3. If the Deposit is not delivered to the Escrow Agent as provided above, then, notwithstanding anything to the contrary in the Agreement, the Seller shall have the right to terminate this Agreement by delivery of written notice to the Buyer.

(b) Subject to the other terms and conditions of this Agreement, as consideration for the sale, assignment, transfer and conveyance of the Membership Interests and the performance of the Seller’s obligations hereunder and under the other Transaction Documents, the aggregate unadjusted consideration to be paid by the Buyer to the Seller is $625,000,000 (the “Unadjusted Purchase Price”), subject to adjustment upward or downwards by the positive or negative amount of the Adjustment Amount (as adjusted, the “Adjusted Purchase Price”). At the Closing, as and to the extent set forth in the Preliminary Settlement Statement (as defined below), the Seller may instruct the Buyer to direct, on behalf of Seller, the remainder of (A) the Adjusted Purchase Price (as set forth in the Preliminary Settlement Statement) minus (B) the Indemnity Escrow Amount minus (C) the Deposit (such remainder, the “Closing Amount”) to such Persons by wire transfer of immediately available funds as follows:

(i) to the holders of any and all Indebtedness of the Acquired Companies, as necessary to satisfy the Seller’s obligations under Section 8.2(e) to pay off the entirety of the Indebtedness of the Acquired Companies;

(ii) to any Persons that any Acquired Company owes any and all Transaction Expenses included in the determination of the Company Transaction Expense Amount, as necessary to satisfy the Seller’s obligations under Section 1.1(a)(iii) of Exhibit A to pay and bear any and all Transaction Expenses; and

(iii) to such other Persons and in such amounts as the Seller may direct.

Section 2.3 Estimated Adjustment Amount and Post-Closing Final Adjustment Amount.

(a) Not later than three (3) Business Days prior to the Closing Date, the Seller will prepare and deliver to the Buyer a preliminary settlement statement in substantially the form attached hereto on Exhibit A (the “Preliminary Settlement Statement”), which shall include a calculation and good faith estimate of the Adjustment Amount and the Adjusted Purchase Price to be prepared in accordance with the principles set forth on Exhibit A (such estimated amount, the “Estimated Adjustment Amount”) and such supporting evidence, data and information as reasonably necessary to verify the amounts and adjustments reflected on the Preliminary Settlement Statement. To the extent the Buyer timely objects to the Estimated Adjustment Amount or the Adjusted Purchase Price set forth in the Preliminary Settlement Statement (or any component thereof), the Buyer and the Seller shall attempt to resolve their differences; provided that, if the Buyer and the Seller are unable to resolve any such dispute prior to the Closing Date, then, subject to Section 2.3(b), the Seller’s good faith calculations as reflected in the Estimated Adjustment Amount and Adjusted Purchase Price shall control for purposes of all payments to be made at the Closing. To the extent the Parties resolve any of their differences prior to the Closing, then the Parties shall jointly agree on a revised Estimated Adjustment Amount, Adjusted Purchase Price and Preliminary Settlement Statement that will control for purposes of the payments to be made at the Closing.

(b) Not later than ninety (90) days following the Closing Date, the Buyer shall prepare and deliver to the Seller a settlement statement in substantially the form attached hereto on Exhibit A (the “Post-Closing Statement”) setting forth the calculation of the final Adjustment Amount (the “Final Adjustment Amount”) and the Adjusted Purchase Price. The Post-Closing Statement shall be prepared in accordance with the principles set forth on Exhibit A. The Buyer will provide to the Seller such additional data and information as the Seller may reasonably request to verify the amounts reflected on the Post-Closing Statement. Not later than thirty (30) days following receipt of the Post-Closing Statement hereunder, the Seller may deliver to the Buyer a written notice (an “Adjustment Notice”) containing any changes the Seller proposes to be made in the Post-Closing Statement, together with reasonable supporting explanation for such changes. If the Seller does not deliver to the Buyer an Adjustment Notice within such 30-day period, then the Seller will be deemed to have irrevocably accepted and agreed to all items in the Post-Closing Statement, and the Final Adjustment Amount set forth therein will, without limiting Buyer’s rights under Section 10.2(c), be considered final, conclusive and binding on the Parties. If the Seller does timely deliver to the Buyer an Adjustment Notice, all items in the Post-Closing Statement, other than such matters that are specifically disputed therein, shall be deemed to be accepted and agreed to by the Seller. The Parties will negotiate in good faith to agree on the Final Adjustment Amount no later than thirty (30) days after delivery of any Adjustment Notice in accordance with the foregoing (such 30-day period, the “Resolution Period”).

(c) If an Adjustment Notice is timely delivered to the Buyer in accordance with Section 2.3(b) and the Final Adjustment Amount is mutually agreed upon in writing by the Parties during such Resolution Period, then the Final Adjustment Amount as so agreed will, without limiting Buyer’s rights under Section 10.2(c), be considered final, conclusive and binding on the Parties.

(d) If an Adjustment Notice is timely delivered to the Buyer in accordance with Section 2.3(b) and the Final Adjustment Amount is not mutually agreed upon by the Parties during such Resolution Period, then Grant Thornton LLP (the “Accountant”) will be engaged by the Parties to resolve any remaining disagreements with respect to the Final Adjustment Amount. If such accounting firm does not agree to serve as the Accountant within ten (10) days after written request from the Parties to serve, then the Parties will mutually select and engage an alternative independent nationally recognized accounting firm that has not acted or been engaged by any of the Parties or its Affiliates during the five (5) year period from such date of mutual selection or, if the Parties are unable to agree upon such firm or such firm declines to serve as the Accountant, then any Party may request that the American Arbitration Association select the Accountant, and the Parties will engage such Accountant. In connection with the engagement of the Accountant, each Party will execute such engagement, indemnity and other agreements as the Accountant and the American Arbitration Association may reasonably require as a condition to such engagement. Each Party will use reasonable efforts to cause the Accountant to render its decision as soon as practicable after such engagement, including by promptly complying with all reasonable requests by the Accountant for information, books, records and similar items. The Parties will instruct the Accountant to make a determination of whether the Post-Closing Statement requires adjustment (i) in writing, (ii) as promptly as practicable after the dispute has been referred to the Accountant and the Parties shall have submitted their position statements and briefing to the Accountant (but in no event later than thirty (30) days thereafter) and (iii) in accordance with this Agreement. The Parties agree to instruct the Accountant to consider only those items and amounts with respect to the calculation of the Final Adjustment Amount which the Parties are unable to resolve following expiration of the Resolution Period. In resolving any such disputed item, the Accountant may not assign a value to any item greater than the greatest value for such item claimed by a Party or less than the smallest value for such item claimed by a Party. The Accountant may not award damages or penalties. The fees, costs and expenses of the Accountant shall be borne by the Buyer, on the one hand, and by the Seller, on the other, based upon the percentage which the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party. For example, if the Buyer claims that the Post-Closing Statement is $1,000 less than the amount determined by the Seller, and the Seller contests only $500 of the amount claimed by the Buyer, and if the Accountant ultimately resolve the dispute by awarding the Buyer $300 of the $500 contested, then the costs and expenses of the Accountant will be allocated 60% (i.e., 300/500) to the Seller and 40% (i.e., 200/500) to the Buyer. No Party will disclose to the Accountant, and the Accountant will not consider for any purpose, any settlement discussions or settlement offer made by any Party. The Accountant’s determination of the disputed items will, without limiting Buyer’s rights under Section 10.2(c), be final, conclusive and binding upon each of the Parties. The date on which the Final Adjustment Amount is finally determined in accordance with Section 2.3(b), Section 2.3(c) or this Section 2.3(d), as applicable, is referred to as the “Determination Date.”

(e) If the Final Adjustment Amount is greater than the Estimated Adjustment Amount, then the Buyer will pay to the Seller the difference in Dollars between the Final Adjustment Amount and the Estimated Adjustment Amount. If the Final Adjustment Amount is less than the Estimated Adjustment Amount, then the Seller will pay to the Buyer an amount equal to the difference in Dollars between the Final Adjustment Amount and the Estimated Adjustment Amount. Any payments made pursuant to this Section 2.3(e) shall be paid within five (5) Business Days of the Determination Date in accordance with Section 2.3(f).

(f) All payments made, or to be made, under this Agreement by a Party to or on behalf of the other Party will be made by electronic transfer of immediately available funds to the receiving Party’s account set forth on Schedule 2.3(f), or to such other bank and account as may be specified by the receiving Party in writing to the paying Party.

Section 2.4 Tax Classification; Purchase Price Allocation.

(a) For federal income Tax purposes, the Parties agree that the transactions contemplated by this Agreement are properly characterized as the sale of all of the assets of the Acquired Companies by the Seller to the Buyer and assumption by the Buyer of all of the Acquired Companies’ liabilities (other than liabilities for which Buyer is required to be indemnified pursuant to this Agreement). The Parties agree not to voluntarily take any position on a United States federal income Tax Return or in any administrative or judicial proceeding relating to the Tax reporting of the transactions under this Agreement that is inconsistent with this Section 2.4(a) for United States federal income Tax purposes.

(b) Following the Closing Date, the Seller and the Buyer shall use commercially reasonable efforts to agree to an allocation of the Adjusted Purchase Price, as adjusted hereunder, among the assets of the Acquired Companies for Tax purposes in a manner consistent with Section 1060 of the Code and the regulations promulgated thereunder (the “Treasury Regulations”), based upon the fair market values of such assets (the “Allocation”). Accordingly, the Seller and the Buyer agree that the Allocation shall be allocated to Class I assets, Class II assets, Class III assets, Class IV assets, Class V assets, Class VI assets and Class VII assets (all as defined below) based on fair market values.

(c) The terms “Class I assets,” “Class II assets,” “Class III assets,” “Class IV assets,” “Class V assets,” “Class VI assets” and “Class VII assets” shall have the meaning ascribed to them in Section 1.338-6 of the Treasury Regulations. If Seller and Buyer reach an agreement with respect to the Allocation, (i) the Seller and the Buyer shall report the transactions contemplated hereby on all Tax Returns, including, but not limited to Form 8594, in a manner consistent with the Allocation, (ii) if there is an adjustment to the Adjusted Purchase Price and if such difference requires an adjustment to the Allocation in order for such Allocation to comply with Section 2.4(b) and this Section 2.4(c), the Seller shall prepare such adjustment to the Allocation which adjustment shall be submitted to the Buyer, and the Seller and the Buyer shall use commercially reasonable efforts to agree on the final adjustment to the Allocation, and (iii) the Seller and the Buyer agree to (x) be bound by the Allocation, (y) file all information reports and Tax Returns (including IRS Form 8594) in a manner consistent therewith, and (z) take no position inconsistent with the Allocation in any Tax Return, any audit or examination by, or any proceeding before, any Taxing Authority; provided, however, that neither Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any Tax audit, claim or similar proceedings in connection with such allocation notwithstanding anything in this Agreement to the contrary.

(d) In connection with the procedures relating to the Indemnity Escrow Account, for federal income Tax purposes, the Parties intend that Seller will be eligible to report any distributions from the Indemnity Escrow Account under the installment method under Section 453 of the Code. The Parties agree to structure the Escrow Agreement so that such Indemnity Escrow Fund represents an installment obligation of the Buyer under Section 453 of the Code. Accordingly, for federal income Tax purposes, the Parties agree to treat the amounts held in the Indemnity Escrow Account in accordance with Section 1.468B-8 (as issued February 1, 1999) of the Proposed Treasury Regulations promulgated under the Code (the “Proposed Treasury Regulations”). The Parties acknowledge that as of the date hereof, if such Proposed

Treasury Regulations were to apply, then prior to any “determination date” (as such term is defined in the Proposed Treasury Regulations), all interest or other income earned from the investment of the Indemnity Escrow Account in any Tax year would be reported as income of the Buyer. After any determination date, the Buyer and the Seller shall be treated as the owners for Tax purposes of their respective shares of the Indemnity Escrow Account. The Parties also agree, for federal income Tax purposes, to treat the Buyer as the owner of the Indemnity Escrow Account prior to any determination date. The ownership treatment in this Section 2.4(d) applies solely for Tax purposes and does not affect the Parties’ rights to distributions of the Indemnity Escrow Account.

Section 2.5 Escrow.

(a) At the Closing, the Buyer shall deposit the Indemnity Escrow Amount with the Escrow Agent, by wire transfer of immediately available funds, to the Indemnity Escrow Account, to be held in escrow in accordance with the Escrow Agreement.

(b) On the date that is nine (9) months following the Closing Date (the “First Escrow Release Date”) and in accordance with the Escrow Agreement, the Parties shall execute and deliver to the Escrow Agent joint written instructions authorizing the Escrow Agent to release from the Indemnity Escrow Account to Seller an amount equal to fifty percent (50%) of the Indemnity Escrow Amount minus an amount equal to the aggregate amount disbursed to the Buyer from the Indemnity Escrow Account prior to the First Escrow Release Date, if any, minus an amount equal to the aggregate amount of unsatisfied or disputed claims for Losses specified in a Claim Notice delivered by a Buyer Indemnified Party to the Seller prior to the First Escrow Release Date, if any.

(c) On the date that is fifteen (15) months following the Closing Date (the “Second Escrow Release Date”) and in accordance with the Escrow Agreement, the Parties shall execute and deliver to the Escrow Agent joint written instructions authorizing the Escrow Agent to release from the Indemnity Escrow Account to Seller any remaining portion of the Indemnity Escrow Fund minus an amount equal to the aggregate amount of unsatisfied or disputed claims for Losses specified in a Claim Notice delivered by a Buyer Indemnified Party to the Seller prior to the Second Escrow Release Date, if any (such aggregate amount of unsatisfied or disputed claims for Losses, the “Pending Claims Amount”). The Escrow Agent shall continue to hold the Pending Claims Amount corresponding to each claim for Losses until the final resolution of such claim, at which point, as and when such claim is resolved, the Escrow Agent shall release such Pending Claims Amount (i) to the Seller or (ii) to the Buyer, as the case may be, depending upon resolution of such claim.

(d) The Seller and the Buyer each agree to promptly take commercially reasonable actions (including executing and delivering joint written instructions to the Escrow Agent) requested by the other to effect releases from the Indemnity Escrow Account as required by and in accordance with this Agreement and the Escrow Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES CONCERNING THE ACQUIRED COMPANIES

The Seller represents and warrants to the Buyer on and as of the Execution Date and, in the event the Closing occurs, represents and warrants to Buyer on the Closing Date:

Section 3.1 Due Organization; Qualification. Each of the Acquired Companies is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Each of the Acquired Companies has the necessary limited liability company power and authority to own, operate and lease (as applicable) its Company Assets and carry on the Company Business as is now being conducted by such Acquired Company and is qualified to do business as a foreign entity in each jurisdiction where the conduct of the Company Business requires such qualification, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All limited liability company actions taken by each Acquired Company in connection with this Agreement and the other Transaction Documents will be duly authorized on or prior to the Closing.

Section 3.2 Capitalization; Subsidiaries.

(a) The Securities set forth on Schedule 3.2(a), including the Membership Interests, constitute all of the issued and outstanding membership interests of the Acquired Companies, as applicable (the “Company Interests”). The Company Interests have been validly issued, are fully paid and nonassessable. The Company Interests were issued in compliance with Law and were not issued in violation of, and are not subject to, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Delaware Limited Liability Company Act, as amended from time to time, or the Organizational Documents of the Acquired Companies, as applicable.

(b) Except (i) for the purchase by the Buyer of the Membership Interests as provided in this Agreement, (ii) as set forth on Schedule 3.2(b), or (iii) as set forth in the Acquired Companies’ Organizational Documents, as applicable, (A) there are no outstanding options, warrants, conversion or other rights or agreements of any kind for the purchase or acquisition from, or the sale, transfer or issuance by, any Person, of any Securities in the Acquired Companies, (B) there are no agreements, proxies or similar understandings with any Person with respect to the voting or transfer of the Company Interests, (C) there are no appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, rights of first offer, rights of first refusal, tag along rights, drag along rights, subscription rights, or commitments or other rights or contracts of any kind or character relating to or entitling any Person to purchase or otherwise acquire any Securities of any Acquired Company or requiring any Acquired Company to issue, transfer, convey, assign, redeem or otherwise acquire or sell any Securities and (D) no Securities of any Acquired Company are reserved for issuance.

(c) Except as set forth on Schedule 3.2(c), (i) none of the Acquired Companies owns or has owned, directly or indirectly, any Securities of any Person, and (ii) there are no outstanding obligations of any of the Acquired Companies to make any debt or equity investment (in either case, in the form of a loan, capital contribution, purchase of any Securities or otherwise) in, any other Person.

(d) The Seller has made available to the Buyer true and complete copies of the Organizational Documents of each Acquired Company and each such Organizational Document including all amendments thereto, as each are in full force and effect.

(e) No Securities of any Acquired Company have been offered, issued, sold, or transferred in violation of any applicable Law or preemptive or similar rights. No Acquired Company is under any obligation, contingent or otherwise, by reason of any contract or agreement to register the offer and sale or resale of any of its Securities under the Securities Act, as amended or otherwise modified.

(f) The Seller owns beneficially and of record all of the issued and outstanding Securities of SBRM and OES, and SBRM owns all of the issued and outstanding Securities of SBRST, in each case, free and clear of all Liens, other than (i) Liens that shall be released, waived or otherwise terminated in connection with the Closing, (ii) restrictions under Securities Laws or (iii) restrictions on transfer set forth in the Organizational Documents of the Acquired Companies.

Section 3.3 Indebtedness. Except as set forth on Schedule 3.3, the Acquired Companies have no outstanding Indebtedness.

Section 3.4 No Conflict.

(a) Except for those set forth on Schedule 3.4(a) (collectively, the “Company Required Governmental Authorizations”) and the applicable expiration or termination of the applicable waiting period under the HSR Act, no consent, authorization or approval of any Governmental Authority is required on the part of any Acquired Company in connection with the execution and delivery of this Agreement and, as of the Closing, the other Transaction Documents by any such Acquired Company or the consummation of the transactions contemplated hereby and thereby, except (i) those consents, authorizations or approvals that may be required because of Buyer’s participation in the transactions contemplated by this Agreement and the other Transaction Documents and (ii) those consents, authorizations or approval of any Governmental Authority customarily given or obtained post-closing for transactions of the type contemplated herein.

(b) Except as set forth on Schedule 3.4(b), and assuming receipt of the Company Required Governmental Authorizations, the execution and delivery of this Agreement by the Seller and, as of the Closing, the other Transaction Documents by the Seller or any Affiliate of the Seller, and the consummation of the transactions contemplated hereunder and thereunder, will not result in (i) any conflict with, or violation or breach of, or default under, any provision of the Organizational Documents of the Acquired Companies, (ii) any breach or violation of or default under (with due notice or lapse of time or both), constitute or give rise to a termination or right of termination, or require the consent, authorization or approval of any Person (other than a Governmental Authority) with respect to any Material Contract or Real

Property Lease, (iii) a violation of or default under any Law or Governmental Authorization to which any Acquired Company is subject, or (iv) the creation or imposition of any Lien (other than a Permitted Lien) on the Membership Interests or the Company Assets, except, in the case of the foregoing clauses (ii), (iii) and (iv) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.5 Legal Proceedings. Except as set forth on Schedule 3.5, (a) there is no Legal Proceeding pending or, to the Seller’s Knowledge, threatened against any Acquired Company or any of the Company Assets and (b) there are no outstanding Orders imposed upon any Acquired Company or any of the Company Assets. None of the Legal Proceedings set forth on Schedule 3.5, if adversely determined, would, (i) individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or, (ii) in any case, result in Losses (including attorneys’ fees) reasonably expected to exceed $250,000. Except as set forth in Schedule 3.5, no Acquired Company is engaged in any Legal Proceeding, or has asserted a written demand in anticipation of a Legal Proceeding, to recover monies due it or for damages sustained by it.

Section 3.6 Financial Matters.

(a) Set forth on Schedule 3.6(a) are the following financial statements (collectively, the “Financial Statements”):

(i) (A) the audited consolidated balance sheets of SBRM and SBRST as of December 31, 2015 and December 31, 2016, and in each case, the related audited consolidated statements of operations, statements of change in member’s capital and statements of cash flows of SBRM and SBRST for the years then ended and (B) the audited consolidated balance sheets of Seller (including OES) as of December 31, 2015 and December 31, 2016, and in each case, the related audited consolidated statements of operations, statements of change in member’s capital and statements of cash flows of Seller (including OES) for the years then ended; and

(ii) the unaudited consolidated balance sheet of SBRM and SBRST as of September 30, 2017 (the “Reference Balance Sheet Date”), and the related unaudited consolidated statements of operations, statements of change in member’s capital and statements of cash flows of SBRM and SBRST for the 9-month period then ended, and the unaudited consolidated balance sheet of OES as of the Reference Balance Sheet Date, and the related unaudited consolidated statement of operations and statement of cash flows of OES for the 9-month period then ended (collectively, the “Interim Financial Statements”).

(b) Except as disclosed in Schedule 3.6(b), the Financial Statements (i) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except to the extent disclosed therein or required by changes in GAAP), subject, in the case of the Interim Financial Statements, to normal, recurring year-end and quarterly adjustments and the absence of footnote disclosures required by GAAP, and (ii) fairly present in all material respects the consolidated financial condition, equity, cashflows and results of operations of the Acquired Companies at the respective dates and for the respective periods described above and are consistent in all material respects with the Records of the Acquired

Companies. The Financial Statements described in Section 3.6(a)(i) were prepared on a consistent basis with the Financial Statements described in Section 3.6(a)(ii), subject, in the case of the Interim Financial Statements, to normal, recurring year-end and quarterly adjustments and the absence of footnote disclosures required by GAAP.

Section 3.7 No Undisclosed Material Liabilities. Since the Reference Balance Sheet Date, the Acquired Companies have not incurred any obligation or liability of any type (whether accrued, absolute, contingent or otherwise) that would be required under GAAP to be reflected on a consolidated balance sheet of the Acquired Companies prepared in accordance with GAAP applied on a basis consistent with the balance sheet as of the Reference Balance Sheet Date included in the Interim Financial Statements, other than any such liabilities or obligations (a) incurred in the Ordinary Course of Business, (b) as described on Schedule 3.7 or (c) are not material, individually or in the aggregate.

Section 3.8 Absence of Certain Changes. Except as set forth on Schedule 3.8 or as contemplated by this Agreement and the other Transaction Documents, during the period from the Reference Balance Sheet Date to the Execution Date, (x) (i) the Acquired Companies have conducted the Company Business in the Ordinary Course of Business, and (ii) there has not been any change, event, fact, condition, circumstance, development or occurrence that, individually or in the aggregate, has resulted in, or would reasonably be expected to result in, a Material Adverse Effect and (y) without limiting the generality of the foregoing, no Acquired Company has:

(a) amended its Organizational Documents;

(b) by repurchase, redemption or otherwise, acquired any Securities from its Securities holders or former Securities holders;

(c) issued, granted or sold any Securities or obligations convertible into or exchangeable for any of its Securities;

(d) mortgaged, pledged or subjected to any Lien (other than a Permitted Lien) or sold any of the material assets or properties of such Acquired Company, except in the Ordinary Course of Business;

(e) acquired by merger, consolidation or otherwise any material assets or business of any Person or other business organization or division thereof, except in the Ordinary Course of Business;

(f) changed in any material respect its accounting practices or principles except as required by GAAP;

(g) made or committed to make any capital expenditures or capital additions or betterments in excess of $250,000 individually or $750,000 in the aggregate, except in the Ordinary Course of Business;

(h) sustained any material damage, destruction or loss (whether or not covered by insurance) to any assets or properties of any Acquired Company (including the Company Assets) in excess of $250,000 individually or in the aggregate; or

(i) agreed to do any of the foregoing.

Section 3.9 Real Property.

(a) Schedule 3.9(a) contains a complete list of all of the material real property and material interests in real property owned by an Acquired Company, other than the Easements (the “Owned Real Property”). The Seller has delivered or made available to the Buyer true, complete and correct copies of the conveyance documents vesting record title in the applicable Acquired Company of each parcel of Owned Real Property.

(b) Schedule 3.9(b) contains a complete list of all the material leases, subleases or licenses of real property (the “Real Property Leases”) by which an Acquired Company holds a leasehold interest, other than the Easements (the “Leased Real Property”). Except as otherwise set forth on Schedule 3.9(b), there exists no material default (and no event has occurred which, with notice or lapse of time, would constitute a material default) by the applicable Acquired Company or, to the Seller’s Knowledge, any other party, under any Real Property Lease. Each Real Property Lease is in full force and effect and is enforceable against the parties thereto in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights generally or by general equitable principles). The Seller has delivered or made available to the Buyer true, correct and complete copies of the Real Property Leases.

(c) To the Seller’s Knowledge, Schedule 3.9(c) contains a complete list of all rights-of-way, easements, licenses, crossing agreements, crossing permits and similar non-possessory interests of which an Acquired Company owns or has an interest in, including any and all material amendments of such rights-of-way, easements, licenses, crossing agreements, crossing permits, and similar non-possessory interests, and which are necessary to the operation of the Company Business (collectively, the “Easements”). Except as otherwise set forth on Schedule 3.9(c), there exists no material default (and no event has occurred which, with notice or lapse of time, would constitute a material default) by the applicable Acquired Company or, to the Seller’s Knowledge, any other party, under any Easement. Each Easement is in full force and effect and is enforceable against the applicable Acquired Company party thereto (and, to the Seller’s Knowledge, of the counterparties to such Easement) in accordance with its terms. The Seller has delivered or made available to the Buyer true, correct and complete copies of all of the Easements, including material amendments, related agreements and side agreements regarding the Easements. Neither Seller and nor any Acquired Company has received any written notice of termination or threatening termination or foreclosure of any Easements.

(d) Each Acquired Company has (i) good and valid marketable title to the Owned Real Property applicable to such Acquired Company, (ii) a good and valid leasehold interest in each Leased Real Property applicable to such Acquired Company, and (iii) good and valid marketable title or leasehold interest in each Easement applicable to such Acquired Company, in each case, free and clear of all Liens, except for Permitted Liens.

(e) Each Acquired Company has (i) good and valid marketable title to the Owned Real Property applicable to such Acquired Company, (ii) a good and valid leasehold interest in each Leased Real Property applicable to such Acquired Company, and (iii) good and valid marketable title or leasehold interest in each Easement applicable to such Acquired Company, in each case, by, through and under such Acquired Company and/or any of its Affiliates, but not otherwise, free and clear of all Liens, except for Permitted Liens, created or incurred by, through and under such Acquired Company and/or any of its Affiliates.

(f) Except for the matters set forth on Schedule 3.9(f), the Real Property and the Material Contracts constitute all of the Owned Real Property, Leased Real Property and Easements necessary to operate the Personal Property (including the construction, use, operation and maintenance thereof) in the manner for which such Personal Property is (i) being constructed on the Execution Date (to the extent not fully constructed as of the Execution Date) and (ii) operated (including any construction, to the extent not fully constructed, as of the Execution Date, and the use and maintenance thereof) as of the Execution Date.

(g) Except as set forth on Schedule 3.9(g), the Owned Real Property, Leased Real Property and Easements collectively establish a continuous right-of-way along the route of the Personal Property and other assets of the Acquired Companies constituting the pipeline systems comprising the Company Business that is free from any gaps. The Personal Property is located within the boundaries of the property rights of the Acquired Companies under the Owned Real Property, Leased Real Property and Easements, collectively.

(h) No Acquired Company has received any written notice of any condemnation or eminent domain Legal Proceeding or taking, nor, to the Seller’s Knowledge, is any such Legal Proceeding or taking threatened with respect to any parcel of Real Property or any portion thereof or interest therein.

(i) No Acquired Company has undertaken or threatened in writing any condemnation or eminent domain Legal Proceeding or taking to acquire any of the Company Assets.

(j) Except for the matters set forth on Schedule 3.9(j), each Acquired Company has obtained all material necessary permits, licenses, and approvals from each applicable Governmental Authority including zoning and land use approvals, for the construction and operation of the Personal Property and each Acquired Company’s use of the Real Property for the Company Business.

NOTWITHSTANDING ANY OF THE REPRESENTATIONS AND WARRANTIES CONTAINED ELSEWHERE IN THIS AGREEMENT, THE REPRESENTATIONS AND WARRANTIES IN SECTION 3.4(B) (EXCLUDING CLAUSE (II) THEREOF), SECTION 3.8, THIS SECTION 3.9 , SECTION 3.13 AND SECTION 3.14(D) WILL BE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES RELATING TO TITLE TO THE REAL PROPERTY.

Section 3.10 Personal Property. The Acquired Companies have good and valid title to all of the Personal Property, in each case, free and clear of all Liens, except for Permitted Liens.

Section 3.11 Sufficiency of Company Assets. Except as set forth on Schedule 3.11, the Company Assets constitute all of the material assets necessary (a) to conduct the Company Business as presently conducted in the Ordinary Course of Business and (b) for the ownership and operation of the Company Business and the Company Assets as currently conducted and operated in the Ordinary Course of Business and in compliance in all material respects with applicable Laws.

Section 3.12 Governmental Authorizations; Compliance with Law. Except as otherwise set forth on Schedule 3.12, (a) the Acquired Companies hold all material Governmental Authorizations necessary for the ownership and operation of the Company Business and the Company Assets as currently conducted in the Ordinary Course of Business and in compliance in all material respects with applicable Law, (b) each Acquired Company is, and has been for a period of three (3) years preceding the Execution Date, in material compliance with all such Governmental Authorizations held by such Acquired Company and Laws to which it or its Company Assets are or have been subject and (c) no Acquired Company has received written notification from any applicable Governmental Authority that it is not in material compliance with any Laws or any Orders to which it or its Company Assets or the Company Business are or have been subject. Except as otherwise set forth on Schedule 3.12, SBRM is regulated by the Federal Energy Regulatory Commission as a common carrier pipeline under the Interstate Commerce Act, but has obtained and maintains in full force and effect waivers of Sections 6 and 20 of the Interstate Commerce Act applicable to one hundred percent (100%) of the common carrier assets of SBRM (including through notification to the Federal Energy Regulatory Commission to the extent required of all changes to such assets since the receipt of the applicable waivers).

Section 3.13 Taxes. Except as set forth on Schedule 3.13:

(a) All material Tax Returns required to be filed by or with respect to the Acquired Companies have been filed when due (taking into account any applicable extensions), each such Tax Return is true, correct and complete in all material respects, and all material Taxes owed by the Acquired Companies or for which the Acquired Companies may be liable that have become due and payable have been paid. No audits or Legal Proceedings have been conducted, are being conducted or have been threatened, in writing, with respect to any Taxes owed by or with respect to the Acquired Companies. There are no Liens (other than Permitted Liens) on any of the assets of the Acquired Companies that arose in connection with any failure (or alleged failure) to pay any Tax. No claim has ever been made by an authority in a jurisdiction where an Acquired Company does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(b) No written agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes payable by an Acquired Company has been executed or filed with the United States Internal Revenue Service or any other Taxing Authority that is currently in effect. No Acquired Company is the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the United States Internal Revenue Service or any other Taxing Authority) within which to file any Tax Return not previously filed.

(c) No Acquired Company (i) is a party to any Tax allocation, sharing or indemnity agreement (other than agreements or arrangements not primarily related to Taxes), (ii) is or has been a member of a Consolidated Group (other than a Consolidated Group the common parent of which is the Seller) or (iii) otherwise has any liability for the Taxes of any Person (other than any of the other Acquired Companies).

(d) All material Tax withholding and deposit requirements imposed on or with respect to the Acquired Companies have been satisfied in full in all respects.

(e) Each Acquired Company is, and has been since its formation, properly classified for U.S. federal income tax purposes as an entity disregarded as separate from the Seller.

(f) None of the assets of any of the Acquired Companies is subject to any tax partnership agreement or is otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code (other than the Seller, which is itself classified as a partnership for U.S. federal income tax purposes).

NOTWITHSTANDING ANY OF THE REPRESENTATIONS AND WARRANTIES CONTAINED ELSEWHERE IN THIS AGREEMENT, THE REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 3.5, SECTION 3.7, THIS SECTION 3.13 AND SECTION 3.16 ARE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES RELATING TO TAX MATTERS.

Section 3.14 Environmental Matters. Except as set forth on Schedule 3.14,:

(a) the Acquired Companies have all material Environmental Permits required for operation of the Company Business as currently operated on the Execution Date;

(b) the Acquired Companies are, and, since the formation of the Acquired Companies, have been in compliance with all Environmental Laws in all material respects and no Acquired Company has received any written notice from a Governmental Authority alleging that it is not in compliance with Environmental Laws in any material respects;

(c) there has been no material Release by an Acquired Company of any Hazardous Substances at, to or from any Real Property owned or operated by any Acquired Company that has not been, where so required under Environmental Laws, resolved to the satisfaction of the applicable Governmental Authority, and no Acquired Company has received any written notice alleging that it may be liable for unresolved remediation of contamination or other environmental response costs at any location where there has been a Release of Hazardous Substances associated with the Company Business; and

(d) there is no pending Order applicable to an Acquired Company or the Real Property, arising from any violation of Environmental Laws or any Release of Hazardous Substances.

NOTWITHSTANDING ANY OF THE REPRESENTATIONS AND WARRANTIES CONTAINED ELSEWHERE IN THIS AGREEMENT, THE REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 3.5, THIS SECTION 3.14, SECTION 3.15, SECTION 3.17 AND SECTION 3.20 ARE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES RELATING TO ENVIRONMENTAL LAWS, ENVIRONMENTAL PERMITS, HAZARDOUS SUBSTANCES OR ANY OTHER ENVIRONMENTAL MATTERS.

Section 3.15 Material Contracts.

(a) Schedule 3.15(a) contains a list of each of the following Contracts to which any Acquired Company is a party or any of the Company Assets are bound (all Contracts that should be listed on Schedule 3.15(a), the “Material Contracts”):

(i) any hydrocarbon purchase and sale, construction, gathering, transportation, connection, processing, storage, marketing or similar Contract, in each case which provides or is expected to provide for future payments by or to such Acquired Company of more than $200,000 per annum or $600,000 in the aggregate over the term of such Contract;

(ii) any Contract that constitutes a pipeline interconnect or facility operating agreement;

(iii) any Contract for lease of Personal Property or Real Property involving future aggregate payments in excess of $200,000 in any future calendar year or $600,000 in the aggregate over the term of such Contract;

(iv) any Contract for the supply of goods or services by or to such Acquired Company that will not be terminated prior to the Closing, or that cannot be terminated on thirty (30) or fewer days’ notice, and that provides for future payments by or to such Acquired Company of more than $200,000 per annum or $600,000 in the aggregate over the term of such Contract;

(v) any Contract for the sale or purchase (whether by merger, sale of stock or units, sale of Company Assets, or otherwise) of any asset that cannot be terminated on thirty (30) or fewer days’ notice, and that provides for the future payment by or to such Acquired Company of more than $200,000 per annum or $600,000 in the aggregate over the term of such Contract;

(vi) any Contract that contains any covenant of such Acquired Company that limits or purports to limit the ability of such Acquired Company to compete in any line of business or with any Person in any geographic area;

(vii) any commitment to make any capital expenditure or to purchase a capital asset in excess of $200,000 per annum or $600,000 in the aggregate over the term of such Contract;

(viii) except with respect to any Organizational Document of the Acquired Companies, any agreement with the Seller or any Affiliate of the Seller;

(ix) any employment agreement, offer letter or similar Contract that provides for annual payments or annualized base compensation in excess of $100,000, any collective bargaining agreement or Contracts with any labor union, association or other employee representative organization relating to any employees of any of the Acquired Companies;

(x) any Contract under which any Indebtedness has been directly or indirectly created, incurred, assumed or guaranteed, including any swap or hedging arrangements and any credit support arrangements related thereto, indentures, guarantees, loan or credit agreements, sale and leaseback agreements, purchase money obligations incurred in connection with the acquisition of property, mortgages, pledge agreements or security agreements;

(xi) any Contract requiring or accelerating a payment thereunder upon the consummation of the transactions evidenced by this Agreement for which any Acquired Company will have any liability, obligation or responsibility;

(xii) any Contract entered into outside of the Ordinary Course of Business of the Acquired Companies that will remain in force after the Closing Date;

(xiii) any Contract with any current or former officer, director, stockholder, employee or contractor of an Acquired Company;

(xiv) any Contract with any Governmental Authority;

(xv) any Contract creating a Lien (other than a Permitted Lien) on any of the Company Assets;

(xvi) each Contract in which the primary purpose relates to indemnity obligations (including material environmental indemnity obligations) in favor of a third party, for which a Claim has been made or threatened;

(xvii) each financial derivatives master agreement or confirmation, or futures account opening agreements and/or brokerage statements, or similar Contract, evidencing financial or commodity hedging or similar trading activities;

(xviii) except with respect to any Organizational Document of the Acquired Companies, any partnership, joint venture, limited liability company agreement or substantially similar Contract;

(xix) any Contract that is a participation agreement, joint development agreement, area of mutual interest agreement, asset purchase agreement, partnership agreement, joint venture agreement or operating agreement;

(xx) any Contract which grants “most favored nations” pricing to a customer or counterparty; and/or

(xxi) any Contract that is an operations and management agreement or similar Contract related to the Personal Property.

(b) Each Material Contract is in full force and effect and constitutes a legal, valid and binding agreement of the applicable Acquired Company party thereto (and, to the Seller’s Knowledge, of the counterparties to such Material Contract), enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights generally or by general equitable principles). No Acquired Company has received written notification that any of its Material Contracts is not in full force and effect, or that such Acquired Company or any other party thereto has breached its obligations thereunder, and, to the Seller’s Knowledge, no event has occurred that (with or without notice or lapse of time) would reasonably be expected to result in a breach or violation of, or a default under, the terms of any Material Contract by the applicable Acquired Company, or otherwise allow the applicable Acquired Company or any other party to terminate any Material Contract. The Seller has made available to the Buyer true, complete and correct copies of all Material Contracts and any amendments thereto.

Section 3.16 Labor Matters and Employee Benefits.

(a) None of the Acquired Companies has previously employed or currently employs any individuals. None of the Acquired Companies sponsors, maintains or contributes, or is required to sponsor, maintain or contribute, to any Plan. The Company Service Providers represent the entirety of the individuals whose employment materially involves providing services with respect to an Acquired Company or the Company Assets.

(b) No Acquired Company is, or has ever been, a party to or bound by any collective bargaining agreement or other similar agreement with any labor union or organization, and none of the Company Service Providers are represented by a labor union or similar organization. There have been no union certification or representation petitions or demands with respect to any Company Service Providers and, to the Seller’s Knowledge, no union organizing campaign or similar effort is pending or threatened with respect to any Company Service Providers.

(c) There does not now exist, nor do any circumstances exist that would result in, any Controlled Group Liability of the Seller or any ERISA Affiliate that would be, or could reasonably be expected to become, a liability following the Closing Date of the Buyer or any of its Affiliates. Except as disclosed on Schedule 3.16(c), neither the execution of this Agreement nor the consummation of any of the transactions contemplated by this Agreement will: (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Acquired Companies or any other Company Service Provider to severance pay, any increase in severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting or increase the amount of compensation (including share or share-based compensation) due to any such individual; (iii) increase the amount payable under or result in any other obligation pursuant to any Plan; (iv) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code or (v) require a Tax “gross-up” to any Company Service Provider.

Section 3.17 Related Party Transactions. Except as set forth on Schedule 3.17 and except with respect to any Organizational Document of the Acquired Companies, (a) none of the Seller, none of any of its Affiliates (other than an Acquired Company) nor any of the foregoing Person’s respective stockholders, officers, members or managers (i) is presently a party to any agreement with an Acquired Company or any transaction that would be characterized (without regard to the amount involved) as a related party transaction for purposes of applying the disclosure requirements of GAAP or Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission, as if they were applicable to the Financial Statements or (ii) owns any interest in any assets of or used by any Acquired Company and (b) there are no outstanding notes payable to, accounts receivable from or advances by any Acquired Company to, and no Acquired Company is a creditor of the Seller or any of its Affiliates (other than an Acquired Company) or any of their respective directors, officers, managers or equityholders.

Section 3.18 Brokers’ Fees. Except as set forth on Schedule 3.18, none of the Acquired Companies or the Seller are liable for any investment banking fee, finder’s fee, brokerage payment or other like payment in connection with the origination, negotiation or consummation of the transactions contemplated herein that will be the obligation of the Buyer or its Affiliates (including, following the Closing, the Acquired Companies), and none of the Acquired Companies or the Seller are a party to any agreement which might give rise to any valid claim against the Buyer or its Affiliates (including, following the Closing, the Acquired Companies), for any such fee or payment. Any such fees or payments shall be the sole responsibility and for the account of the Seller.

Section 3.19 Books and Records. All books and records of the Acquired Companies and the Company Business have been maintained in accordance with applicable Law in all material respects and in the Ordinary Course of Business with past practices of the Acquired Companies and are materially complete and accurate.

Section 3.20 Insurance. Schedule 3.20 sets forth a list of all of the material policies of insurance carried by or for the benefit of the Acquired Companies or the Company Assets, other than title insurance policies, if any, with respect to any Real Property, and all such policies are in full force and effect. Schedule 3.20 sets forth a summary of coverages under the foregoing described policies as of October 31, 2017. Such policies provide adequate coverage for all normal risks incident to the Company Business, and to the Seller’s Knowledge, are in such amounts materially consistent to that carried by Persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failures to maintain such policies that would not, individually or in the aggregate, reasonably be likely to be material to the operations of the Acquired Companies. No claim relating to the Acquired Companies or the Company Assets is outstanding under any of the policies set forth on Schedule 3.20, and no carrier of any such policy has asserted any denial of coverage. All premiums under such policies that are due and payable on or prior to the Execution Date have been paid in full. Neither the Seller nor any of the Acquired Companies have received written notice of cancellation or any threatened cancellation of any such insurance policies or premium increase or material alteration of coverage with respect to any such insurance policies.

Section 3.21 Intellectual Property.

(a) Except as disclosed on Schedule 3.21, (i) the Acquired Companies own, or have valid licenses or other rights to use, all material Intellectual Property necessary for the operation of the Company Business, subject to any limitations contained in the agreements governing the use of the same, free and clear of all Liens (other than Permitted Liens), (ii) neither the Seller nor any of the Acquired Companies has received written notice challenging the use thereof, (iii) neither the Seller nor any of the Acquired Companies has received written notice that the conduct of the Company Business is infringing, misappropriating or otherwise violating the Intellectual Property of any other Person, nor, to the Seller’s Knowledge, is any third party infringing on any Intellectual Property owned by any of the Acquired Companies and (iv) no Acquired Company has received any written notice of any default or any event that with notice or lapse of time, or both, would constitute a default under any Intellectual Property license to which any Acquired Company is a party or by which it is bound.

(b) Schedule 3.21(b) sets forth a list of all Contracts (excluding licenses for commercially available, “off-the-shelf” software or with annual fees of less than $50,000) pursuant to which any material Intellectual Property is licensed to any Acquired Company.

(c) The consummation of the transactions contemplated hereby will not result in the loss or impairment of any material right of any Acquired Company to own or use any Intellectual Property right held or licensed by an Acquired Company (excluding licenses for commercially available, “off-the-shelf” software with annual fees of less than $50,000).

Section 3.22 Bank Accounts and Powers of Attorney. Set forth on Schedule 3.22 is an accurate and complete list showing (a) the name and address of each bank in which an Acquired Company has an account or safe deposit box, the number of any such account or any such box and the names of all Persons authorized to draw thereon or to have access thereto and (b) the names of all Persons, if any, holding powers of attorney from an Acquired Company and a summary statement of the terms thereof.

Section 3.23 Insolvency. No Acquired Company (a) is insolvent, (b) is in receivership or dissolution, (c) has made any assignment for the benefit of creditors, (d) has admitted in writing its inability to pay its debts as they mature, (e) has been adjudicated bankrupt or (f) has filed a petition in voluntary bankruptcy, a petition or answer seeking reorganization, or an arrangement with creditors under the federal bankruptcy Laws or any other similar Laws, nor has any such petition been filed against such Acquired Company.

Section 3.24 Capital Expenditures. Schedule 3.24 sets forth all authorizations for expenditure of the Acquired Companies for which all work thereunder has not been completed as of the Effective Time (the “AFEs”) and the estimated work in place (and costs attributable thereto) for each such AFE as of the Effective Time.

Section 3.25 Imbalances. To the Seller’s Knowledge, except for the hydrocarbon imbalances reflected on Schedule 3.25 and for normal and customary gathering imbalances occurring after the Execution Date, there do not exist any material hydrocarbon imbalances (a) under any Material Contracts or (b) for which any Acquired Company or any of its Affiliates has received a quantity of hydrocarbons prior to the Execution Date for which any Acquired Company or any of its Affiliates will have a duty to deliver an equivalent quantity of hydrocarbons after the Closing.

Section 3.26 Preferential Rights. No Person has a preferential right to purchase (a) any of the assets (including the Company Assets) owned by any Acquired Company or (b) Securities of any Acquired Company as a result of the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.

Section 3.27 Anti-Money Laundering Laws. Neither the Seller nor its Affiliates (in respect of the ownership and operation of the Company Business), the Acquired Companies nor any of their respective directors or officers, or, to the Seller’s Knowledge, employees, agents or other Persons acting on behalf of the Seller or its Affiliates (in respect of the ownership and operation of the Company Business) or any Acquired Company has authorized, promised, made or agreed to make any contribution, payment, or gift (including any gift or entertainment) to any foreign or domestic governmental official, governmental employee, political party or agent of a political party or any candidate for any federal, state, local or foreign public office, where either the contribution, payment or gift or the purpose thereof would violate the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any Law of similar purpose or scope to which the Seller and its Affiliates (in respect of the ownership and operation of the Company Business) and the Acquired Companies are subject. The operations of the Seller and its Affiliates (in respect of the ownership and operation of the Company Business) and the Acquired Companies are and have been conducted at all times in compliance with the anti-money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authorities to which they are subject, including Title 18 U.S. Code section 1956 and 1957, the Bank Secrecy Act, as amended by the USA PATRIOT Act (collectively, the “Anti-Money Laundering Laws”) and no action, claim or proceeding involving the Seller or its Affiliates (in respect of the ownership and operation of the Company Business) or any Acquired Company with respect to the Anti-Money Laundering Laws is pending or, to the Seller’s Knowledge, threatened. The Seller and the Acquired Companies are in compliance with all applicable U.S. economic and trade sanctions and/or embargoes, including regulations promulgated by the Office of Foreign Assets Control of the U.S. Department of the Treasury.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES CONCERNING THE SELLER

The Seller hereby represents and warrants to the Buyer on and as of the Execution Date and, in the event the Closing occurs, represents and warrants to Buyer on the Closing Date, as set forth below:

Section 4.1 Due Organization; Authority. The Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware. The Seller has all requisite limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party as of the Closing and to perform its obligations hereunder and thereunder.

Section 4.2 Authorization; Enforceability.

(a) The execution, delivery and performance of this Agreement and each of the other Transaction Documents to which the Seller is or will be a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by the Seller. As of the Closing, the execution, delivery and performance of the Transaction Documents to which the Seller will be a party will have been duly and validly authorized by the Seller.

(b) This Agreement has been duly executed and delivered by the Seller and, as of the Closing, each of the other Transaction Documents to which the Seller will be a party will be duly executed and delivered by the Seller, and will constitute, assuming the due authorization, execution and delivery of such Transaction Documents, as applicable, by the Buyer, the valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other Laws relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity).

Section 4.3 No Conflict.

(a) Except as set forth on Schedule 4.3(a) (collectively, the “Seller Required Governmental Authorizations”) and the applicable expiration or termination of the applicable waiting period under the HSR Act, no consent, authorization or approval of any Governmental Authority is required on the part of the Seller in connection with the execution and delivery of this Agreement and, as of the Closing, the other Transaction Documents by the Seller or any Affiliate of the Seller or the consummation of the transactions contemplated hereby and thereby, except (i) those consents, authorizations or approvals that may be required because of Buyer’s participation in the transactions contemplated by this Agreement and the other Transaction Documents and (ii) those consents, authorizations or approvals of any Governmental Authority customarily given or obtained post-closing for transactions of the type contemplated herein.

(b) Except as set forth on Schedule 4.3(b) and assuming receipt of the Seller Required Governmental Authorizations, the execution and delivery of this Agreement by the Seller and, as of the Closing, the other Transaction Documents by the Seller and the performance by the Seller of its obligations hereunder and thereunder, will not result in (i) any conflict with, or violation or breach of, or default under, any provision of the Organizational Documents of the Seller, (ii) any breach or violation of or default under, constitute or give rise to a termination or right of termination of, acceleration of any obligation or loss of any benefit under, or require the consent, authorization or approval of any Person (other than a Governmental Authority) with respect to any Contract to which the Seller is a party or by which the Seller or any of its properties or assets are bound, (iii) a violation of or default under any Law or Governmental Authorization to which the Seller is subject or (iv) the creation or imposition of any Lien, other than Permitted Liens and will not constitute an event which, after notice or lapse of time or both, would result in any such breach, violation, termination or creation of a Lien upon any of the Membership Interests owned by the Seller.

Section 4.4 Title to Membership Interests. The Seller owns beneficially and of record the Membership Interests, free and clear of all Liens, other than (a) Liens that shall be released, waived or otherwise terminated in connection with the Closing, (b) restrictions under Securities Laws or (c) restrictions on transfer set forth in the Organizational Documents of the Acquired Companies.

(a) There is no option, warrant, convertible or exchangeable security or other right, however denominated, to subscribe for, purchase or otherwise acquire any Security of any class, with or without payment of additional consideration in cash or property, either immediately or upon the occurrence of a specified date or a specified event or the satisfaction or happening of any other condition or contingency that requires or, upon the passage of time, the payment of money or occurrence of any other event, would require any Acquired Company to issue to any Person any Security in any Acquired Company.

(b) As of the Closing, the Membership Interests will constitute all of the issued and outstanding Securities in SBRM and OEM, and the Seller will be the record and beneficial owner of all of the Membership Interests.

(c) At the Closing, the delivery by the Seller to the Buyer of the Assignment Agreement will vest the Buyer with good title to all of the Membership Interests free and clear of all Liens (other than restrictions on transfer pursuant to applicable Securities Laws or the applicable Organizational Documents of SBRM and OEM).

Section 4.5 Insolvency. The Seller (a) is not insolvent, (b) is not in receivership or dissolution, (c) has not made any assignment for the benefit of creditors, (d) has not admitted in writing its inability to pay its debts as they mature, (e) has not been adjudicated bankrupt and (f) has not filed a petition in voluntary bankruptcy, a petition or answer seeking reorganization, or an arrangement with creditors under the federal bankruptcy Laws or any other similar Laws, nor has any such petition been filed against the Seller.

Section 4.6 Legal Proceedings.

(a) There are no Legal Proceedings pending or, to the Seller’s Knowledge, threatened that (i) challenge the validity or enforceability of the obligations of the Seller under this Agreement or the respective obligations of the Seller under the other Transaction Documents to which it is or will be a party or (ii) seek to prevent, delay or otherwise would reasonably be expected to adversely affect the consummation by the Seller of the transactions contemplated herein or therein.

(b) Except as set forth on Schedule 4.6(b), or as would not, individually or in the aggregate, reasonably be expected to adversely affect the consummation by the Seller of the transactions contemplated herein or therein, (i) there is no Legal Proceeding pending or, to the Seller’s Knowledge, threatened against the Seller and (ii) there is no Order imposed upon the Seller.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Seller on and as of the and as of the Execution Date and, in the event the Closing occurs, represents and warrants to Seller on the Closing Date:

Section 5.1 Due Organization; Authority. The Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware. The Buyer has all requisite limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party as of the Closing and to perform its obligations hereunder and thereunder.

Section 5.2 Authorization; Enforceability.

(a) The execution, delivery and performance of this Agreement and each of the other Transaction Documents to which the Buyer is or will be a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by the Buyer. As of the Closing, the execution, delivery and performance of the Transaction Documents to which the Buyer will be a party will have been duly and validly authorized by the Buyer.

(b) This Agreement has been duly executed and delivered by the Buyer and, as of the Closing, each of the other Transaction Documents to which the Buyer will be a party will be duly executed and delivered by the Buyer, and will constitute, assuming the due authorization, execution and delivery of such Transaction Documents, as applicable, by the other Persons that are party thereto, the valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other Laws relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity).

Section 5.3 No Conflict.

(a) Except for those set forth on Schedule 5.3(a) (collectively, the “Buyer Required Governmental Authorizations”) and the applicable expiration or termination of the applicable waiting period under the HSR Act, no consent, authorization or approval of any Governmental Authority is required on the part of the Buyer in connection with the execution and delivery of this Agreement and, as of the Closing, the other Transaction Documents by the Buyer or any Affiliate of the Buyer or the consummation of the transactions contemplated hereby and thereby, except (i) those consents, authorizations or approvals that may be required because of the Seller’s participation in the transactions contemplated by this Agreement and the other Transaction Documents and (ii) those consents, authorizations or approvals of any Governmental Authority customarily given or obtained post-closing for transactions of the type contemplated herein.

(b) Except as set forth on Schedule 5.3(b) and assuming receipt of the Buyer Required Governmental Authorizations, the execution and delivery of this Agreement and, as of the Closing, the other Transaction Documents by the Buyer and the performance by the Buyer of the Buyer’s obligations hereunder and thereunder, will not result in (i) any conflict with, or violation or breach of, or default under, any provision of the Organizational

Documents of the Buyer, (ii) any breach or violation of or default under, constitute or give rise to a termination or right of termination of, acceleration of any obligation or loss of any benefit under, or require the consent, authorization or approval of any Person (other than a Governmental Authority) with respect to any material Contract to which the Buyer is a party or by which the Buyer or any of its properties or assets are bound, (iii) a violation of or default under any Law or Governmental Authorization to which the Buyer is or has been subject, (iv) the creation or imposition of any Lien or (v) constitute an event which, after notice or lapse of time or both, would result in any such breach, violation, termination or creation of a Lien, except, in the case of the foregoing clauses (ii), (iii) and (iv) as would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

Section 5.4 Legal Proceedings.

(a) There are no Legal Proceedings pending or, to the Buyer’s Knowledge, threatened that (i) challenge the validity or enforceability of the obligations of the Buyer under this Agreement or the respective obligations of the Buyer under the other Transaction Documents to which it is or will be a party or (ii) seek to prevent, delay or otherwise would reasonably be expected to adversely affect the consummation by the Buyer of the transactions contemplated herein or therein.

(b) Except as set forth on Schedule 5.4(b), or as would not, individually or in the aggregate, reasonably be expected to adversely affect the consummation by the Buyer of the transactions contemplated herein or therein, (i) there is no Legal Proceeding pending or, to the Buyer’s Knowledge, threatened against the Buyer and (ii) there is no Order imposed upon the Buyer.

Section 5.5 Brokers’ Fees. The Buyer is not liable for any investment banking fee, finder’s fee, brokerage payment or other like payment in connection with the origination, negotiation or consummation of the transactions contemplated herein that will be the obligation of the Seller or its Affiliates, including any monitoring fees, financial services or similar fees payable to an Affiliate of the Buyer. The Buyer is not a party to any agreement which might give rise to any valid claim against the Seller or its Affiliates for any such fee or payment.

Section 5.6 Investment Representation. The Buyer is an “accredited investor” as such term is defined in Rule 501 promulgated under the Securities Act. The Buyer is acquiring the Membership Interests for its own account with the present intention of holding the Membership Interests for investment purposes and not with a view to, or for sale in connection with, any distribution. The Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Membership Interests to be acquired hereby. The Buyer acknowledges that the Membership Interests have not been registered under federal and state Securities Laws and that the Membership Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of except in accordance with such Laws.

Section 5.7 Financial Ability. As soon as all of the conditions to Closing set forth in Article 7 have been satisfied or waived, as of the Closing Date the Buyer will have, sufficient cash on hand, lines of credit, equity commitments, debt commitments or other immediately available funds to consummate the transactions contemplated by this Agreement and the other Transaction Documents and satisfy all other costs and expenses arising in connection herewith and therewith.

Section 5.8 Solvency. The Buyer is not entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay, or defraud either present or future creditors. At and immediately after the Closing, the Buyer (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its debts as they become absolute and matured), (b) will have adequate capital and liquidity, lines of credit, equity commitments and/or debt commitments with which to engage in its business and (c) will not have incurred and does not plan to incur debts beyond its ability to pay as they become absolute and matured.

Section 5.9 Independent Investigation. The Buyer is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of companies such as the purchase of the Acquired Companies as contemplated hereunder. The Buyer has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and the transactions contemplated hereby. The Buyer acknowledges that the Seller has given the Buyer such access to the key employees, documents and facilities of the Acquired Companies as the Buyer, in its sole discretion, has determined to be necessary or desirable for purposes of the Buyer’s evaluation, negotiation and execution of the transactions contemplated hereby. Except for any Fraud on the part of any Seller Indemnified Party, the Buyer agrees that at the Closing, any acceptance by it of the Membership Interests will be without reliance upon any express or implied representations or warranties of any nature, whether in writing, orally or otherwise, made by or on behalf of or imputed to the Seller, except as expressly set forth in this Agreement or any other Transaction Document.

ARTICLE 6

COVENANTS

Section 6.1 Covenants Regarding Conduct of the Acquired Companies. From the Execution Date through the earlier of the termination of this Agreement pursuant to Article 9 and the Closing, except as (1) permitted or required by the other terms of this Agreement or the Transaction Documents, (2) described on Schedule 6.1, (3) as required pursuant to a transportation or gathering Contract or in connection with an AFE included on Schedule 3.24 (provided that the Seller shall provide notice to the Buyer of any of the foregoing actions, which shall include a reasonably detailed description and explanation thereof) or (4) consented to or approved by the Buyer (which consent or approval will not be unreasonably withheld, conditioned, or delayed):

(a) the Seller will (i) cause each Acquired Company to conduct its business in the Ordinary Course of Business and in compliance in all material respects with all applicable Laws and (ii) use commercially reasonable efforts to (A) preserve the present business operations, organization and goodwill of each Acquired Company and preserve the present relationships with employees and Persons having business dealings with the Acquired Company (including customers and suppliers) and (B) maintain the Company Assets in operating and working condition, ordinary wear and tear excepted; and

(b) the Seller will cause each Acquired Company not to:

(i) amend its Organizational Documents;

(ii) fail to maintain the limited liability company, partnership or corporate existence, as applicable, or consolidate with any other Person or acquire (by merger, consolidation, acquisition of Securities or assets or otherwise) all or substantially all of the assets of any other Person;

(iii) fail to preserve and maintain all of its necessary Governmental Authorizations;

(iv) repurchase, redeem or otherwise acquire any of its Securities from the holders thereof;

(v) issue, grant or sell any Securities or any other obligations convertible into or exchangeable for any of its Securities;

(vi) excluding (A) sales in the Ordinary Course of Business and (B) transfers between or among the Acquired Companies, transfer, assign, sell or otherwise dispose of any of the assets or properties in one or more transactions that individually have a value or obligation in excess of $200,000 or in the aggregate a value or obligation in excess of $600,000;

(vii) mortgage, pledge or subject to any Lien (other than a Permitted Lien) any of the assets or properties of such Acquired Company (including the Company Assets);

(viii) (A) incur (or enter into any agreement for the incurrence of) any Indebtedness except (x) unsecured current obligations and liabilities incurred in the Ordinary Course of Business or (y) interest accrued on, and fees, expenses, prepayment premiums, penalties, or similar contractual charges in respect of, any such Indebtedness and any Indebtedness reflected in the most recent Financial Statements or (B) except for in connection with the AFEs included on Schedule 3.24, make any individual Capital Expenditures in excess of $250,000 or $500,000 in the aggregate;

(ix) acquire by merger, consolidation or otherwise any material assets or business of any corporation, partnership, association or other business organization or division thereof;

(x) except in the Ordinary Course of Business, (A) enter into any Material Contract, (B) terminate, renew, amend, restate, supplement or waive, relinquish or release any rights under any Material Contract, or (C) terminate or (except as may be required by any applicable Law) materially amend any Governmental Authorization; provided, however, that Seller shall notify the Buyer in writing any of the foregoing actions taken in the Ordinary Course of Business, which shall include a reasonably detailed description and explanation thereof;

(xi) cancel or compromise debts or claims or waive or release material rights of any Acquired Company that would be reasonably expected (due to the nature of the debts, claims, or rights involved or the scope of their applicability to the Acquired Company’s business or operations) to involve amounts of $100,000 or more in value, in the aggregate;

(xii) change in any material respect its accounting practices or principles except as required by GAAP or Law;

(xiii) settle, compromise or transfer any material Legal Proceeding, other than in the Ordinary Course of Business and relating to Legal Proceedings solely involving monetary claims not in excess of $250,000, except for any cases in which the amount paid in settlement does not exceed the amount reserved against such matter in the Financial Statements;

(xiv) fail to continue in full force and effect without material modification the insurance policies listed on Schedule 3.20, except as required by applicable Law;

(xv) transfer or terminate (other than for cause) the employment of any Company Service Provider;

(xvi) hire or engage (or make an offer to hire or engage) any employee or independent contractor;

(xvii) adopt, amend or terminate any Plan;

(xviii) accelerate or defer any material obligation or payment by or to any Acquired Company, or fail to timely pay any accounts payable or other obligation of any Acquired Company when due;

(xix) make any loans, advances or capital contributions to, or investments in, any other Person;

(xx) except in the Ordinary Course of Business, waive, impair or write-down any account receivable or other receivable;

(xxi) fail to maintain insurance coverage substantially equivalent to its existing insurance coverage of the Company Assets as in effect on the Execution Date unless such insurance coverage is not available on commercially reasonable terms, in which case the Seller will provide notice to the Buyer of such within seven (7) days of such determination;

(xxii) make any settlement of or compromise any Tax liability;

(xxiii) change any Tax election or make any new Tax election inconsistent with past practice;

(xxiv) surrender any right to claim a refund of Taxes;

(xxv) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment; or

(xxvi) agree to do any of the foregoing.

Notwithstanding the other provisions of this Section 6.1, from the Execution Date until the Closing, the Seller may take commercially reasonable actions with respect to emergency situations; provided, that, the Seller must provide the Buyer with written notice of such actions taken as soon as reasonably practicable.

(c) Notwithstanding the foregoing, the Parties to this Agreement acknowledge and agree that (i) nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the Seller’s or the Acquired Companies’ respective business or operations for purposes of the HSR Act or any other applicable Law prior to the Closing Date; (ii) prior to the Closing Date, the Seller and each Acquired Company shall exercise, consistent with the terms of this Agreement, complete control and supervision of its respective business and operations; and (iii) notwithstanding anything to the contrary set forth in this Agreement, no consent of Buyer will be required with respect to any matter set forth in this Agreement to the extent the requirement of such consent would violate any applicable Law.

Section 6.2 Consents and Approvals.

(a) Subject to the terms and conditions of this Agreement and except as otherwise expressly provided in this Agreement, each of the Parties will use commercially reasonable efforts to, and assist and cooperate with the other Parties to, (i) prepare and file as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary, proper or advisable filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtain and maintain all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Documents.

(b) In furtherance of and not in limitation of the foregoing, each Party will make or cause its ultimate parent entity (as such term is defined in the HSR Act) to make such filings as may be required by the HSR Act with respect to the transactions contemplated by this Agreement and the other Transaction Documents as soon as reasonably practicable after the Execution Date, but in no event later than five (5) Business Days after the Execution Date, and shall simultaneously file therewith a request for early termination of the applicable waiting period under the HSR Act. Thereafter, the Parties will as promptly as practicable respond to any requests for additional information from any Governmental Authority concerning such transactions. The Buyer shall use commercially reasonable efforts to cause the applicable waiting period specified in the HSR Act to expire or to be terminated on or before the Outside Date, as extended. Without limiting the foregoing, the Parties will cooperate to have the applicable HSR Act waiting period expire on or before the Outside Date. If any objections are asserted by any Governmental Authority or any other Person with respect to the transactions contemplated by this Agreement and the other Transaction Documents under the HSR Act or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, or if any Legal Proceeding or action is instituted by any Governmental Authority or any other Person challenging any of the transactions contemplated by this Agreement or the other Transaction Documents as violative of the HSR Act, or an Order is issued temporarily or permanently enjoining any of the transactions contemplated by this Agreement and the other Transaction Documents, the Buyer shall, and shall cause each of its Affiliates to, use their commercially reasonable efforts to take any steps necessary to resolve any objections that a Governmental Authority may assert under the HSR Act and to avoid or eliminate any legal impediment under the HSR Act that may be asserted by any Governmental Authority or any other Party so as to enable the Parties to close the transactions contemplated by this Agreement and the other Transaction Documents as promptly as practicable, and in any event prior to the Outside Date. The Buyer shall take no action that could reasonably be expected to delay obtaining the expiration of the applicable waiting period under the HSR Act.

(c) The Buyer will pay the statutory filing fee(s) associated with filings under the HSR Act.

(d) Notwithstanding anything to the contrary in this Agreement, nothing in this Section 6.2 or elsewhere in this Agreement shall require any Party to take or agree to take any action with respect to such Party or any of its respective Affiliates, including selling, licensing, divesting, holding separate, or otherwise limiting its freedom of action with respect to any assets, rights, products, licenses, businesses, operations, or interest therein, of any such Party or any of its respective Affiliates or any direct or indirect portfolio companies of investment funds advised or managed by one or more Affiliates of such Party.

(e) Each of the Parties shall, or shall cause their respective counsel to, furnish the other Party with such necessary information and reasonable assistance as the other Party may reasonably request in connection with obtaining the necessary authorizations, approvals or consents as may reasonably be required in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, including with respect to the preparation of necessary filings or submissions. Each of the Parties shall, or shall cause their respective counsel to, supply to the other Party copies of all correspondence, filings or written communications by such Party or its Affiliates with any Governmental Authority or staff members thereof, with respect to the transactions contemplated by this Agreement and the other Transaction Documents, except for documents filed pursuant to Items 4 through 8 of the HSR Notification and Report Form (which shall be provided in the event any Governmental Authority issues a request for additional information and documentary material under the HSR Act) or communications regarding the same, documents or information that reveal any Party’s negotiating objectives, strategies or purchase price expectations or a Party’s communications containing information covered by the attorney-client or work product privilege, unless the Parties enter into a mutually acceptable joint defense agreement. To the extent not prohibited by such Governmental Authority, the Parties will (i) give each other reasonable advance notice of all meetings and communications with any Governmental Authority relating to obtaining the necessary authorizations, approvals or consents as may reasonably be required in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, including any such meetings and communications, (ii) not participate independently in any such meeting or communication without first giving the other Parties (or the other Parties’ outside counsel) an opportunity to attend and participate in such meeting or communication, (iii) give the other Parties reasonable advance notice of all oral communications with any Governmental Authority relating to obtaining the necessary authorizations, approvals or consents as may reasonably be required in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, (iv) if any Governmental Authority initiates an oral communication regarding the obtaining the necessary authorizations, approvals or consents as may reasonably be required in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, provide an opportunity for the other Parties to participate in such communication to the extent practicable and, if such Parties cannot participate, promptly notify the other Parties of the substance of such communication, and (v) provide each other with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other in connection with, all written communications (including any analyses, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party relating to obtaining the necessary authorizations, approvals or consents as may reasonably be required in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents) with a Governmental Authority regarding obtaining the necessary authorizations, approvals or consents as may reasonably be required in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents; provided, however, that each Party will be solely responsible for the final content of any substantive oral or written communications of such Party with any applicable Governmental Authority. The Parties shall jointly determine all tactics and strategies relating to their compliance with this Section 6.2 and obtaining the termination or expiration of any applicable HSR Act waiting period, subject to each Party undertaking good faith consultations and taking the view of the other Party into account.

Section 6.3 Information, Access and Assistance.

(a) From the Execution Date through the earlier of the termination of this Agreement pursuant to Article 9 or the Closing Date, the Seller will, and will cause the Acquired Companies to, provide the Buyer and its authorized Representatives, at Buyer’s sole cost and expense, reasonable access during normal business hours to the Company Assets, offices, properties, books and records of the Acquired Companies and the Seller and Representatives of the Acquired Companies who have significant responsibility in connection with the Company Business, and will furnish the Buyer with such additional information concerning the Acquired Companies’ businesses, properties (including the Company Assets) and personnel as may reasonably be requested; provided, however, that the Seller shall have the right to have a Representative of the Seller or its Affiliates present for any communication with the Acquired Companies’ Representatives; provided further, the Buyer shall, and shall cause its Representatives to, observe and comply with all material health, safety, and security requirements of the Acquired Companies and the Seller. Notwithstanding the foregoing, (i) the Buyer shall be permitted to conduct a limited visual environmental site assessment of the

Company Assets upon reasonable prior written notice to and coordination with the Seller (it being understood and agreed that in no event shall any subsurface investigation or testing of any environmental media be conducted without the express prior written consent of the Seller, which consent may be withheld in the Seller’s sole discretion); (ii) the Buyer will have no right of access to, and none of the Seller nor the Acquired Companies will have any obligation to provide to the Buyer, (A) information relating to bids received from others in connection with the transactions contemplated by this Agreement and information and analysis (including financial analysis) relating to such bids, (B) any information the disclosure of which would reasonably be expected to result in the waiver of any legal privilege available to any Acquired Company, the Seller or any of their respective Affiliates, (C) any information that the disclosure of which would cause a breach a confidentiality obligation by any Acquired Company, the Seller or any of their respective Affiliates, or (D) any information, the disclosure of which would result in a violation of Law; and (iii) except and only to the extent expressly required hereunder or reasonably necessary for Buyer to perform or comply with its obligations hereunder, without the prior written consent of the Seller, the Buyer will not contact any suppliers to, or customers of, any Acquired Company with respect to the transactions contemplated hereby, which such consent shall not be unreasonably withheld. All information obtained pursuant to this Section 6.3 will be “Confidential Information” as such term is used in the Confidentiality Agreement and will be subject to the terms thereof.

(b) Any inspection or investigation conducted by Buyer or its Representatives prior to the Closing will be conducted in accordance with Law, including any applicable Environmental Laws, and in such manner as not to interfere unreasonably with the business or operations of the Acquired Companies. Neither the Seller nor any of its Affiliates (including the Acquired Companies) makes any representation or warranty as to the accuracy of any information (if any) provided pursuant to this Section 6.3. Notwithstanding any provision to the contrary contained in this Agreement, the provisions of this Section 6.3(b) will survive the termination of this Agreement pursuant to Article 9 and the Closing.

(c) If the Buyer exercises rights of access under this Section 6.3(c) or otherwise, or conducts examinations or inspections under this Section 6.3(c) or otherwise, then (i) such access, examination and inspection will be at the Buyer’s sole risk, cost and expense and (ii) the Buyer will indemnify, defend and hold harmless the Seller, each Acquired Company, each of their respective Affiliates and each of their respective employees, directors, managers, officers, attorneys, contractors and agents from and against any and all Claims or Losses of any kind or character arising out of this Section 6.3(c), except to the extent arising out of the gross negligence or willful misconduct of the Seller, any of the Seller’s Affiliates or its or their Representatives, but excluding the existence of any condition discovered by the Buyer or its Representatives except to the extent such condition is exacerbated or worsened by the actions of the Buyer or its Representatives. THE FOREGOING INDEMNIFICATION WILL APPLY WHETHER OR NOT SUCH CLAIMS OR LOSSES ARISE OUT OF (A) NEGLIGENCE (INCLUDING SOLE NEGLIGENCE, SIMPLE NEGLIGENCE, CONCURRENT NEGLIGENCE, ACTIVE OR PASSIVE NEGLIGENCE, BUT EXCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF THE SELLER OR ITS AFFILIATES OR (B) STRICT LIABILITY. Notwithstanding any provision to the contrary contained in this Agreement, the provisions of this Section 6.3(c) will survive the termination of this Agreement pursuant to Article 9 and the Closing.

Section 6.4 Public Announcements. The Parties agree that, except to the extent necessary to comply with the requirements of Law or any listing agreements with, or rules and regulations of, Securities exchanges, no press release or similar public announcement or communication will ever, whether prior to or subsequent to the Closing, be made or caused to be made concerning the existence or subject matter of this Agreement unless approved in advance by the Parties in writing; provided, that, with respect to any press release or similar public announcement or communication for which advance approval is not required in accordance with the foregoing, to the extent practicable, reasonable notice and a copy of such release, announcement or communication will be provided to the Buyer or the Seller, as applicable, prior to issuing the same. If a Party desires to make an announcement to the general public, then, except to the extent necessary to comply with the requirements of Law or any listing agreements with, or rules and regulations of, Securities exchanges, it shall first give the other Party forty-eight (48) hours written notification of its desire to make such a public announcement. The written notification shall include (i) a request for consent to make the announcement (which consent shall not be unreasonably withheld, conditioned or delayed), and (ii) a written draft of the text of such public announcement. Notwithstanding any provision to the contrary contained in this Agreement, the provisions of this Section 6.4 will survive the termination of this Agreement pursuant to Article 9 and the Closing. Notwithstanding the foregoing, each Party may disclose the terms of this Agreement to (a) any direct and indirect holders of Securities in such Party or any Affiliate of such Party or any of their respective employees, officers, directors, agents, attorneys, accountants or advisors with a reasonable need-to-know, (b) any investor meetings or conference calls to the extent necessary to discuss or respond to questions regarding any press release or public filing required under the requirements of Law or any listing agreements with, or rules and regulations of, Securities exchanges, (c) any Financing Sources and (d) any Governmental Authority as required in connection with filings under the HSR Act by the Parties if, in each case, in making any disclosure of the terms of this Agreement, the disclosing Party advises of the confidentiality obligations accompanying such information.

Section 6.5 Transfer Taxes. The transactions contemplated by this Agreement involve the transfer of the Membership Interests, which are intangible assets. Accordingly, the Parties do not expect any state and local transfer, sales, use, stamp, registration or other similar Taxes to arise by reason of the consummation of the transactions contemplated by this Agreement, excluding, for the avoidance of doubt, any such Taxes imposed on any transfer made pursuant to Section 6.25, Section 6.26 or Section 6.27 (“Transfer Taxes”). To the extent that any Transfer Taxes are assessed, such Transfer Taxes will be borne by the Buyer. The Parties will cooperate in good faith to minimize, to the extent permissible under Law, the amount of any Transfer Taxes.

Section 6.6 Tax.

(a) The Seller shall prepare or cause to be prepared and file or cause to be filed all Seller Consolidated Returns and shall pay all Taxes owed with respect to such Seller Consolidated Returns.

(b) The Seller shall prepare (or cause to be prepared) all Tax Returns (other than the Tax Returns described in Section 6.6(a)) of the Acquired Companies required to be filed after the Closing Date with respect to (i) Income Taxes for any Pre-Closing Period and (ii) Non-Income Taxes for any Pre-Effective Time Period, in each case, on a basis consistent with past practice, except to the extent otherwise required by Law. Reasonably in advance of filing any such Tax Return (which in the case of a Tax Return that relates to Income Taxes, shall not be later than 30 days prior to such filing), the Seller shall deliver a copy of such Tax Return, together with all supporting documentation and workpapers, to the Buyer for its review and reasonable comment. The Buyer will cause any such Tax Return required to be filed after the Closing Date (as revised to incorporate the Buyer’s reasonable comments) to be timely filed and will provide a copy to the Seller. Not later than five days prior to the due date for payment of Taxes with respect to any such Tax Return required to be filed after the Closing Date, the Seller shall pay to the Buyer the amount of any Seller Taxes with respect to such Tax Return.

(c) The Buyer shall prepare (or cause to be prepared) all Tax Returns of the Acquired Companies required to be filed after the Closing Date for any Straddle Period on a basis consistent with past practice, except to the extent otherwise required by Law. Reasonably in advance of filing any such Tax Return (which in the case of a Tax Return that relates to Income Taxes, shall not be later than 30 days prior to such filing), the Buyer shall deliver a copy of such Tax Return, together with all supporting documentation and workpapers, to the Seller for its review and reasonable comment. The Buyer will cause such Tax Return (as revised to incorporate the Seller’s reasonable comments) to be timely filed and will provide a copy to the Seller. Not later than five (5) days prior to the due date for payment of Taxes with respect to any such Tax Return, the Seller shall pay to the Buyer the amount of any Seller Taxes with respect to such Tax Return.

(d) In the case of Taxes that are payable with respect to any Straddle Period, the portion of any such Taxes that is attributable to the portion of such Straddle Period ending on the Closing Date or the day immediately prior to the Effective Time, as applicable, shall be:

(i) with respect to Taxes that are Income Taxes, deemed equal to the amount that would be payable if the Tax year of the Acquired Companies ended on (and included) the Closing Date; provided, that, all exemptions, allowances, or deductions for the Straddle Period which are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated in proportion to the number of days in such period prior to and including the Closing Date;

(ii) with respect to Taxes that are imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) or imposed on specific transactions, including payroll Taxes, deemed equal to the amount that would be payable if the Tax year of the Acquired Companies ended at the end of the day immediately preceding the day on which the Effective Time occurs; and

(iii) with respect to Property Taxes that are ad valorem, real property, personal property or other Property Taxes imposed on a periodic basis, deemed to be the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the period ending on and including the day immediately preceding the day on which the Effective Time occurs, and the denominator of which is the number of calendar days in the entire period.

Section 6.7 Cooperation on Tax Returns and Tax Proceedings. The Parties will cooperate fully as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding (each a “Tax Proceeding”) with respect to Taxes imposed on or with respect to the assets, operations or activities of the Acquired Companies. Such cooperation will include the retention and (upon the request of the other Party) the provision of records and information which are reasonably relevant to any such Tax Return or Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Notwithstanding the above, the control and conduct of any Tax Proceeding that involves an Asserted Liability will be governed by Section 10.5; provided, however, that the Seller shall not settle or compromise, without the Buyer’s prior written consent, any such Tax Proceeding that Seller controls pursuant to Section 10.5(b) the resolution of which would reasonably be expected to adversely affect the Buyer.

Section 6.8 Tax Treatment of Indemnification Payments. Any payments made to any Party pursuant to Article 10 shall constitute an adjustment of the Adjusted Purchase Price for Tax purposes and shall be treated as such by the Parties on their Tax Returns to the extent permitted by Law.

Section 6.9 Non-Solicitation; Non-Compete.

(a) For the applicable Restricted Period, the Seller shall not, and shall not permit any Restricted Persons to, directly or indirectly, (i) engage in any Restricted Opportunity, as applicable, within the Restricted Area, (ii) have an interest in any Person that engages directly or indirectly in any Restricted Opportunity, as applicable, within the Restricted Area in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant or (iii) interfere or attempt to interfere in any material respect with the business relationships (whether formed prior to or after the Execution Date) between any Acquired Company and its Affiliates, on the one hand, and any Acquired Company’s customers or suppliers on the other hand, that relate to engaging in any Restricted Opportunity, as applicable, within the Restricted Area. Notwithstanding the foregoing to the contrary, nothing in this Section 6.9 shall prevent or otherwise restrict any Restricted Person from being employed by an employer that engages in Restricted Opportunities in the Restricted Area so long as such Restricted Person’s job responsibilities do not include, and such Restricted Person does not participate or engage, directly or indirectly, including supervisory responsibility, in any such Restricted Opportunities in the Restricted Area. Notwithstanding the foregoing, the Seller and its Affiliates may own, directly or indirectly, solely as an investment, Securities of any Person traded on any national Securities exchange if the Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own five percent (5%) or more of any class of Securities of such Person.

(b) For a period of two years commencing on the Closing Date, the Seller shall not, and shall not permit any Restricted Persons to, directly or indirectly, hire or solicit any Subject Employee or encourage or induce any such employee to leave such employment or hire any such employee who has left such employment or in any way interfere with the relationship between an Acquired Company or its Affiliates and such employees, except (i) any solicitation or hiring pursuant to a general solicitation that is not directed specifically to such employees or (ii) after 180 days from the termination of employment, any solicitation or hiring of any employee whose employment has been terminated by the applicable Acquired Company or its Affiliates without cause.

(c) Subject to Section 6.13, the Buyer covenants and agrees that, as an express incentive to induce the Seller to enter into this Agreement, during the period commencing on the Closing Date and ending on the date that is one year following the Closing Date, the Buyer will not, and will cause its Affiliates not to, directly or indirectly, solicit any employee of the Seller or any of its Affiliates (other than the Company Service Providers) for employment with any of the Acquired Companies or their Affiliates; provided, that this Section 6.9(c) shall not preclude the Buyer or its Affiliates from (i) any solicitation or hiring pursuant to a general solicitation that is not directed specifically to such employees or (ii) after 180 days from the termination of employment, any solicitation or hiring of any employee whose employment has been terminated by the Seller or its Affiliates without cause.

(d) The Seller acknowledges that a breach or threatened breach of Section 6.9(a) or Section 6.9(b) may give rise to irreparable harm to the Buyer, and that the Buyer may seek equitable relief in accordance with Section 11.16, and the Buyer acknowledges that a breach or threatened breach of Section 6.9(c) may give rise to irreparable harm to the Seller, and that the Seller may seek equitable relief in accordance with Section 11.16.

(e) The Parties acknowledges that the restrictions contained in this Section 6.9 are reasonable and necessary to protect the legitimate interests of the Parties and constitute a material inducement to the Parties to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.9 should ever be adjudicated to exceed the time, scope or geographic limitations permitted by applicable Law, then such provision shall be deemed reformed to the maximum time, scope or geographic limitations permitted by applicable Law.

Section 6.10 Amendment to Schedules. The Buyer agrees that, with respect to the representations and warranties contained in Article 3 and Article 4, the Seller shall have the continuing right until Closing to add, supplement or amend the Schedules to its representations and warranties (including the addition of schedules that are responsive to the representations and warranties contained herein but for which no schedule is contemplated as of the date hereof) with respect to any event, development, occurrence or non-occurrence of an event hereafter first occurring, or any condition first existing, after the Execution Date (and not resulting from the breach of any of the covenants or agreements herein by the Seller), which, if such event had occurred, or such condition had existed, prior to or on the Execution Date, would have been required to be set forth or described in such Schedules (each, a “Schedule Supplement”). Subject to Section 10.4(f), for all purposes of this Agreement, including for purposes of determining whether the conditions set forth in Section 7.1 have been fulfilled, the Schedules to the representations and warranties contained in Article 3 and Article 4 shall be deemed to include only that information contained therein on the Execution Date and shall be deemed to exclude all information contained in the Schedule Supplement.

Section 6.11 Casualty Loss.

(a) If, after the Execution Date but prior to the Closing, all or any portion of the Company Assets (i) are destroyed or damaged by fire, flood, earthquake, storm, theft, vandalism, explosion, blowout, riot, sabotage, accident or any other casualty of a similar nature (a “Casualty Loss”) or (ii) becomes subject to any condemnation or eminent domain proceeding (a “Condemnation”), then the Seller shall notify the Buyer promptly in writing of such event (a “Casualty Notice”).

(b) If the final Restoration Cost is less than $2,000,000 (the “Restoration Cost Threshold”), then at the Closing (i) the Buyer shall assume all risk and loss associated with such Casualty Losses (and the Seller shall have no liability for such Casualty Losses) and (ii) the Seller shall pay to the Buyer all sums paid to the Seller or its Affiliates by third parties by reason of such Casualty Loss with respect to the applicable Company Assets and shall assign, transfer and set over to the Buyer or subrogate the Buyer to all of the Seller’s (or its applicable Affiliate’s) right, title and interest (if any) in insurance claims, unpaid awards and other rights (in each case) against third parties arising out of such Casualty Loss insofar as with respect to the applicable Company Assets

(c) Subject to Section 7.1(h) and Section 7.2(g), if the final Restoration Cost exceeds the Restoration Cost Threshold, the Seller shall elect, by notice to the Buyer within thirty (30) days after the determination date of the final Restoration Cost, to either (i) reduce the Unadjusted Purchase Price by the amount of the final Restoration Cost in excess of the Restoration Cost Threshold or (ii) repair, replace or restore the affected Company Asset, prior to Closing and at the Seller’s sole cost and expense, to a condition comparable in all material respects to such Company Asset’s condition immediately prior to the Casualty Loss or Condemnation, as applicable; provided, that, all insurance proceeds received by the Seller, any Acquired Company or their respective Affiliates, whether before or after the Closing, will be retained by or promptly paid to the Seller upon receipt, notwithstanding anything to the contrary in this Section 6.11.

(d) The occurrence of a Casualty Loss or Condemnation after the Execution Date but prior to the Closing will not, in and of itself, be deemed a breach of the Seller’s representations and warranties, covenants or other obligations under this Agreement absent some other breach of the representations and warranties, covenants or other obligations of the Seller under this Agreement.

(e) In the event of any Casualty Loss or Condemnation, the Parties agree, as applicable, to use commercially reasonable efforts to pursue claims and collect any amounts to which an Acquired Company may be entitled under the applicable insurance policies in respect of such Casualty Loss or Condemnation.

Section 6.12 No Solicitation of Other Bids. From the Execution Date until the earlier of the Closing Date or the termination of this Agreement, the Seller agrees that it will not, and shall cause its Affiliates or any of its or their Representatives not to, directly or indirectly, engage in any negotiations with any Person other than the Buyer and its Affiliates regarding any Acquisition Proposals (as hereinafter defined) or solicit, initiate, market, knowingly encourage or facilitate the submission of any Acquisition Proposals from any Person other than the Buyer and its Affiliates; provided, however, that the Buyer hereby acknowledges that prior to the Execution

Date, the Seller, its Affiliates and its and their respective Representatives provided information relating to the Acquired Companies and the Company Business and afforded access to, and engaged in discussions with, other Persons in connection with an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” will mean any inquiry, proposal or offer (whether or not in writing) from any Person (other than the Buyer or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, membership interest exchange or other business combination transaction involving the Acquired Companies, (ii) the issuance or acquisition of Securities in the Acquired Companies, or (iii) the sale, lease, exchange or other disposition of any material portion of the Company Assets outside of the Ordinary Course of Business.

Section 6.13 Transferred Employees. Prior to the Closing, the Buyer or its Affiliate (a) shall make offers to each of the Company Service Providers designated as a “Field Employee” on Schedule 1.1(a) and (b) may make offers to any of the Company Service Providers designated as a “Non-Field Employee” on Schedule 1.1(a) for employment with the Buyer or its Affiliate on terms of employment (with respect to levels of compensation and benefits) that are substantially similar in the aggregate to the terms of employment in effect for such Company Service Providers in effect on the date hereof, and as disclosed pursuant to the sentence below (the “Employment Offers”). No later than three (3) Business Days prior to the Closing, to the extent not previously provided, the Seller will provide the Buyer with the terms of employment reasonably requested by the Buyer (including with respect to levels of compensation and benefits) in effect for such Company Service Providers. Each Employment Offer will comply with the requirements of Law and will specify that, if the Employment Offer is accepted by the Company Service Provider, such Company Service Provider’s employment with the Buyer or its Affiliate (as applicable) will commence as of the Closing Date (the “Start Date”). As of the Start Date, each Company Service Provider who accepts an Employment Offer and assumes employment with Buyer or its Affiliate (each, a “Transferred Employee”) will cease to be employed by the Seller and any of its Affiliates, as applicable, and will assume employment with the Buyer or its Affiliate (including, following the Start Date, any of the Acquired Companies). If, after the Start Date, the Buyer or its Affiliate (including, any Acquired Company), as applicable, elect to terminate the employment of any such Company Service Provider at its discretion, it shall be responsible for any associated WARN Act compliance with respect to such Company Service Provider. This Section 6.13 shall be binding upon and inure solely to the benefit of each of the Parties to this Agreement, and nothing in this Section 6.13, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.13. Nothing contained herein, express or implied, shall be construed to establish, amend, or modify any benefit plan, program, agreement, or arrangement. The Parties acknowledge and agree that the terms set forth in this Section 6.13 shall not create any right of any employee or any other Person to any continued employment with the Seller, the Buyer or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever. In addition, the Seller shall, and shall cause each of its Affiliates to waive any applicable noncompetition, notice, or confidentiality obligations with respect to any Transferred Employee to the extent that such obligations would prohibit, delay or restrict him or her from accepting an Employment Offer or performing the services required in his or her employment with the Buyer or any of its Affiliates.

Section 6.14 Access to Information. From and after the Closing Date, the Buyer will grant to the Seller (or its Representatives), access at all reasonable times to all of the books, records, documents, instruments, accounts, correspondence, writings, evidences of title and other papers and electronic files relating to the business of the Acquired Companies (the “Records”), including the reasonable assistance of employees responsible for maintaining such Records, and will afford the Seller the right to take extracts therefrom and to make copies thereof, for such purposes as determined by the Seller to be reasonably necessary, including investigating, settling, preparing for, prosecuting, or defending any Claim or Legal Proceeding, preparing reports to Securities holders and Governmental Authorities, preparing and delivering accounting or other statements provided for under this Agreement or otherwise, preparing Tax Returns, pursuing Tax refunds, or responding to or disputing any Tax Proceeding, audit or the determination of any matter relating to the rights and obligations of the Seller, its members or any of their respective Affiliates under this Agreement or any other Transaction Document or for such other purpose as the Seller may reasonably request. The Buyer will maintain such Records until the seventh anniversary of the Closing Date (or for such longer period of time as the Seller may reasonably determine is necessary in order to have the Records available with respect to Tax matters), or if any of the Records pertain to any Claim or dispute pending on the seventh anniversary of the Closing Date, the Buyer will maintain any of the Records designated by the Seller or its Representatives until such Claim or dispute is finally resolved and the time for all appeals has been exhausted. Notwithstanding anything to the contrary herein, the Seller will be entitled to retain a copy of the Records after the Closing.

Section 6.15 Insurance Matters.

(a) The Buyer acknowledges and agrees that, from and after the Closing Date (i) the Seller or its Affiliates may terminate coverage for any claims made after the Closing Date with respect to the properties and assets of the Acquired Companies under any claims made insurance policies maintained by the Seller or its Affiliates or with respect to which any Acquired Company or Company Asset is a named insured or otherwise the beneficiary of coverage under such claims made insurance policies (the “Seller Claims Made Insurance Policies”), and (ii) none of the properties or assets of the Acquired Companies will be covered under Seller Claims Made Insurance Policies following the Closing Date.

(b) The Buyer and its respective Affiliates shall be entitled to make and enforce any claims, and receive and retain any and all amounts paid to insured Persons, pursuant to any Seller Claims Made Insurance Policy in respect of any insurance claim thereunder relating to the conduct of the business of the Acquired Companies or the Company Assets prior to the Closing Date.

(c) In addition to the foregoing, from and after the Closing Date, the Buyer and its respective Affiliates shall be entitled to make and enforce any claims, and receive and retain any and all amounts paid to insured Persons, pursuant to any insurance policies (other than any Seller Claims Made Insurance Policies) maintained by the Seller or its Affiliates or with respect to which any Acquired Company or Company Asset is a named insured or otherwise the beneficiary of coverage under such policies in respect of any insurance claim thereunder relating to the conduct of the business of the Acquired Companies or the Company Assets.

Section 6.16 D&O Coverage.

(a) Prior to the Closing, the Acquired Companies shall purchase a “tail” policy of directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the Closing with respect to the Seller, and the Seller and the Acquired Companies’ respective members, shareholders, partners, directors, officers, managers, employees, representatives, and agents for six (6) years after the Closing, which policy shall contain coverage, terms and conditions satisfactory to the Seller (such policy or policies, the “D&O Policy”).

(b) For a period of six (6) years following the Closing, the Buyer shall not, and shall cause the Acquired Companies not to, make any alteration or amendment to any directors’ or officers’ liability insurance or to provisions under the Organizational Documents of the Acquired Companies or any indemnification agreements to which any Acquired Company is a party that, in either case, would negatively affect coverage, exculpation or indemnification of the Seller or any of the Seller’s Affiliates or any of their respective members, shareholders, partners, directors, officers, managers, employees, representatives, or agents (collectively, the “Member Indemnified Persons”). The Buyer shall, and shall cause the Acquired Companies to, require any successor to any Acquired Company (whether by merger, purchase or otherwise) to be bound by the provisions of this Section 6.16, it being the intent of the Buyer and the Seller that the Member Indemnified Persons shall continue to be entitled to such coverage, exculpation and indemnification to the greatest extent permitted under the Laws of the State of Delaware.

(c) The obligations of the Buyer under this Section 6.16 shall not be terminated or modified in such a manner as to adversely affect any Person to whom this Section 6.16 applies without the consent of the affected Person, it being expressly agreed that each Person to whom this Section 6.16 applies shall be a third party beneficiary of this Section 6.16.

Section 6.17 Company Guarantees. As soon as practicable after the Execution Date, the Buyer will use commercially reasonable efforts to obtain from the respective beneficiaries, effective as of the Closing, the release of the Seller and its Affiliates from any of the Company Guarantees listed in Schedule 6.17. From and after the Closing, the Buyer shall cause the Acquired Companies to indemnify and hold harmless the Seller and its Affiliates against any Losses incurred or suffered by the Seller or any of its Affiliates pursuant to or arising out of the Company Guarantees listed in Schedule 6.17. Neither the Seller nor any of its Affiliates shall have any obligation to keep any such Company Guarantees in effect from and after the Closing.

Section 6.18 Use of Name and Seller’s Marks.

(a) With respect to the phase-out of the use of the names, business names, trade names, brand names, registered and unregistered trademarks, logos, service marks or any other similar Intellectual Property (or any variation or derivative of such names, business names, trade names, brand names, registered and unregistered trademarks, logos, service marks or any other similar Intellectual Property confusingly similar thereto) of the Seller or any of its Affiliates, including the use of the name or trademarks of “Saddle Butte” (collectively, the “Seller’s Marks”), the Buyer agrees as follows: (i) as soon as practicable following the Closing, but in no event later than seven (7) days after the Closing, the Buyer shall file the documentation to, and after the Closing shall thereafter cause the Acquired Companies to, change the names of the Acquired Companies to names that do not include any of the Seller’s Marks or comprise any colorable imitations thereof; and (ii) as soon as practicable following the Closing, but in no event later than forty-five (45) days after the Closing, the Buyer shall, and after the Closing shall cause the Acquired Companies to, cease and permanently discontinue any and all uses of any of the Seller’s Marks and any colorable imitations thereof, and remove or cover all of the Seller’s Marks from or on, or destroy, any publications, signage, corporate letterhead, invoices, stationery, business cards, marketing materials, website content or other materials in the possession or under the control of the Acquired Companies bearing any of the Seller’s Marks, and provide the Seller with written confirmation thereof. Notwithstanding the foregoing, the Buyer shall have a period of up to six (6) months from the Closing to cause the Acquired Companies to permanently remove the Seller’s Marks from pipeline markers on the assets of the Acquired Companies.

(b) In no event shall the Buyer or any of its Affiliates (including, after Closing, the Acquired Companies) use any of the Seller’s Marks after the Closing in any manner or for any purpose different from the use of the Seller’s Marks by the Acquired Companies preceding the Closing, and none of them shall affix or include any of the Seller’s Marks, or any colorable imitations thereof, on any publications, signage, corporate letterhead, invoices, stationery, business cards, marketing materials, website content or other materials that are created or produced after the Closing. The Buyer, for itself and its Affiliates (including, after Closing, the Acquired Companies), agrees that, after the Closing Date, the Buyer and its Affiliates (including, after Closing, the Acquired Companies) will not do business or represent themselves as having any affiliation or business relationship with the Seller or any Affiliates of the Seller, except pursuant to any separate agreement entered into, or assumed by, the Buyer or its Affiliates on one hand, and the Seller or its Affiliates, on the other hand.

(c) The Buyer expressly acknowledges and confirms that the Seller is not transferring or assigning, and the Buyer shall not receive, any right, title or interest in or to the Seller’s Marks, except the limited right to use for the sole purpose of permitting the Buyer to complete the phase-out in strict compliance with this Section 6.18. Notwithstanding anything to the contrary herein or in the other Transaction Documents, prior to the Closing Date, the Seller shall be permitted to cause the Acquired Companies to assign and transfer to the Seller or its Affiliates (other than the Acquired Companies) any and all right, title and interest that any of the Acquired Companies have or may have in or to the Seller’s Marks, including any goodwill therein. Furthermore, all use of the Seller’s Marks hereunder during the phase-out period shall be at all times subject to the direction and control of the Seller and any and all use thereof by the Buyer or the Acquired Companies hereunder shall inure to the exclusive benefit of the Seller, and the Buyer shall, and after the Closing shall cause the Acquired Companies to, comply with the applicable Seller’s instructions and direction at all times.

Section 6.19 Disclaimer. (a) THE BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN OR IN THE OTHER TRANSACTION DOCUMENTS, IN ACQUIRING THE MEMBERSHIP INTERESTS, THE BUYER IS ACQUIRING THE MEMBERSHIP INTERESTS ON AN “AS IS, WHERE IS, WITH ALL FAULTS” BASIS AND, (b) EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN OR IN THE OTHER TRANSACTION DOCUMENTS, THE SELLER ON BEHALF OF ITSELF AND ITS AFFILIATES, EXPRESSLY DISCLAIMS,

AND THE BUYER ACKNOWLEDGES AND AGREES THAT IT HAS NOT RELIED UPON, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO (A) TITLE TO ANY ASSETS OF THE ACQUIRED COMPANIES, INCLUDING THE COMPANY ASSETS, (B) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM RELATING TO THE COMPANY BUSINESS, THE MEMBERSHIP INTERESTS OR ASSETS OF THE ACQUIRED COMPANIES, INCLUDING THE COMPANY ASSETS, (C) ANY ESTIMATES OF THE VALUE OF THE COMPANY BUSINESS, THE MEMBERSHIP INTERESTS OR ASSETS OF THE ACQUIRED COMPANIES, INCLUDING THE COMPANY ASSETS, OR FUTURE REVENUES GENERATED THEREBY, (D) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN, MARKETABILITY, PROSPECTS (FINANCIAL OR OTHERWISE) OR RISKS AND OTHER INCIDENTS OF THE COMPANY BUSINESS, THE MEMBERSHIP INTERESTS OR ASSETS OF THE ACQUIRED COMPANIES, INCLUDING THE COMPANY ASSETS OR (E) ANY OTHER DUE DILIGENCE INFORMATION, AND FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT EXCEPT FOR THE REPRESENTATIONS, WARRANTIES AND COVENANTS SET FORTH IN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS, THE BUYER SHALL BE DEEMED TO BE OBTAINING ALL OF THE SELLER’S INTERESTS IN THE ACQUIRED COMPANIES AND THEIR CORRESPONDING INDIRECT INTERESTS IN THE COMPANY ASSETS, IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS,” “WHERE IS” AND “WITH ALL FAULTS.”

Section 6.20 Confidentiality. Except as required by applicable Law or pursuant to a Securities exchange, each Party agrees that it will keep confidential and will not disclose or divulge the terms of this Agreement and the transactions contemplated hereby, or any confidential, proprietary or secret information that such Party may obtain from the other Parties pursuant to financial statements, reports and other materials submitted by such Parties pursuant to this Agreement or otherwise, unless such information is known, or until such information becomes known, to the public without wrongful disclosure by any disclosing Party or its attorneys, accountants, consultants, other professionals, Affiliates, or partners, or such information is required, in legal counsel’s written opinion, to be disclosed in legal or administrative proceedings; provided, however, that the Parties may disclose such information (i) to their respective attorneys, accountants, consultants, Financing Sources and other professionals to the extent necessary to obtain their services and (ii) to any Affiliate of the Seller or the Buyer, as applicable, and each of the foregoing Person’s officers, directors, employees, controlling persons, and their respective successors and assigns.

Section 6.21 Termination of Agreements with Seller and Non-Acquired Company Affiliates. Prior to the Closing, the Seller will cause the Acquired Companies to enter into a termination and release of any written Contract between any Acquired Company and any of the Seller, its Affiliates (other than an Acquired Company) and/or any of the foregoing Person’s respective stockholders, officers, members or managers, other than Contracts related to directors’ and officers’ indemnity obligations and any reimbursements or normal course fees or wages, in each case, to any Acquired Company employees. Notwithstanding the foregoing, (a)

the Seller shall not terminate any assignment or transfer of Company Assets by the Seller or an Affiliate of the Seller to an Acquired Company or any further assurance or similar obligations relating thereto and (b) prior to the Closing, the Acquired Companies and the Seller shall cause the Contracts set forth on Schedule 6.21 to be assigned to the Seller, free from any future obligations or liabilities of the Acquired Companies.

Section 6.22 Seller Indebtedness. The Seller shall obtain, on or prior to the Closing Date, duly executed, as applicable, by the Seller, the Acquired Companies and the applicable holders of the Indebtedness set forth on Schedule 6.22, payoff letters, in customary form and substance for transactions of this nature and reasonably satisfactory to the Buyer, with respect to such Indebtedness, and releases of all Liens securing such Indebtedness upon repayment of such Indebtedness, which shall include (a) authorization to release or evidence of the release of any Liens securing such Indebtedness and (b) authorization to file or evidence of the filing of UCC-3 termination statements or other instruments or agreements in all applicable jurisdictions to evidence the release of all Liens securing such Indebtedness that burdens any of the Membership Interests or other Securities of any Acquired Companies or any Company Assets or any other assets or property of any of the Acquired Companies.

Section 6.23 Audits and Filings.

(a) From and after the Execution Date until the date that is fifteen (15) months after the Closing Date, the Seller shall use its commercially reasonable efforts, at Buyer’s sole cost and expense, to cooperate with the Buyer, its Affiliates and their respective agents and representatives in connection with compliance with the Buyer’s and its Affiliates’ Tax, financial, or other reporting requirements and audits, including (i) any filings with any Governmental Authority and (ii) any filings that may be required by the Securities and Exchange Commission, under Securities Laws applicable to the Buyer and its Affiliates, including any filings with the Securities and Exchange Commission of one or more registration statements to register any Securities of the Buyer or its Affiliates under the Securities Laws. Further, from and after the Execution Date, the Seller shall use its commercially reasonable efforts to make available to the Buyer and its Affiliates and their agents and representatives any and all books, records, information and documents that are attributable to the Membership Interests, the Acquired Companies and/or the Company Assets in the Seller’s possession or control if reasonably required by the Buyer, its Affiliates and their agents and representatives in order to prepare for the Buyer or its Affiliates, if required, in connection with such filings, financial statements relating to the Company Assets or to the Seller meeting the requirements of Regulation S-X under the Securities Act, along with any documentation attributable to the Company Assets or otherwise relating to the Seller required to complete any audit associated with such financial statements.

(b) Without limiting the generality of Section 6.23(a), from and after the Execution Date until the date that is fifteen (15) months after the Closing Date, the Seller shall use its commercially reasonable efforts, at Buyer’s sole cost and expense, to cooperate with the independent auditors chosen by the Buyer or its Affiliates (each, a “Buyer’s Auditor”) in connection with any audit by the Buyer’s Auditor of any financial statements relating to the Membership Interests, the Acquired Companies and/or the Company Assets or of the Seller that the Buyer or any of its Affiliates requires to comply with the requirements of the Securities Laws or other Tax, financial or reporting requirements. Such cooperation will include (i) using commercially reasonable efforts to provide reasonable access to the Seller’s officers, managers, employees, agents and representatives who were responsible for preparing or maintaining the financial records and work papers and other supporting documents used in the preparation of such financial statements as may be required by the Buyer’s Auditor to perform an audit or conduct a review in accordance with generally accepted auditing standards or to otherwise verify such financial statements, (ii) using commercially reasonable efforts to cause deliver one or more customary representation letters from the Seller to the Buyer’s Auditor that are reasonably requested by the Buyer or its Affiliates to allow such auditors to complete an audit (or review of any financial statements), and to issue an opinion acceptable to the Buyer’s Auditor with respect to an audit or review of those financial records required pursuant to this Section 6.23(b) and (iii) using commercially reasonable efforts to obtain the consent of the independent auditor of the Seller that conducted any audit of such financial statements to be named as an expert in any report filed by the Buyer or its Affiliates with the Securities and Exchange Commission. The Buyer or its Affiliates (as applicable) requesting such information hereunder will reimburse the Seller for any reasonable out-of-pocket costs incurred by the Seller in complying with the provisions of this Section 6.23(b) with respect to such requests.

(c) For a period of three (3) years following the Closing Date, the Seller shall retain all books, records, information and documents in its or its Affiliates’ possession that are necessary to prepare and audit financial statements with respect to the Membership Interests, the Acquired Companies and/or the Company Assets except to the extent originals or copies thereof are transferred to the Buyer or the Acquired Companies in connection with the Closing.

Section 6.24 Electronic Data Room. Within five (5) Business Days following the Closing Date, the Seller shall deliver (or cause to be delivered) to the Buyer a DVD or flash copy of the electronic data room (and all files therein, as of the Closing Date) named “Saddle Butte Pipeline Opportunity” and maintained by SmartRoom.

Section 6.25 Seller Easements and MSAs.

(a) From and after the Execution Date until the date that is one year after the Closing Date, to the extent that the Parties discover or otherwise become aware of any rights-of-way, easements or similar non-possessory interests that relate to and are used in the Company Business which are in the name of the Seller or any Affiliate of the Seller (other than an Acquired Company) (“Seller Easements”), the Seller shall use its commercially reasonable efforts to transfer and assign such rights-of-way, easements or similar non-possessory interests to an Acquired Company and shall warrant that it has good and valid marketable title or leasehold interest in each Easement, free and clear of all Liens, except for Permitted Liens.

(b) Prior to the Closing, the Seller shall use its commercially reasonable efforts to transfer and assign to one or more Acquired Companies all of the Seller’s right, title and interest to the master services agreements listed on Schedule 3.11 (“Seller Contracts”), pursuant to an assignment and assumption agreement in such form and substance reasonably satisfactory to the Buyer.

(c) Notwithstanding anything herein to the contrary, (i) the Seller Easements shall constitute “Easements” for all purposes of this Agreement, including the representations and warranties of Seller set forth herein, (ii) the Seller Contracts shall constitute “Contracts” of the Acquired Companies for all purposes of this Agreement, including the representations and warranties of Seller set forth herein and (iii) any references to any Acquired Company in the representations and warranties set forth herein shall be deemed to include Seller or any Affiliate of Seller solely with respect to the Seller Easements and Seller Contracts.

Section 6.26 Real Property Filings. As soon as reasonably practicable following the Execution Date, but in any event prior to the Closing Date, the Seller shall file (or shall cause to be filed), at Seller’s sole cost and expense, in all applicable county records any and all affidavits and copies of the Easements that are customarily recorded, to the extent recordable, and shall provide evidence of the applicable filings to the Buyer.

Section 6.27 Excluded Assets. Prior to the Closing, the Seller shall cause the Acquired Companies to transfer and assign to the Seller or its designee all of their rights, title and interest to and under the excluded assets listed on Schedule 3.11 (“Excluded Assets”), for the benefit of the Seller, with such assignments and transfer instruments in such form as is reasonably acceptable to the Parties and containing a quitclaim of title. From and after Closing, Seller will indemnify, defend and hold harmless the Buyer Indemnified Parties from and against any and all Losses arising from related to or attributable to the Excluded Assets, REGARDLESS OF WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE AND WHETHER OR NOT ARISING FROM ANY BUYER INDEMNIFIED PARTY’S (INCLUDING THE ACQUIRED COMPANIES’) SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT.

ARTICLE 7

CONDITIONS TO CLOSING

Section 7.1 The Buyer’s Closing Conditions. The Buyer’s obligations to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or to the extent permitted by Law, waiver by the Buyer), at or prior to the Closing, of each of the following conditions:

(a) Each of the Fundamental Representations of the Seller and/or the Acquired Companies contained in Article 3 or Article 4 of this Agreement shall be true and correct in all respects as though made on and as of the Execution Date and the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date).

(b) Each of the representations and warranties of Seller and/or the Acquired Companies (other than the Fundamental Representations) contained in Article 3 or Article 4 of this Agreement shall be true and correct in all respects (disregarding and without giving effect to any Material Adverse Effect or other materiality qualifier) as of the Execution Date and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date) except to the extent the failure of any such representations or warranties (other than the Fundamental Representations) to be true and correct as of the Closing Date would not be reasonably likely to result in a Material Adverse Effect.

(c) The Seller will have performed or caused the Acquired Companies to have performed and complied in all material respects with all of the covenants and obligations required by this Agreement to be performed or complied with by the Seller or the Acquired Companies on or prior to the Closing Date.

(d) The Buyer (i) shall have received the officer’s certificate described in Section 8.2(c) and (ii) shall have received (or the Seller shall be ready, willing and able to deliver) all of the other documents and closing deliveries listed in Sections 8.2.

(e) All Company Required Governmental Authorizations and Seller Required Governmental Authorizations will have been obtained and will be in full force and effect, and all applicable waiting periods (and any extensions thereof) under the HSR Act will have expired or otherwise been terminated.

(f) No Order has been issued that prohibits, and there is not any Legal Proceeding pending before any Governmental Authority with respect to which an unfavorable Order would be reasonably likely to prohibit, the consummation of the transactions contemplated by this Agreement or declare the consummation of the transactions unlawful or require the consummation of the transactions to be rescinded.

(g) No Material Adverse Effect shall have occurred or is occurring.

(h) The aggregate amount of the Restoration Costs attributable to all Casualty Losses shall not individually or in the aggregate exceed fifteen percent (15%) of the Unadjusted Purchase Price.

Section 7.2 The Seller’s Closing Conditions. The obligations of the Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or to the extent permitted by Law, waiver by the Seller), at or prior to the Closing, of each of the following conditions:

(a) Each of the Fundamental Representations of the Buyer contained in Article 5 of this Agreement shall be true and correct in all respects as though made on and as of the Execution Date and the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date).

(b) Each of the representations and warranties of the Buyer (other than the Fundamental Representations) contained in Article 5 of this Agreement shall be true and correct in all respects (disregarding and without giving effect to any Buyer Material Adverse Effect or other materiality qualifier) as of the Execution Date and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date) except to the extent the failure of any such representations or warranties (other than the Fundamental Representations) to be true and correct as of the Closing Date would not be reasonably likely to result in a Buyer Material Adverse Effect.

(c) The Buyer will have performed and complied in all material respects with all of the covenants and obligations required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(d) The Seller (i) shall have received the officer’s certificate described in Section 8.3(e) and (ii) shall have received (or the Buyer shall be ready, willing and able to deliver) all of the other documents and closing deliveries listed in Sections 8.3.

(e) The Buyer Required Governmental Authorizations will have been obtained and will be in full force and effect, and all applicable waiting periods (and any extensions thereof) under the HSR Act will have expired or otherwise been terminated.

(f) No Order has been issued that prohibits, and there is not any Legal Proceeding pending before any Governmental Authority with respect to which an unfavorable Order would be reasonably likely to prohibit, the consummation of the transactions contemplated by this Agreement or declare the consummation of the transactions unlawful or require the consummation of the transactions to be rescinded.

(g) The aggregate amount of the Restoration Costs attributable to all Casualty Losses shall not individually or in the aggregate exceed fifteen percent (15%) of the Unadjusted Purchase Price.

ARTICLE 8

CLOSING

Section 8.1 Closing. The “Closing” will be held at the offices of Locke Lord LLP, 600 Travis Street, Suite 2800, Houston, Texas, or remotely via the exchange of documents and signatures by facsimile or electronic transmission, on the later of (a) the third Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties set forth in Article 7 (other than those conditions that, by their nature, are to be satisfied only on the Closing Date, but subject to the satisfaction or valid waiver of such conditions at the Closing in accordance with this Agreement), (b) January 31, 2018, or (c) such other date as the Parties may mutually agree in writing (the date on which the Closing occurs is referred to herein as the “Closing Date”). All actions to be taken and all documents and instruments to be executed and delivered at the Closing shall be deemed to have been taken, executed and delivered simultaneously and, except as permitted hereunder, no actions shall be deemed taken nor any document and instruments executed or delivered until all actions have been taken and all documents and instruments have been executed and delivered.

Section 8.2 The Seller’s Deliverables. Subject to the terms and conditions of this Agreement, at the Closing, the Seller will execute and deliver (or cause to be executed and delivered) to the Buyer each of the following documents (where the execution and delivery of the documents is contemplated), deliver (or cause to be delivered) to Buyer each of the following items (where the delivery of the items is contemplated) and take (or cause to be taken) each of the following actions (where the taking of action is contemplated):

(a) the Preliminary Settlement Statement, duly executed by the Seller;

(b) the Assignment Agreement, duly executed by the Seller;

(c) a certificate, dated as of the Closing Date, signed by a Responsible Officer of the Seller, certifying that the conditions set forth in Section 7.1(a), Section 7.1(b) and Section 7.1(c) have been satisfied;

(d) resignations of, and releases from, each of the individuals set forth on Schedule 8.2(d) who serves as an officer or manager of any Acquired Company in his or her capacity as such;

(e) duly executed, as applicable, by the Seller, the Acquired Companies and the applicable holders of the Indebtedness set forth on Schedule 6.22, payoff letters, in customary form and substance for transactions of this nature and reasonably satisfactory to the Buyer, with respect to such Indebtedness, and releases of all Liens securing such Indebtedness upon repayment of such Indebtedness, which shall include (i) authorization to release or evidence of the release of any Liens securing such Indebtedness and (ii) authorization to file or evidence of the filing of UCC-3 termination statements or other instruments or agreements in all applicable jurisdictions to evidence the release of all Liens securing such Indebtedness that burdens any of the Membership Interests or other Securities of any Acquired Companies or any Company Assets or any other assets or property of any of the Acquired Companies;

(f) an executed certificate of the Seller, dated as of the Closing Date and certifying that the Seller is not a “foreign person” within the meaning of Code Section 1445;

(g) all consents and approvals required in connection with the execution, delivery and performance of this Agreement and the Closing of the transactions contemplated herein that are listed on Schedule 8.2(g) (the “Required Consents”);

(h) the Transition Services Agreement, duly executed by the Seller;

(i) such other certificates, instruments and documents required by this Agreement or as may be reasonably requested by the Buyer prior to the Closing Date to carry out the intent and purposes of this Agreement.

Section 8.3 The Buyer’s Deliverables. Subject to the terms and conditions of this Agreement, at the Closing, the Buyer will execute and deliver (or cause to be executed and delivered) to the Seller or other applicable party, each of the following documents (where the execution and delivery of the documents is contemplated), deliver (or cause to be delivered) each of the following items (where the delivery of the items is contemplated) and take (or cause to be taken) each of the following actions (where the taking of action is contemplated):

(a) the Preliminary Settlement Statement, duly executed by the Buyer;

(b) the Closing Amount shall be paid by the Buyer to or on behalf of the Seller to the Persons and accounts directed by the Seller as set forth in the Preliminary Settlement Statement (as may be revised in accordance with Section 2.3(a));

(c) the Indemnity Escrow Amount shall be deposited by the Buyer with the Escrow Agent, by wire transfer of immediately available funds to the Indemnity Escrow Account, to be held in escrow in accordance with the Escrow Agreement and the terms hereof;

(d) the Assignment Agreement, duly executed by the Buyer;

(e) a certificate, dated as of the Closing Date, signed by a Responsible Officer of the Buyer, certifying that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been satisfied;

(f) the Transition Services Agreement, duly executed by the Buyer; and

(g) such other certificates, instruments, and documents required by this Agreement or as may be reasonably requested by the Seller prior to the Closing Date to carry out the intent and purposes of this Agreement.

The Parties acknowledge that the Buyer may waive in writing the requirement for delivery of any of the items listed in Section 8.2 at the Closing and that the Seller may waive in writing the requirement for delivery of any of the items listed in this Section 8.3 at the Closing and that such written waivers shall in no way effect the enforceability of the remainder of the terms of this Agreement.

Section 8.4 Signing Deliveries. Contemporaneously with the execution hereof, the Buyer and the Seller are executing and delivering the Escrow Agreement.

ARTICLE 9

TERMINATION RIGHTS

Section 9.1 Termination Rights. This Agreement may be terminated and the transactions contemplated hereunder abandoned at any time prior to the Closing as follows:

(a) by mutual written consent of Buyer and the Seller;

(b) by the Seller or the Buyer if there shall be in effect a final non-appealable Order of a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; provided, that the right to terminate this Agreement under this Section 9.1(b) shall not be available (i) to the Seller if such Order was primarily due to the failure of the Seller to perform any obligations under this Agreement or the acts or omissions of the Seller, any Acquired Company or any Seller Indemnified Party or (ii) to the Buyer if such Order was primarily due to the failure of the Buyer to perform any of its obligations under this Agreement or the acts or omissions of any Buyer Indemnified Party (other than any Acquired Company);

(c) by the Seller in the event that there is a breach or inaccuracy of the Buyer’s representations and warranties in this Agreement or a failure by the Buyer to perform its covenants in this Agreement, in any such case in a manner that the conditions to the Closing set forth in Section 7.2(a), Section 7.2(b) or Section 7.2(c) would not be satisfied; provided, however, that the Seller will provide notice to the Buyer as soon as practicable after becoming aware of any such breach, inaccuracy or failure of the Buyer; and provided further, that if such breach, inaccuracy or failure is curable by the Buyer through the exercise of its commercially reasonable efforts then, for up to thirty (30) days (or any shorter period of time that remains between the date the Buyer receives written notice of such violation or breach and the Outside Date) from the date the Buyer receives notice of such breach, inaccuracy or failure from the Seller, as long as Buyer continues to exercise such commercially reasonable efforts, the Seller may not terminate this Agreement under this Section 9.1(c) prior to the later of (x) the Outside Date or (y) the end of such 30-day period;

(d) by the Buyer in the event that there is a breach or inaccuracy of the representations and warranties set forth in Article 3 or Article 4 or a failure by the Seller to perform its covenants in this Agreement, in any such case in a manner that the conditions to the Closing set forth in Section 7.1(a), Section 7.1(b) or Section 7.1(c) would not be satisfied; provided, however, that Buyer will provide notice to the Seller as soon as practicable after becoming aware of any such breach or inaccuracy of the Seller; and provided further, that if such breach or inaccuracy is curable by the Seller through the exercise of commercially reasonable efforts then, for up to thirty (30) days (or any shorter period of time that remains between the date the Seller receives written notice of such violation or breach and the Outside Date) from the date the Seller receives notice of such breach or inaccuracy from the Buyer, as long as the Seller continues to exercise such commercially reasonable efforts, the Buyer may not terminate this Agreement under this Section 9.1(d) prior to the later of (x) the Outside Date or (y) the end of such 30-day period;

(e) by either the Buyer or the Seller following the Outside Date (as extended pursuant to the terms of this Agreement); provided that the right to terminate this Agreement under this Section 9.1(e) will not be available to any Party whose breach of any representation, warranty or covenant contained in this Agreement will have been the cause of, or will have resulted in, the failure of the Closing to occur on or before the Outside Date, including, if and when required, such Party’s obligations to consummate the transactions contemplated hereunder at the Closing; provided, further, that, notwithstanding such breach, any Party shall have the right to terminate this Agreement sixty (60) days following the Outside Date (as extended) if the non-breaching Party has not as of such date commenced proceedings seeking to enforce its rights under Section 9.3 below; or

(f) by either the Buyer or the Seller if the aggregate amount of the Restoration Costs attributable to all Casualty Losses shall, individually or in the aggregate, exceed fifteen percent (15%) of the Unadjusted Purchase Price;

provided, however, that no Party shall be entitled to terminate this Agreement under Section 9.1(c), Section 9.1(d) or Section 9.1(e) if (1) the Closing has failed to occur as a result of the breach or failure of any of such Party’s representations, warranties, or covenants hereunder, including, if and when required, such Party’s obligations to consummate the transactions contemplated hereunder at Closing or (2) Buyer is entitled to and is enforcing its right to specific performance of this Agreement under Section 9.3(a) below.

Section 9.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1, all obligations of the Parties will terminate and this Agreement shall be void and of no force or effect ab initio, except for the provisions of Section 6.2(c), Section 6.3(b), Section 6.3(c), Section 6.4, Section 6.21, this Section 9.2, Section 9.3, and Article 11; provided that the Confidentiality Agreement will remain in full force and effect following any termination of this Agreement pursuant to this Article 9.

Section 9.3 Remedies.

(a) In the event that (i) all conditions precedent to the obligations of the Seller set forth in Section 7.2 have been satisfied or waived in writing by the Seller (or would have been satisfied except for the breach or failure of the Seller’s representations, warranties or covenants hereunder) and (ii) any of the conditions to Closing of the Buyer set forth in Section 7.1(a), Section 7.1(b) and/or Section 7.1(c) are not satisfied, then the Buyer may elect in writing to either exercise the right to seek specific performance of this Agreement (and during the pendency of any proceeding initiated by or on behalf of the Buyer seeking specific performance of this Agreement, this Agreement shall not be terminable pursuant to Section 9.1(e)) or terminate this Agreement.

(i) In the event that the Buyer elects to terminate this Agreement and any of the conditions to Closing of the Buyer set forth in Section 7.1(a), Section 7.1(b) and/or Section 7.1(c) are not satisfied due to the Seller’s willful or intentional breach or failure of its representations, warranties or covenants hereunder, then the Buyer shall be entitled to exercise any rights at law or in equity.

(ii) In the event that the Buyer elects to terminate this Agreement and any of the conditions to Closing of the Buyer set forth in Section 7.1(a), Section 7.1(b) and/or Section 7.1(c) are not satisfied due to any breach or failure of the Seller’s representations, warranties or covenants hereunder other than the Seller’s willful or intentional breach or failure, then the Buyer shall be entitled, as the Buyer’s sole and exclusive remedy in the event of such termination, to be paid the Termination Fee by the Seller as liquidated damages hereunder, and the Buyer hereby waives and releases any other rights, remedies or claims against the Seller with respect thereto. The Seller and the Buyer acknowledge and agree that (A) the Buyer’s actual damages upon the event of such a termination are difficult to ascertain with any certainty, (B) the Termination Fee is a fair and reasonable estimate by the Parties of such aggregate actual damages of the Buyer, and (C) such liquidated damages do not constitute a penalty.

(b) In the event that (i) this Agreement has been terminated by the Seller pursuant to Section 9.1(c), (ii) all conditions precedent to the obligations of the Buyer set forth in Section 7.1 have been satisfied or waived in writing by the Buyer (or would have been satisfied except for the breach or failure of any of the Buyer’s representations, warranties or covenants hereunder) and (iii) any of the conditions to Closing of the Seller set forth in Section 7.2(a) and/or Section 7.2(b) are not satisfied, then the Seller shall be entitled, as the Seller’s sole and exclusive remedy in the event of such termination to receive the entirety of the Deposit for the sole account and use of the Seller as liquidated damages hereunder, and the Seller hereby waives and releases any other rights, remedies or claims against the Buyer with respect thereto. The Seller and the Buyer acknowledge and agree that (x) the Seller’s actual damages upon the event of such a termination are difficult to ascertain with any certainty, (y) the Deposit is a fair and reasonable estimate by the Parties of such aggregate actual damages of the Seller, and (z) such liquidated damages do not constitute a penalty. In the event that this Agreement is terminated and the Seller is entitled to receive the Deposit as provided in this Section 9.3, promptly, but in no event later than three (3) Business Days after the Termination Date, the Parties shall execute and deliver joint written instructions authorizing the Escrow Agent to disburse via wire transfer of immediately available funds the entirety of the Deposit to the Seller.

(c) In the event that this Agreement is terminated and Seller is not entitled or required to retain the Deposit under Section 9.3(b), Buyer shall be entitled to receive the entirety of the Deposit for the account of Buyer.

(d) Promptly, but in no event later than three (3) Business Days after the Termination Date, the Parties shall execute and deliver joint written instructions authorizing the Escrow Agent to disburse via wire transfer of immediately available funds the entirety of the Deposit to Buyer if Buyer is entitled to receive the Deposit as provided in this Section 9.3.

(e) Without intending to limit the remedies available to the Parties hereunder, each Party acknowledges that a breach of, conflict with, or failure to perform or comply with, any of the provisions contained in this Agreement would result in material irreparable injury to the Buyer for which there is no adequate remedy at law and that it will not be possible to measure damages for such injuries precisely. Accordingly, the Parties agree that pursuant to Section 9.3(a) the Buyer shall be entitled to equitable relief, including in the form of an injunction or injunctions, to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which the Buyer is entitled at law or in equity. The Parties further agree that to the extent that Buyer is entitled to any such remedies pursuant to Section 9.3(a) (i) to cooperate fully in any attempt by the Buyer to obtain any such equitable remedy, (ii) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy and (iii) not to assert that a remedy of specific performance is unenforceable, invalid or contrary to Law or inequitable for any reason, or to assert that a remedy of monetary damages would provide an adequate remedy. Each of the Parties acknowledges and agrees that such right of the Buyer of specific performance under Section 9.3(a) is an integral part of the transactions contemplated by this Agreement and without that right, the Buyer would not have entered into this Agreement.

ARTICLE 10

INDEMNIFICATION

Section 10.1 Survival. All Fundamental Representations contained in this Agreement shall survive the Closing Date indefinitely. All representations and warranties contained in this Agreement and the other Transaction Documents (other than (x) Fundamental Representations, (y) the representations and warranties set forth in Section 3.13, which shall survive the Closing until sixty (60) days following the expiration of the applicable statute of limitations, and (z) the Specified Representations, which shall survive for two (2) years after the Closing Date) will survive for fifteen (15) months from the Closing Date. The covenants and agreements of the Parties contained in this Agreement and the other Transaction Documents will survive the Closing in accordance with their terms; provided that the right of any Party to make a claim for breach of any covenant of a Party that is (a) to be performed or satisfied at or before the Closing, will survive for fifteen (15) months after the Closing Date or (b) to be performed or satisfied after the Closing, will terminate thirty (30) days following the satisfaction or performance of such covenant.

Section 10.2 Indemnification by the Seller. Subject to the limitations on recourse and recovery set forth in this Article 10, from and after the Closing, the Seller will indemnify, defend and hold harmless the Buyer, the Acquired Companies and each of their respective Affiliates and each of their respective officers, directors, managers, members, partners and employees (the “Buyer Indemnified Parties”) from and against any and all Losses imposed upon or incurred in connection with, arising out of or resulting from:

(a) the inaccuracy or breach of any representation or warranty made by the Seller in Article 3 or Article 4 of this Agreement or any other Transaction Document;

(b) any non-fulfillment or breach by the Seller of any covenant or agreement on the part of the Seller contained in this Agreement or any other Transaction Document;

(c) Seller Taxes; and

(d) Transaction Expenses (other than those taken into account in determining the Adjustment Amount).

Section 10.3 Indemnification by Buyer. Subject to the limitations on recourse and recovery set forth in this Article 10, from and after the Closing, the Buyer will indemnify, defend and hold harmless the Seller and its Affiliates and each of their respective officers, directors, managers, members, partners and employees from and against any and all Losses imposed upon or incurred in connection with, arising out of or resulting from:

(a) the inaccuracy or breach of any representation or warranty made by the Buyer in Article 5 of this Agreement or any other Transaction Document;

(b) any nonfulfillment or breach by the Buyer of any covenant or agreement made by the Buyer under this Agreement or any other Transaction Document; and

(c) any Taxes imposed by any applicable Laws on or with respect to the Acquired Companies from and after the Effective Time other than Seller Taxes.

Section 10.4 Limitations.

(a) None of the Buyer Indemnified Parties shall be entitled to assert any right to indemnification under Section 10.2(a) with respect to any breach of representation or warranty of the Seller (other than any Fundamental Representations, Specified Representations or the representations and warranties set forth in Section 3.13) with respect to a claim or series of related claims if such claim or series of related claims arising out of the same set of facts or circumstances where the Losses related thereto are less than $75,000 (each, a “De Minimis Loss”). The Seller will not have liability pursuant to Section 10.2(a) with respect to any breach of representation or warranty of the Seller (other than any Fundamental Representations, Specified Representations or the representations and warranties set forth in Section 3.13) until the aggregate amount of all Losses, not including any De Minimis Losses, incurred by the Buyer

Indemnified Parties with respect to such matters exceeds one percent (1%) of the Unadjusted Purchase Price (the “Deductible”), in which case the Buyer Indemnified Parties shall have the right to seek indemnification for all Losses in excess of, but not including, the Deductible (it being understood that any Claim (including any related Claims) for amounts less than the De Minimis Loss shall be ignored in determining whether the Deductible has been exceeded); provided, however, that the limitations set forth in this Section 10.4(a) shall not apply to Losses based on breaches of the Fundamental Representations, Specified Representations or the representations and warranties set forth in Section 3.13.

(b) Notwithstanding any other provision in this Agreement to the contrary but except for any Fraud on the part of any Seller Indemnified Party, the Seller’s aggregate liability under Section 10.2(a) with respect to any breach of representation or warranty of the Seller (other than any Fundamental Representations, Specified Representations or the representations and warranties set forth in Section 3.13) shall be limited to the amount then remaining in the Indemnity Escrow Fund (the “Indemnity Cap”); provided, however, that the Indemnity Cap shall not apply to Losses based on breaches of the Fundamental Representations, Specified Representations or the representations and warranties set forth in Section 3.13. Except for any Fraud on the part of any Seller Indemnified Party, the aggregate liability of the Seller with respect to indemnifiable Losses pursuant to Section 10.2(a) (including Losses based upon a breach of a Fundamental Representation, Specified Representation and the representations and warranties set forth in Section 3.13), Section 10.2(b), Section 10.2(c) and Section 10.2(d) shall be limited to the amount of the aggregate Purchase Price actually received by the Seller.

(c) No indemnifying Person will be liable for any Losses that are subject to indemnification under Section 10.2 or Section 10.3 unless a written demand for indemnification under this Agreement is delivered by the indemnified Person to the indemnifying Person with respect thereto prior to 5:00 P.M. Central Time on the date pursuant to Section 10.1 on which the survival period of the applicable representations and warranties or covenants expires, to assert a Claim for indemnification describing such Claim in reasonable detail. Notwithstanding the foregoing, any Claim for indemnification under this Agreement that is duly brought prior to such time will survive until such matter is finally resolved.

(d) Notwithstanding anything to the contrary contained in this Agreement, under no circumstances will any Party or any of its Affiliates be entitled to recover more than one time for any Loss under this Agreement, and to the extent a Party or any of its Affiliates is compensated for specific Losses through the adjustments provided for in Section 2.3 or otherwise, such Party and its Affiliates will not have a separate right to indemnification for such Losses. Without limiting the generality of the prior sentence, if a set of facts, conditions or events constitutes a breach of more than one representation, warranty, covenant or agreement that is subject to the indemnification obligations under this Article 10, as applicable, only one recovery of Losses shall be allowed, and in no event shall there be any indemnification or duplication or recovery of Losses under different provisions of this Agreement, including without limitation, to the extent such Losses are taken into account and actually included in the calculation of the Adjustment Amount; provided that each Buyer Indemnified Party and Seller Indemnified Party may have separate and distinct Losses arising out of any particular set of facts, conditions or events.

(e) Notwithstanding anything in this Article 10 to the contrary and except for any Fraud on the part of any Seller Indemnified Party, recovery against the Indemnity Escrow Fund constitutes the Buyer Indemnified Parties’ sole and exclusive remedy following the Closing for any and all Losses under Section 10.2(a); provided, however, that the limitations set forth in this Section 10.4(e) shall not apply to Losses based on breaches of the Fundamental Representations, the Specified Representations or the representations and warranties set forth in Section 3.13. For Losses based on breach of any representations and warranties (other than the Fundamental Representations, the Specified Representations and the representations and warranties set forth in Section 3.13) and indemnifiable Losses pursuant to Section 10.2(a) arising thereunder, to the extent a monetary obligation or payment is due and owing by the Seller to any Buyer Indemnified Parties pursuant to this Article 10, the Buyer Indemnified Parties’ sole recourse for payment shall be against the Indemnity Escrow Fund until the Indemnity Escrow Fund is exhausted or has been fully and finally disbursed. For Losses based on breaches of the representations and warranties set forth in Section 3.4(b) (excluding clause (ii) thereof) and indemnifiable Losses pursuant to Section 10.2(a) arising thereunder, to the extent a monetary obligation or payment is due and owing by the Seller to any Buyer Indemnified Parties pursuant to this Article 10, the Buyer Indemnified Parties’ first recourse for payment shall be against the Indemnity Escrow Fund until the Indemnity Escrow Fund is exhausted or has been fully and finally disbursed. For any other indemnifiable Losses pursuant to Section 10.2, to the extent a monetary obligation or payment is due and owing by the Seller to any Buyer Indemnified Parties pursuant to this Article 10, the Buyer Indemnified Parties’ recourse for payment shall first be against Seller; provided, however, to the extent that Buyer Indemnified Parties’ have not asserted or are entitled to any indemnified Losses based on breach of any representations and warranties (other than the Fundamental Representations, the Specified Representations and the representations and warranties set forth in Section 3.13) and indemnifiable Losses pursuant to Section 10.2(a) arising thereunder after the date fifteen (15) months from the Closing Date, either Party may elect to have any indemnifiable Losses of Buyer Indemnified Parties from Seller or the Indemnity Escrow Fund.

(f) The right to indemnification or other remedy based on any of the representations, warranties, covenants or agreements in this Agreement shall not be affected by any investigation or audit conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or agreement; provided, however, that notwithstanding the foregoing or anything else to the contrary contained in this Agreement, neither Party shall be liable under this Article 10 for any Losses based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of the other Party contained in this Agreement if (i) the other Party had Knowledge of such inaccuracy or breach prior to the Closing and (ii) such other Party had the right to terminate this Agreement pursuant to Section 9.1 as a result of such breach or inaccuracy.

(g) Notwithstanding anything to the contrary in this Agreement, if there has been a breach of any representations and warranties contained in this Agreement for which any Person is entitled to indemnification under this Article 10, for the purposes of determining the breach of any representations and warranties and calculating the amount of any Losses in connection therewith, any dollar, materiality, material adverse effect, Material Adverse Effect or Buyer Material Adverse Effect qualifiers in such representations or warranties shall be disregarded.

(h) Except as otherwise expressly set forth herein, the Buyer and the Seller hereby waive any and all rights to rescind, reform, cancel, terminate, revoke or void this Agreement or any of the transactions contemplated hereby; provided, however, each Party shall have the right to specific performance and other equitable remedies available at law or equity (including injunctive relief) for the breach or failure of the other Party to perform its obligations required to be performed after the Closing.

Section 10.5 Claims Procedures.

(a) Promptly after receipt by any indemnified Person of notice of the commencement or assertion of any Claim or Legal Proceeding by a third party or circumstances which, with the lapse of time, such indemnified Person believes is likely to give rise to a Claim or Legal Proceeding by a third party or of facts causing any indemnified Person to believe it has a Claim for indemnification hereunder (an “Asserted Liability”), such indemnified Person will give prompt written notice thereof (the “Claim Notice”) to the relevant indemnifying Person; provided that in any event, such indemnified Person will give the Claim Notice to the indemnifying Person no later than sixty (60) days after becoming aware of such Asserted Liability. As long as the Claim Notice is given in accordance with Section 10.4(c), the failure to so notify the indemnifying Person will not relieve the indemnifying Person of its obligations or liability hereunder, except to the extent such failure prejudices the indemnifying Person. The Claim Notice will describe the Asserted Liability in reasonable detail, and will indicate the amount (estimated, if necessary) of the Loss that has been or may be suffered. The indemnified Person and the indemnifying Person agree to keep each other reasonably appraised of any additional information concerning any Asserted Liability.

(b) As to an Asserted Liability arising from a third-party action, if the indemnifying Party irrevocably admits its liability hereunder to fully indemnify, defend and hold harmless the indemnified Person(s), the indemnifying Person will be, subject to the limitations set forth in this Section 10.5, entitled to assume control of and appoint lead counsel for such defense only for as long as it conducts such defense with reasonable diligence. The indemnifying Person will keep the indemnified Persons advised of the status of such third-party action and the defense thereof on a reasonably current basis and will consider in good faith the recommendations made by the indemnified Persons with respect thereto. If the indemnifying Person assumes the control of the defense of any third-party action in accordance with the provisions of this Section 10.5, the indemnified Person will be entitled to participate in the defense of any such third-party action and to engage, at its expense, separate counsel of its choice for such purpose, it being understood, however, that the indemnifying Person will continue to control such defense; provided that notwithstanding the foregoing, the indemnifying Person will pay the reasonable costs and expenses of such defense (including reasonable attorneys’ fees) of the indemnified Persons if (x) the indemnified Person’s outside counsel will have reasonably concluded and advised in writing (with a copy to the indemnifying Person) that there are defenses available to such indemnified Person that are different from or additional to those available to the indemnifying Person, or (y) the indemnified Person’s outside counsel will have advised in writing (with a copy to the indemnifying Person) the indemnified Person that there is a conflict of interest that would make it inappropriate under applicable standards of professional conduct to have common counsel for the indemnifying Person and the indemnified Person. Notwithstanding the foregoing, the indemnifying Person will obtain the prior written consent of the indemnified Person before entering into any settlement, compromise, admission or acknowledgement of the validity of such Asserted Liability if the settlement requires an admission of guilt or wrongdoing on the part of the indemnified Person, subjects the indemnified Person to criminal liability, does not unconditionally release the indemnified Person from all liabilities and obligations with respect to such Asserted Liability or the settlement imposes injunctive or other equitable relief against, or any continuing obligation or payment requirement on, the indemnified Person or its Affiliates or, in the case of any Buyer Indemnified Party, would limit or impact the ownership or operation of the Company Business.

(c) Each Party will cooperate in the defense or prosecution of any Asserted Liability arising from a third-party action and will furnish or cause to be furnished such records, information and testimony (subject to any applicable confidentiality agreement and to the extent such cooperation would not be reasonably likely to violate any agreement binding on such Party or would be reasonably likely to result in the wavier of any legal privilege), and attend such conferences, discovery proceedings, hearings, trials or appeals as may be reasonably requested in connection therewith.

(d) In the case of a Claim not based upon a third party action (“Direct Claim”), the indemnifying Person shall have forty-five (45) days from its receipt of the Claim Notice to either (i) admit its obligation to provide indemnification or (ii) dispute the Claim for indemnification, and provide a written explanation for its position and supporting documentation. In the event that the indemnifying Person disputes a Claim Notice for a Direct Claim, the Parties, including appropriate management representatives, shall promptly seek to negotiate a resolution in good faith. If the Parties are unable to resolve the dispute within ninety (90) days after the indemnifying Person first receives the Claim Notice for a Direct Claim, then the indemnified Person may seek any remedy available to it under this Agreement. If the indemnifying Person fails to respond to the Claim Notice relating to a Direct Claim within such 45-day period, then the indemnifying Person shall be conclusively deemed to reject and dispute any obligation to provide indemnity for any and all costs and expenses relating to the Direct Claim referenced in the Claim Notice.

(e) With respect to any Direct Claims, the indemnifying Person shall pay an indemnification payment due under this Article 10 to the indemnified Person within five (5) Business Days after it is established (by final nonappealable court Order or agreement of the Parties) that the indemnified Person is entitled to such payment under this Article 10. If a Claim involves an undisputed and disputed portion, the indemnifying Person will promptly pay the undisputed portion, and the disputed portion will be paid as, if and when determined.

Section 10.6 Waiver of Remedies.

(a) THE PARTIES HEREBY AGREE THAT FROM AND AFTER THE CLOSING NO PARTY WILL HAVE ANY LIABILITY, AND NO PARTY WILL (AND EACH PARTY WILL CAUSE ITS RESPECTIVE AFFILIATES NOT TO) MAKE ANY CLAIM, FOR ANY LOSS OR ANY OTHER MATTER, UNDER, RELATING TO OR

ARISING OUT OF THIS AGREEMENT (INCLUDING BREACH OF REPRESENTATION, WARRANTY, COVENANT OR AGREEMENT) OR ANY OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE, EXCEPT FOR ANY ACTS OF FRAUD BY ANY PERSON OR ANY CLAIM FOR INDEMNIFICATION PURSUANT TO THIS ARTICLE 10, AND EXCEPT IN THE EVENT OF ANY ACTS OF FRAUD BY ANY PERSON, THIS ARTICLE 10 SETS FORTH THE SOLE AND EXCLUSIVE REMEDIES AVAILABLE TO THE PARTIES AND ANY OTHER PERSON ENTITLED TO INDEMNIFICATION HEREUNDER RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, SUBJECT TO SECTION 6.11, SECTION 6.16 AND SECTION 11.16.

(b) IN FURTHERANCE OF THE FOREGOING, EACH PARTY HEREBY WAIVES AND RELEASES FROM AND AFTER THE CLOSING, TO THE FULLEST EXTENT PERMITTED UNDER LAW, AND AGREES NOT TO SUE, FOR ANY AND ALL CLAIMS (OTHER THAN CLAIMS FOR EQUITABLE RELIEF RELATED TO THE BREACH OF ANY COVENANT OR AGREEMENT OF A PARTY CONTAINED IN THIS AGREEMENT REQUIRING PERFORMANCE AFTER THE CLOSING OR ANY ACTS OF FRAUD BY ANY PERSON) THE OTHER PARTY OR ANY OF ITS AFFILIATES, MAY HAVE AGAINST THE OTHER PARTY OR ANY OF ITS AFFILIATES, OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES, AGENTS OR ADVISORS RELATING TO OR ARISING FROM (I) THE TRANSACTION DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED THEREBY, OR (II) THE COMPANY BUSINESS, THE MEMBERSHIP INTERESTS, OR THE ASSETS OF THE ACQUIRED COMPANIES, INCLUDING THE COMPANY ASSETS, OR (III) ANY ACTIONS OR OMISSIONS BY ANY OFFICER, DIRECTOR OR EMPLOYEE OF THE ACQUIRED COMPANIES, THE SELLER OR ANY OF ITS AFFILIATES, IN SUCH PERSON’S CAPACITY AS SUCH, OR BY THE SELLER, IN ITS CAPACITY AS A MEMBER OF THE ACQUIRED COMPANIES PRIOR TO THE CLOSING, PROVIDED ANY SUCH ACTIONS WERE TAKEN OR OMISSIONS WERE AVOIDED, IN EACH CASE, IN GOOD FAITH, EXCEPT FOR ANY ACTS OF FRAUD BY ANY PERSON OR PURSUANT TO THE INDEMNIFICATION PROVISIONS SET FORTH IN THIS ARTICLE 10 AND REGARDLESS OF WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE AND WHETHER OR NOT ARISING FROM THE SELLER’S OR ANY OF ITS AFFILIATES’ SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT.

(c) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NO PARTY NOR ANY OF ITS AFFILIATES WILL BE LIABLE FOR THE FOLLOWING (“NON-REIMBURSABLE DAMAGES”): INDIRECT DAMAGES, SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL (UNLESS PROBABLE AND REASONABLY FORESEEABLE CONSEQUENCES OF THE RELEVANT BREACH OF THIS AGREEMENT) DAMAGES OR LOST PROFITS, WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE AND WHETHER OR NOT ARISING FROM THE OTHER PARTY’S OR ANY OF ITS AFFILIATES’ SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT UNDER OR IN CONNECTION WITH THIS AGREEMENT AND/OR THE

TRANSACTIONS CONTEMPLATED HEREBY AND EACH OF BUYER AND SELLER, FOR ITSELF AND ON BEHALF OF THEIR RESPECTIVE INDEMNIFIED PARTIES, RESPECTIVELY, HEREBY EXPRESSLY WAIVES ANY RIGHT TO INDIRECT DAMAGES, CONSEQUENTIAL DAMAGES, SPECIAL DAMAGES, EXEMPLARY DAMAGES, PUNITIVE DAMAGES OR LOST PROFITS UNDER OR IN CONNECTION WITH THIS AGREEMENT AND/OR THE TRANSACTIONS CONTEMPLATED HEREBY; PROVIDED, HOWEVER, THAT THIS SECTION 10.6(c) SHALL NOT LIMIT A PARTY’S RIGHT TO RECOVERY UNDER THIS ARTICLE 10 FOR ANY SUCH DAMAGES TO THE EXTENT SUCH PARTY IS REQUIRED TO PAY SUCH DAMAGES TO AN UNAFFILIATED THIRD PARTY IN CONNECTION WITH A MATTER FOR WHICH SUCH PARTY IS OTHERWISE ENTITLED TO INDEMNIFICATION UNDER THIS ARTICLE 10.

Section 10.7 Determination of Amount of Damages; Mitigation(a). The amount of any Losses for which indemnification is provided under this Article 10 will be limited to the Losses suffered by the indemnified Person and will be computed net of (i) any insurance or other proceeds actually received by the indemnified Person in connection with such Losses, (ii) any indemnity, contribution or other similar payment the indemnified Person actually received from any Person with respect to such Loss, and (iii) any other payment or monetary recoupment received, realized or retained by the indemnified Person as a result of the events giving rise to the Claim. Any indemnified Person that becomes aware of Losses for which it intends to seek indemnification hereunder will use commercially reasonable efforts to pursue claims and collect any amounts to which it may be entitled under insurance policies or from third parties (pursuant to indemnification agreements or otherwise) and will use commercially reasonable efforts to mitigate such Losses; provided that the indemnified Person will promptly notify either (i) the Seller, if such indemnified Person is the Buyer, or (ii) the Buyer, if such indemnified Person is the Seller, in each case, of any efforts to mitigate. If any third-party recovery or insurance recovery is realized after having previously received indemnity Claim proceeds hereunder, such indemnified Person will promptly tender to the respective indemnifying Person an amount equal to such third-party recovery or insurance recovery equal to the amount of the indemnity Claim proceeds paid by the indemnifying Person.

ARTICLE 11

MISCELLANEOUS

Section 11.1 Successors and Assigns. This Agreement (and all covenants, rights, obligations, and agreements created hereunder) will be binding upon, and inure to the benefit of, the Parties and their respective successors and permitted assigns. No Party will assign this Agreement or any part hereof without the prior written consent of the other Parties; provided, that, the Buyer may assign its right and obligations hereunder to an Affiliate without the consent of the Seller. Unless expressly agreed to in writing by the Parties, no permitted assignment of any Party’s rights or duties that is subject to the consent of the other Party shall relieve or release the assigning Party from the performance of such Party’s rights or obligations hereunder and such assigning Party shall be fully jointly and severally liable with such assignee to the other Party for the performance of all such rights and duties.

Section 11.2 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if received personally, by electronic transmission, by reputable national overnight courier service or by registered or certified mail (postage prepaid) to the Parties at the following addresses, as applicable:

If to the Buyer, to:	Black Diamond Gathering LLC 1001 Noble Energy Way Houston, Texas 77070 Telephone No.: (832) 639-7134 Email: John.Bookout@nblmidstream.com Attention: John F. Bookout, IV

with a copy to (which will not constitute notice):	Noble Midstream Partners LP 1001 Noble Energy Way Houston, Texas 77070 Telephone No.: (832) 639-7134 Email: John.Bookout@nblmidstream.com Attention: John F. Bookout, IV, Chief Financial Officer

with a copy to (which will not constitute notice):	Greenfield Midstream, LLC 14788 Heathrow Forest Parkway Houston, Texas 77032 Telephone No.: (713) 860-7047 Email: jham@greenfieldmidstream.com Attention: Jeremy Ham, Chief Executive Officer

with a copy to (which will not constitute notice):	Vinson & Elkins L.L.P. 1001 Fannin Street, Suite 2500 Houston, Texas 77002 Telephone No.: 713.758.3281 Email: bloocke@velaw.com Attention: Bryan E. Loocke

with a copy to (which will not constitute notice):	Reed Smith LLP 811 Main Street, Suite 1700 Houston, Texas 77002 Telephone No.: 713.469.3860 Email: gjohnson@reedsmith.com Attention: Gary C. Johnson

If to the Seller, to:	Saddle Butte Pipeline II, LLC 1900 16th Street, Suite 1550 Denver, Colorado 80202 Telephone No.: 303.446.7527 Email: DRatliff@sbpipeline.com Attention: David Ratliff with a copy to (which will not constitute notice):

Locke Lord LLP

600 Travis Street, Suite 2800

Houston, Texas 77002

Telephone No.: 713.226.1235

Email: kpeter@lockelord.com

Attention: Kevin Peter

Telephone No.: 713.226.1143

Email: bswanstrom@lockelord.com

Attention: H. William Swanstrom

or to such other address or addresses as the Parties may from time to time designate in writing. For purposes of any notice requirements hereunder, delivery shall have deemed to be made (i) on the date actually received if delivered personally or by mail or overnight courier or (ii) if sent by facsimile transmission or electronic mail, on the date of confirmed delivery (except that automatic confirmations shall not be deemed to be confirmed delivery) if delivered before 5:00 P.M. Central Time on any Business Day at the place of receipt or the next succeeding Business Day if confirmed delivery (except that automatic confirmations shall not be deemed to be confirmed delivery) is after 5:00 P.M. Central Time on any Business Day or during any non-Business Day at the place of receipt.

Section 11.3 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be considered an original, but all of which together will constitute one and the same instrument. Any facsimile or .pdf copies hereof or signature hereon shall, for all purposes, be deemed originals.

Section 11.4 Rights. The failure of a Party to exercise any right granted hereunder will not impair nor be deemed a waiver of such Party’s privilege of exercising that right at any subsequent time or times, except as expressly provided herein.

Section 11.5 Amendments. This Agreement may not be amended or modified in any manner except by a written document signed by the Parties that expressly amends this Agreement. Notwithstanding anything to the contrary contained herein, this Section 11.5, Section 11.7, Section 11.8, Section 11.19 and Section 11.20 (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of such sections) may not be amended, supplemented, waived or otherwise modified in any manner that impacts or is otherwise adverse in any respect to the Financing Sources without the prior written consent of the Financing Sources.

Section 11.6 No Waiver. No waiver by a Party of any of the provisions of this Agreement will be deemed or will constitute a waiver of any other provision hereof (whether or not similar), nor will such waiver constitute a continuing waiver unless expressly provided. No waiver will be effective unless made in writing and signed by the Party to be charged with such waiver.

Section 11.7 Governing Law; Jurisdiction.

(a) SUBJECT TO SECTION 11.7(e), THIS AGREEMENT WILL BE GOVERNED BY, CONSTRUED, AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO CHOICE OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

(b) SUBJECT TO SECTION 11.7(e), EACH PARTY AGREES THAT THE APPROPRIATE, EXCLUSIVE AND CONVENIENT FORUM FOR ANY DISPUTES BETWEEN ANY OF THE PARTIES ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY WILL BE IN ANY STATE OR FEDERAL COURT IN HOUSTON, TEXAS, AND EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS SOLELY IN RESPECT OF ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. THE PARTIES FURTHER AGREE THAT THE PARTIES WILL NOT BRING SUIT WITH RESPECT TO ANY DISPUTES ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY COURT OR JURISDICTION OTHER THAN THE ABOVE SPECIFIED COURTS. EACH PARTY AGREES THAT A JUDGMENT IN ANY SUCH DISPUTE MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTWITHSTANDING THE FOREGOING, THE BUYER SHALL BE ENTITLED TO ENFORCE THE PROVISIONS OF SECTION 6.9 IN ANY COURT OF COMPETENT JURISDICTION.

(c) To the extent that any Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such Party hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement, and (ii) submits to the personal jurisdiction of any court described in Section 11.7(b) or Section 11.7(e), as applicable.

(d) Each Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Legal Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any court referred to in Section 11.7(b) or Section 11.7(e), as applicable. Each of the Parties hereby irrevocably waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Legal Proceeding in any such court.

(e) Any dispute involving any Financing Source in any way relating to this Agreement will be governed by the Laws of the State of New York, without giving effect to any conflicts of law principles (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any other jurisdiction. Notwithstanding the foregoing, each of the Parties agrees that it will not bring or support, or permit any of its Affiliates to bring or support, any Legal Proceeding, whether in law or in equity, whether in contract or tort or otherwise, against any Financing Source in any way relating to this Agreement in any forum other than the Supreme Court of the State of New York, County of New York or, if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and the appellate courts thereof), and that the provisions of Section 11.8 relating to the wavier of jury trial shall apply to any such Legal Proceeding.

Section 11.8 Jury Waiver. TO THE EXTENT NOT PROHIBITED BY LAW THAT CANNOT BE WAIVED, EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, THE RIGHT TO A JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 11.8 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

Section 11.9 No Third-Party Beneficiaries. Except for the Persons indemnified hereunder including Section 6.16 and Article 10 and except as otherwise provided in this Agreement, this Agreement is for the sole benefit of the Parties and will not inure to the benefit of any other Person whomsoever or whatsoever, it being the intention of the Parties that no third Person will be deemed a third-party beneficiary to this Agreement; provided, that, (a) the Financing Sources shall be third-party beneficiaries of Section 11.7, Section 11.8, this Section 11.9 and Section 11.20 (each of such sections shall expressly inure to the benefit of the Financing Sources and the Financing Sources shall be entitled to rely on and enforce the provisions of such Sections). Notwithstanding the foregoing, subject to Section 11.5, the Parties reserve the right to amend, modify, terminate, supplement, or waive any provision of this Agreement or this entire Agreement without the consent or approval of any other Person (including any indemnified Person).

Section 11.10 Further Assurances. Subject to the terms and conditions set forth in this Agreement, each Party will take such acts and execute and deliver such documents as may be reasonably required to effectuate the purposes of this Agreement; provided, however, that no such act or document shall increase a Party’s liabilities or obligations, or decrease its rights or benefits, under this Agreement or any other Transaction Document.

Section 11.11 Expenses. Except as otherwise expressly provided herein, each Party will bear its own expenses incurred in connection with this Agreement and the transactions contemplated hereby whether or not such transactions will be consummated, including all fees of its legal counsel, financial advisers, accountants and other Representatives.

Section 11.12 Entire Agreement. This Agreement (together with the Schedules and Exhibits attached hereto), the Confidentiality Agreement, and the other Transaction Documents, constitute the entire agreement among the Parties and supersede any other agreements, whether written or oral, that may have been made or entered into by the Parties or any of their respective Affiliates relating to the transactions contemplated hereby and thereby. The Parties have voluntarily agreed to define their rights, liabilities and obligations respecting the sale and purchase of the Membership Interests exclusively in contract pursuant to the express terms and provisions of this Agreement. The Parties expressly disclaim they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement, and each acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiation.

Section 11.13 Schedules. Unless the context otherwise requires, all capitalized terms used on the Schedules will have the respective meanings assigned in this Agreement. No reference to or disclosure of any item or other matter on the Schedules will be construed as an admission, acknowledgment, or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed on the Schedules. No disclosure on the Schedules relating to any possible breach or violation of any agreement, Law or Governmental Authorization will be construed as an admission or indication that any such breach or violation exists or has actually occurred. The disclosure of any fact or item in any Schedule shall, should the existence of such fact or item be relevant to any other Schedules, be deemed to be disclosed with respect to that other Schedule to the extent the relevance of such disclosure to such other section is reasonably apparent on the face of such disclosure.

Section 11.14 Headings. The table of contents, headings and captions in this Agreement have been inserted for convenience of reference only and will not define or limit any of the terms and provisions hereof.

Section 11.15 Rights and Remedies. Except as otherwise provided in this Agreement, each Party reserves to itself all rights, counterclaims, other remedies, and defenses to which such Party is or may be entitled arising from or out of this Agreement or as otherwise provided by Law.

Section 11.16 Specific Performance. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event that the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party will be entitled, subject to compliance with Section 11.7, to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the provisions of this Agreement in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled under this Agreement.

Section 11.17 No Inducements. No director, employee, or agent of any Party will give or receive any commission, fee, rebate, gift or entertainment of significant cost or value in connection with this Agreement.

Section 11.18 No Partnership. This Agreement does not give rise now or in the future to an agency or partnership relationship among the Seller and its Affiliates, on one hand, and the Buyer and its Affiliates, on the other hand. It is not the intention of the Parties to form, and nothing in this Agreement shall be construed as forming, a partnership or joint venture among the Buyer and the Seller. Each Party agrees that the Seller, on one hand, and the Buyer, on the other hand, have not been, are not will not be a fiduciary, partner or joint venturer to the other or to any of the Buyer’s or the Seller’s Affiliates, as applicable, and each Party agrees not to assert that the Seller, on one hand, and the Buyer, on the other hand, have ever acted as a fiduciary with respect to any aspect of the activities contemplated herein. Except in the case of Fraud by and Person, each Party agrees not to assert that (a) it did not understand, (b) it mistakenly signed, (c) it signed under duress or coercion, (d) it lacks mental or other capacity, (e) one Party has discriminated against the other Party in any way or (f) it has made any representations or has any understanding or agreement other than as set forth in this Agreement, which fully recites all agreements between the Parties.

Section 11.19 Conflict Waiver; Attorney-Client Privilege. Each of the Parties acknowledges and agrees, on its own behalf and on behalf of its directors, managers, members, shareholders, partners, officers, employees and Affiliates, that:

(a) Locke Lord LLP has acted as counsel to the Seller and its Affiliates (individually and collectively, the “Seller Group”), and the Acquired Companies in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. The Buyer agrees, and shall cause the Acquired Companies to agree, that, following consummation of the transactions contemplated hereby, such representation and any prior representation of the Acquired Companies by Locke Lord LLP (or any successor) (the “Seller Group Law Firm”) shall not preclude the Seller Group Law Firm from serving as counsel to the Seller Group or any director, member, shareholder, partner, officer or employee of the Seller Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated hereby.

(b) The Buyer shall not, and shall cause the Acquired Companies not to, seek or have the Seller Group Law Firm disqualified from any representation of the Seller in connection with the negotiation or consummation of this Agreement or the transactions contemplated hereby based upon the prior representation of the Acquired Companies by the Seller Group Law Firm. Each of the Parties hereby consents thereto and waives any conflict of interest arising from such prior representation in connection with the negotiation or consummation of this Agreement or the transactions contemplated hereby, and each of such parties shall cause any of its Affiliates to consent to waive any conflict of interest arising from such representation. Each of the Parties acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the Parties have consulted with counsel or have been advised they should do so in connection herewith. The covenants, consent and waiver contained in this Section 11.19 shall not be deemed exclusive of any other rights to which the Seller Group Law Firm is entitled whether pursuant to law, contract or otherwise.

(c) All communications between the Seller Group or the Acquired Companies, on the one hand, and the Seller Group Law Firm, on the other hand, relating to the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (the “Privileged Communications”) shall be deemed to be attorney-client privileged and the expectation of client confidence relating thereto shall belong solely to the Seller Group and shall not pass to or be claimed by the Buyer or the Acquired

Companies. Accordingly, the Buyer and the Acquired Companies shall not have access to any Privileged Communications or to the files of the Seller Group Law Firm relating to the negotiation or consummation of this Agreement or the transactions contemplated hereby from and after the Closing. Without limiting the generality of the foregoing, from and after the Closing, (i) the Seller Group (and not the Buyer or the Acquired Companies) shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of the Buyer or the Acquired Companies shall be a holder thereof, (ii) to the extent that files of the Seller Group Law Firm in respect of such engagement constitute property of the client, only the Seller Group (and neither the Buyer nor the Acquired Companies) shall hold such property rights and (iii) Seller Group Law Firm shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Buyer or the Acquired Companies by reason of any attorney-client relationship between the Seller Group Law Firm and the Acquired Companies or otherwise. Notwithstanding the foregoing, in the event that a dispute arises between the Buyer or its Affiliates (including the Acquired Companies), on the one hand, and a third party other than any of the Seller Group, on the other hand, the Buyer and its Affiliates (including the Acquired Companies) may assert the attorney-client privilege to prevent disclosure of Privileged Communications to such third party. In the event that the Buyer or any of its Affiliates (including any of the Acquired Companies) is legally required by an Order or otherwise legally required to access or obtain a copy of all or a portion of the Privileged Communications, to the extent (x) permitted by applicable Law, and (y) advisable in the written opinion of the Buyer’s counsel, then the Buyer shall immediately (and, in any event, within five (5) Business Days) notify the Seller in writing so that the Seller can seek a protective order.

(d) This Section is intended for the benefit of, and shall be enforceable by, the Seller Group Law Firm. This Section 11.19 shall be irrevocable, and no term of this Section 11.19 may be amended, waived or modified, without the prior written consent of the Seller Group Law Firm.

Section 11.20 Non-Recourse. Except in connection with any acts or omissions of Fraud or fraudulent conveyance, this Agreement may only be enforced against, and any claim or cause of action based upon, arising under, out of, or in connection with, or related in any manner to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as Parties in the preamble of this Agreement (the “Contracting Parties”) and then only with respect to the specific obligations set forth herein with respect to such Contracting Party. Except in connection with any acts or omissions of Fraud or fraudulent conveyance, no Person that is not a Contracting Party, including any past, present or future Representative or Affiliate of any Contracting Party or any Affiliate of any of the foregoing (each, a “Nonparty Affiliate”), shall have any liability (whether in contract, tort, at law or in equity, or granted by statute or otherwise) for any claims, causes or action or other obligations or liabilities arising under, out of, or in connection with, or related in any manner to this Agreement or the transactions contemplated hereby, or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance or breach. To the maximum extent permitted by applicable Law, except in connection with any acts or omissions of Fraud or fraudulent conveyance, (a) each Contracting Party hereby waives and releases all such liabilities, claims, causes of action and other obligations and liabilities against any such Nonparty Affiliates, (b) each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of a Contracting Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise, and (c) each Contracting Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.

Section 11.21 Seller Release. Effective upon the Closing, the Seller agrees, and shall cause each of its Subsidiaries to agree, that under no circumstance shall the Seller or any of its Subsidiaries bring any Legal Proceeding against any Acquired Company or any of its officers, managers, directors or employees arising out of any breach of the representations and warranties or covenants made by the Seller under this Agreement (including representations and warranties and/or covenants made in respect of the Acquired Companies). The Seller understands and hereby agrees, and shall cause each of its Subsidiaries to agree, that the release under this Section 11.21 shall remain effective in all respects notwithstanding the existence of additional or different facts and legal theories or the discovery of those additional or different facts or legal theories.

Section 11.22 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any Party under this Agreement will not be materially and adversely affected thereby, then (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by each Party as of the date first above written.

SELLER:

SADDLE BUTTE PIPELINE II, LLC

By:	/s/ David Ratliff
Name:	David Ratliff
Title:	Chief Executive Officer

Signature Page to

Membership Interest Purchase and Sale Agreement

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by each Party as of the date first above written.

BUYER:

BLACK DIAMOND GATHERING LLC

By:	/s/ John F. Bookout, IV
Name:	John F. Bookout, IV
Title:	Authorized Person

Signature Page to

Membership Interest Purchase and Sale Agreement

Exhibit A

Calculation of Adjustment Amount

This Exhibit A (this “Exhibit”) sets forth the methods, definitions and accounting principles for calculating the Adjustment Amount for purposes of both determining the Adjusted Purchase Price and any post-Closing adjustments to the Purchase Price as set forth in Section 2.3 of the Membership Interest Purchase and Sale Agreement (the “Agreement”), dated as of December 12, 2017, by and between Black Diamond Gathering LLC, a Delaware limited liability company (the “Buyer”), and Saddle Butte Pipeline II, LLC, Delaware limited liability company (the “Seller”), to which this Exhibit is attached. Capitalized terms used in this Exhibit but not defined herein shall have the meanings ascribed to such terms in the Agreement.

Section 1.1 Calculation of Adjustment Amount.

(a) The “Adjustment Amount” is an amount of Dollars (expressed as a positive or a negative number, as applicable) equal to:

(i) the Effective Time NWC Adjustment Amount; minus

(ii) the Post-Effective Time Indebtedness Payments; minus

(iii) the Company Transaction Expense Amount; plus

(iv) the Post-Effective Time Capital Contributions; minus

(v) the Distribution Amount; minus

(vi) the CapEx Adjustment Amount; and minus

(vii) any other reductions to the Unadjusted Purchase Price expressly provided herein, including any under Section 6.11.

(b) All calculations performed in this Section 1.1 of this Exhibit will be made in accordance with the accounting principles set forth in Section 1.2 of this Exhibit and utilize the form of Settlement Statement set forth in Section 1.3 of this Exhibit. All estimated amounts referenced in the following defined terms shall be determined in accordance with Section 2.3 of the Agreement. As used herein, the following terms will have the following meanings:

(i) “CapEx Adjustment Amount” means

(A) if the Capital Expenditures incurred by the Acquired Companies as of the Effective Time for the operations and capital projects associated with the Capital Expenditures described in the column titled “Amount Accrued for 11/30/17 (NOT WIP)” on Schedule 3.24 are less than the amount of such Capital Expenditures set forth in the column titled “Approx. Spent by Dec. 1, 2017 WIP” on Schedule 3.24, the amount, if any, of such shortfall; plus;

(B) if the Capital Expenditures incurred by the Acquired Companies between the Effective Time and the Closing Date for the operations and capital projects associated with the Capital Expenditures described in the column titled “Description” on Schedule 3.24 exceed the amount of such Capital Expenditures set forth in the column titled “Approx. Spend by March 1, 2017 WIP” on Schedule 3.24, the amount, if any, of such excess.

(ii) “Capital Expenditures” means capital expenditures with respect to the Company Assets made by any Acquired Company in furtherance of construction, connection, development, completion, expansion, repair or maintenance of the Company Assets.

(iii) “Company Transaction Expense Amount” means the aggregate amount of all Transaction Expenses that remain unpaid immediately prior to the Closing.

(iv) “Current Assets” means total current assets of the Acquired Companies as of the Effective Time, including cash and cash equivalents, deposits and prepaid expenses, revenue receivables, other receivables and accrued income that are reasonably expected to be realized prior to the date 120 days after the Closing Date in cash or sold or consumed in the Ordinary Course of Business; provided that “Current Assets” shall not include (A) any Tax assets, (B) any prepaid expenses that do not relate to corresponding obligations of the Acquired Companies after the Closing, including any prepaid insurance amounts or (C) any linefill or hydrocarbon inventories.

(v) “Current Liabilities” means total current liabilities of the Acquired Companies as of the Effective Time, including trade account payables, construction billings and accrued liabilities that are reasonably expected to become due within one year after the Closing Date for known obligations; provided that “Current Liabilities” shall not include (A) any Income Tax liabilities, (B) any of the Indebtedness of the Acquired Companies, including the Indebtedness described in Schedule 3.3 to the Agreement, or (C) any Transaction Expenses.

(vi) “Distribution Amount” means the aggregate amount, if any, of all Distributions made, incurred or occurred after the Effective Time but prior to the Closing by the Acquired Companies to any Person (other than any other Acquired Company).

(vii) “Distributions” means any of the following: (i) any dividend or distribution of profits or assets declared, paid or made (whether actual or deemed) by any Acquired Company other than to another Acquired Company, (ii) any payments made or agreed to be made by any Acquired Company to the Seller or any of its Affiliates in respect of any share capital, loan capital or other Securities of any Acquired Company being issued, redeemed, purchased or repaid, or any other return of capital, (iii) any payments made (or future benefits granted) to (or assets transferred or surrendered to, or liabilities assumed, indemnified, or incurred for the benefit of) the Seller or any of its Affiliates or for the direct or indirect benefit of any of them by any Acquired Company, (iv) any guarantee, indemnity or security provided by any Acquired Company in respect of the obligations of the Seller or any of its Affiliates, (v) the waiver, release, deferral or discount by any Acquired Company of any amount owed to that Acquired Company by the Seller or any of its Affiliates, (vi) the agreement or understanding by any Acquired Company to do any of the matters set out above, and (vii) any fees, costs or Taxes becoming payable by the Acquired Companies and/or any of their Subsidiaries as a consequence of any of the foregoing matters.

(viii) “Effective Time” means 12:01 A.M. Mountain Time on December 1, 2017.

(ix) “Effective Time Net Working Capital” means, an amount of Dollars (expressed as a positive or negative number, as applicable) equal to (A) Current Assets of the Acquired Companies as of the Effective Time minus (B) Current Liabilities of the Acquired Companies as of the Effective Time.

(x) “Effective Time NWC Adjustment Amount” means an amount of Dollars (expressed as a positive or negative number, as applicable) equal to the positive or negative amount by which the Effective Time Net Working Capital is greater than or less than the Target NWC.

(xi) “Post-Effective Time Capital Contributions” means any and all (A) cash capital contributions made after the Effective Time and prior to the Closing to any Acquired Companies by the Seller and (B) any Indebtedness for borrowed money incurred by and payed to the Acquired Companies on or after the Effective Time, but excluding the Post-Effective Time Indebtedness Payments.

(xii) “Post-Effective Time Indebtedness Payment” means the aggregate amount of all Indebtedness of the Acquired Companies (including any fees, penalties, premiums or accrued and unpaid interest, costs or expenses attributable thereto or accrued thereon) paid by any Acquired Company prior to the Closing but excluding any Indebtedness paid by or on behalf of the Seller at the Closing from the proceeds of the Adjusted Purchase Price.

(xiii) “Target NWC” means $0.

(xiv) “Transaction Expenses” means the amounts payable by the Seller, the Acquired Companies or any of their respective Affiliates for all out-of-pocket costs and expenses incurred in connection with the transactions contemplated by this Agreement, including (A) all fees and expenses for legal counsel, investment bankers, accounting firms, and other professional advisors, (B) any retention, bonus or similar compensatory amounts payable to any employees or service providers of the Acquired Companies that become payable by any Acquired Company pursuant to an agreement with such Acquired Company, the Seller or any of their respective Affiliates solely as a result of the consummation of the transactions contemplated hereby (C) any and all costs and expenses incurred by the Acquired Companies in connection with the cure or attempted cure of any breaches of this Agreement or any other Transaction Document, and (D) fifty percent (50%) of the premium of the D&O Policy.

Section 1.2 Accounting Principles.

The calculations contemplated by this Exhibit shall be prepared in accordance with GAAP, except as otherwise set forth in the Agreement. All amounts are denominated in US dollars.

Section 1.3 Preliminary Settlement Statement and Post-Closing Settlement Statement.

The form of Settlement Statement follows on the next page.

FORM OF SETTLEMENT STATEMENT

Closing Amount Calculation
Unadjusted Purchase Price	$	•
Estimated Adjustment Amount	$	•
Indemnity Escrow Amount	$	•
Deposit	$	•

Closing Amount	$	•

Adjustment Amount Calculation
Effective Time NWC Adjustment Amount	$	•
Post-Effective Time Indebtedness Payment	$	•
Company Transaction Expense Amount	$	•
Post-Effective Time Capital Contributions	$	•
Distribution Amount	$	•
CapEx Adjustment Amount	$	•

Adjustment Amount	$	•

Difference between Estimated Adjustment Amount and Adjustment Amount
Estimated Adjustment Amount	$	•
Adjustment Amount	$	•

Difference	$	•

CapEx Adjustment Amount Calculation
Capital Expenditures (Aggregate)	$	•

CapEx Adjustment Amount	$	•

Effective Time Net Working Capital Calculation
Current Assets	$	•
Current Liabilities	$	•

Effective Time Net Working Capital	$	•

Effective Time NWC Adjustment Amount (Difference between Effective Time Net Working Capital and Target NWC)
Effective Time Net Working Capital	$	•
Target NWC	$	•

Effective Time NWC Adjustment Amount	$	•

Post-Effective Time Indebtedness Payments
Indebtedness	$	•

Post-Effective Time Indebtedness Payments	$	•

Company Transaction Expense Amount
Transaction Expenses	$	•

Company Transaction Expense Amount	$	•

Notes

[•]

Exhibit B

Escrow Agreement

Exhibit C

Form of Assignment Agreement

Exhibit D

Form of Transition Services Agreement

Exhibit E

Personal Property